UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ⌧
Filed by a Party other than the Registrant ◻
Check the appropriate box:
⌧	Preliminary Proxy Statement
◻	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
◻	Definitive Proxy Statement
◻	Definitive Additional Materials
◻	Soliciting Material under §240.14a-12

AbbVie Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
⌧ No fee required.
◻ Fee paid previously with preliminary materials.
◻ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

Notice of 2023 Annual Meeting of Stockholders

To the stockholders of our company:

You are cordially invited to attend the 2023 Annual Meeting of Stockholders to be held on May 5, 2023, where we will be voting on the below matters. You will be able to attend the Annual Meeting, vote, and submit questions via live webcast by visiting www.virtualshareholdermeeting.com/ABBV2023.

Items of business

●	To elect three directors to hold office until the 2026 Annual Meeting or until their successors are elected.
●	To ratify the appointment of Ernst & Young LLP as AbbVie’s independent registered public accounting firm for 2023.
●	To vote on an advisory basis on the approval of executive compensation.
●	To vote on a management proposal to eliminate supermajority voting.
●	To consider any other matters that may properly come before the meeting, including four stockholder proposals, if presented during the meeting.

Your vote is important.
Please vote promptly using one of the methods mentioned below:

Internet
Visit www.proxyvote.com to vote online.

Mail
Sign and return your proxy card in the enclosed envelope if you received a printed version of the proxy card.

Telephone
Call toll-free 1-800-690-6903 in the U.S. and Canada.

At the virtual meeting
To be admitted to the virtual meeting, you must enter the control number found on your proxy card, voting instructions form, or notice you received.

The Annual Meeting of Stockholders of AbbVie Inc. (the “Annual Meeting”) will be held on Friday, May 5, 2023 at 9:00 a.m. CT. This year’s Annual Meeting will be a virtual meeting of stockholders.

DATE AND TIME: Friday, May 5, 2023 9:00 a.m. CT	WHERE: Via live webcast online at www.virtualshareholdermeeting.com/ABBV2023.	ADMISSION: Stockholders of record at the close of business on March 6, 2023 are entitled to notice of and to vote at the annual meeting.
Thank you for your continued support of and interest in the company.
By Order of the Board of Directors,

Perry C. Siatis
Secretary March __, 2023

\

PROXY SUMMARY

About the Meeting

The accompanying proxy is solicited on behalf of the Board of Directors for use at the Annual Meeting of Stockholders. This summary highlights selected information in the proxy statement. Please review the entire proxy statement and the AbbVie 2022 Annual Report before voting. The voting items expected to be proposed at the meeting are listed below along with the board’s voting recommendations.

2023 Annual Meeting of Stockholders Information
Date and Time: Friday, May 5, 2023 at 9:00 a.m. CT
Place: Via live webcast online at www.virtualshareholdermeeting.com/ABBV2023
Record Date: March 6, 2023

Proposal 1: Election of Directors			FOR Each Nominee
Robert J. Alpern	Melody B. Meyer	Frederick H. Waddell

Each of the nominees has the skills and experience necessary to fulfill his or her oversight role with respect to AbbVie’s business and culture. See pages 13-18 for more information about the qualifications of our directors.

Proposal 2: Ratification of Independent Auditor			FOR

Ernst & Young LLP has served as our independent auditor since 2013. The board and the audit committee believe it is in the best interests of the company and its stockholders to retain Ernst & Young LLP as the company’s independent auditor. See page 71 for more information.

Proposal 3: Say on Pay – Advisory Vote on Executive Compensation			FOR

AbbVie’s compensation program aligns executive interests with the drivers of long-term, sustainable growth. Our program balances short- and long-term strategic objectives and directly links compensation to stockholder value. See pages 31-70 for more information.

Proposal 4: Management Proposal to Eliminate Supermajority Voting			FOR
AbbVie is again seeking stockholder approval to eliminate supermajority voting thresholds in our charter and by-laws. See pages 75-76 for more information.

Stockholder Proposals

Proposal 5:	Stockholder Proposal on Simple Majority Vote		AGAINST

Proposal 6:	Stockholder Proposal on Political Spending		AGAINST

Proposal 7:	Stockholder Proposal on Lobbying		AGAINST

Proposal 8:	Stockholder Proposal on Patent Process		AGAINST

2023 Proxy Statement     |         1

PROXY SUMMARY

Who We Are

~ 50,000 employees worldwide	In more than 70 countries, AbbVie employees are working every day to advance health solutions for people around the world.

AbbVie is a global, research-based biopharmaceutical company. Since our inception in 2013, we have focused on taking on tough health challenges to make a real difference in people’s lives. In the past 10 years, we’ve invested $55 billion to research, develop, and discover new medicines and solutions. We target diseases with significant unmet need where we can improve the standard of care with innovative new therapies. We are constantly working to create solutions that go beyond treating the illness to have a positive impact on patients’ lives, on societies, and on science itself.

Over the last decade, we have expanded to approximately 50,000 employees who are focused every day on making a remarkable impact that lasts. Globally, our employees represent diverse backgrounds and perspectives, and our company values treating everyone equally, with dignity and respect, which we believe allows us to achieve our best.

At AbbVie, we care deeply for patients and customers, their families, our employees, and our communities. We strive to do the right thing, pursuing the highest standards in quality, compliance, safety, and performance.

Our products help patients in over 175 countries around the world. We have a comprehensive product portfolio that has leadership positions in key therapeutic areas of immunology, hematologic oncology, neuroscience, aesthetics, and eye care.

Our commitment to health does not stop with our medicines. Each day, we work to deliver sustainable solutions that improve the health of our business and the health of humankind.

Launched in 2013

Millions of patient lives touched

AbbVie’s Principles are foundational:

Transforming Lives

We inspire hope and transform lives every day. We make decisions based on our deep caring and compassion for people, delivering a lasting impact to our patients, their families, our employees and the community.

Acting with Integrity

We strive to always do the right thing. With uncompromising integrity at the heart of everything we do, we pursue the highest standards in quality, compliance, safety and performance.

Driving Innovation We innovate relentlessly in everything we do to tackle unmet needs. We invest in the discovery and development of new medicines and healthcare approaches for a healthier world.

Embracing Diversity & Inclusion

We treat everyone equally, with dignity and respect. Around the world, our employees embrace diverse backgrounds and perspectives, which allows us all to achieve our best.

Serving the Community We are proud to serve and support the community and do our part to protect the environment. We make a remarkable impact that's felt within healthcare and beyond.

2         |     2023 Proxy Statement

PROXY SUMMARY

Our Business Performance

AbbVie has delivered robust financial results since our launch in 2013

Adjusted Net Revenues	TSR	Adjusted Diluted EPS
+13.4%	+613%	+18.8%
compound annual growth rate*	10-year total stockholder return	compound annual growth rate*

Adjusted R&D Investment	Approvals	Development Pipeline
$55BN	25	>80
cumulative since inception**	major product or indication approvals	active clinical and device programs***

Market Capitalization Increase	Quarterly Dividend Increase
+$232BN	+270%

The measures set forth in this table were calculated as of 12/31/2022.

*  Net revenues and diluted earnings per share are adjusted to exclude certain specified items and are non-GAAP measures, which are reconciled in Appendix B.

** Adjusted R&D investment reflects adjusted non-GAAP R&D expense, acquired IPR&D and milestones expense, and Calico collaboration expense and is a non-GAAP measure, which is reconciled in Appendix B.

*** In development individually or under collaboration or license agreements.

added significant stockholder value	raised to $1.48 per share from $0.40 per share at inception

AbbVie has demonstrated strong financial execution with a double-digit compound annual growth rate (CAGR) for both adjusted net revenues and adjusted diluted earnings per share (EPS) as an independent company.

Adjusted Net Revenues*	Adjusted EPS*

*Net revenues and diluted earnings per share are adjusted to exclude certain specified items and are non-GAAP measures, which are reconciled in Appendix B.

2023 Proxy Statement     |         3

PROXY SUMMARY

2022 Highlights

Strong operational execution

●	Net revenues of $58.1BN, an increase of 3.3% on a reported basis and 5.1% operationally.
●	Delivered operating margin of 31.2% on a GAAP basis or 52.0% of net revenues on an adjusted basis.
●	Reported diluted EPS of $6.63 on a GAAP basis and adjusted diluted EPS of $13.77, up 16.4%.
●	Generated operating cash flow of $24.9BN.

Advancing new medicines with an innovative R&D pipeline

●	Achieved regulatory approvals for several new products or major indications, including Skyrizi for the treatment of adults with moderately to severely active Crohn’s disease (CD), Rinvoq for the treatment of adults with moderately to severely active ulcerative colitis who have had an inadequate response or intolerance to one or more tumor necrosis factor blockers, and Vraylar as an adjunctive therapy to antidepressants for the treatment of major depressive disorder in adults.
●	Submitted regulatory applications for additional key development programs, including Rinvoq for the treatment of adult patients with moderately to severely active CD, epcoritamab for the treatment of adult patients with relapsed/refractory large B-cell lymphoma, and ABBV-951 for the treatment of motor fluctuations in patients with advanced Parkinson’s disease.

Total Stockholder Return (TSR)

AbbVie has a track record of robust total stockholder returns. Since inception, AbbVie’s TSR ranks in the top tier of its named peers and surpasses the cumulative total returns of the Standard & Poor’s 500 Index and the NYSE Arca Pharmaceutical Index, as shown in the tables below.

1-Year	3-Year	5-Year	10-Year
+24%	+110%	+111%	+613%

AbbVie’s Relative TSR Performance
Versus Peer Group (Multi-Year)	Versus Select Indices (10-Year)
2022

3rd place out of 10

3 Years

2nd place out of 10

5 Years

3rd place out of 10

10 Years

2nd place out of 10

AbbVie’s peer group above includes: Amgen, Inc; Bristol-Myers Squibb Company; Eli Lilly and Company; Gilead Sciences, Inc.; GlaxoSmithKline plc; Johnson & Johnson; Merck & Company, Inc; Novartis AG; and Pfizer Inc. TSR measured as of 12/31/22.

4         |     2023 Proxy Statement

PROXY SUMMARY

Our Governance Highlights

Our board of directors is committed to strong corporate governance tailored to meet the needs of AbbVie and its stockholders to enhance long-term stockholder value. Each year, AbbVie completes a robust investor engagement program with governance investment teams. Our engagements in 2022 included discussions on (1) AbbVie’s environmental, social, and governance (ESG) strategy and initiatives, (2) AbbVie’s equity, equality, diversity, and inclusion programs and disclosures, (3) AbbVie’s processes and disclosures related to its political expenditures and lobbying activities, (4) AbbVie’s executive compensation programs, and (5) AbbVie’s board composition and leadership structure, including the responsibilities of our lead independent director. AbbVie also engages each year with each of its stockholders who submit proposals for the annual meeting.

Each year, the board reviews feedback from our investor engagements and discusses opportunities to improve AbbVie’s governance practices. The following chart summarizes some of the governance practices that the board has adopted over the past several years as a result of dialogue with our stockholders:

Topic:	Actions taken by our board:
Stockholder Voting Rights

approved a management proposal to eliminate supermajority voting (Item 4) to seek stockholder approval to amend the company’s Amended and Restated Certificate of Incorporation to provide for a simple majority of shares outstanding for all provisions previously subject to a supermajority provision and previously submitted the same proposal from 2018 to 2022 as well as a declassification management proposal from 2016 to 2018

Proxy Access	approved and implemented in 2016 a proxy access by-law provision, as further detailed in the company’s By-Laws
Lead Independent Director Role

increased disclosures in this proxy statement on board leadership structure, including specific factors the board considers when assessing the current structure significantly expanded disclosure on the lead independent director responsibilities in the 2019 and 2018 proxy statements, to better inform our stockholders on the robust leadership that the role provides appointed the lead independent director to all committees in 2019, further strengthening his active leadership role

Board Skills Disclosure	updated our director biographies in this proxy statement to include additional skills of interest to our stockholders, such as cybersecurity experience shared our board skills matrix beginning in 2016
Environmental, Social, and Governance (ESG) Disclosures

increased our disclosures on board risk oversight in this proxy statement enhanced our website disclosures on political contributions in 2022 and 2023, including a description of the process used to determine such contributions expanded the discussion of board oversight of executive succession planning and company culture in the 2022 proxy statement issued a TCFD aligned report, starting in 2022 and a SASB aligned report, starting in 2021 disclosed detailed data on the diversity of AbbVie’s U.S. workforce by publishing AbbVie’s EEO-1 report on our website starting in 2020 expanded the description of AbbVie’s clawback policy, starting in the 2019 proxy statement added board diversity data, starting in the 2019 proxy statement

2023 Proxy Statement     |         5

PROXY SUMMARY

Additional highlights of our governance practices include:

Director independence

✓ Ten of AbbVie’s eleven directors are independent and regularly meet in executive session

✓ Since our inception, we have had a lead independent director with robust responsibilities

✓ All members of our audit, compensation, nominations and governance, and public policy and sustainability committees are independent

Stockholder rights

✓ Adopted a proxy access By-Law provision for 3%/3 years

✓ We do not have a stockholder rights plan or “poison pill”

✓ Our directors are elected by a majority vote of our stockholders for uncontested elections, and we have a resignation policy if the director fails to receive a majority of the votes cast

Board and executive accountability

✓ Annual executive succession planning, including an assessment of the diversity of executive candidates

✓ Minimum stock ownership guidelines are in place for the CEO and other NEOs

✓ We have a related person transaction policy to ensure appropriate oversight

✓ We hold an annual say-on-pay advisory vote on executive compensation

Board composition and effectiveness

✓ Our governance guidelines restrict the number of boards our directors may serve on to prevent overboarding

✓ Annual board and committee self-assessments and annual board succession planning

✓ For inclusion on the board, the nominations and governance committee considers diversity of race, ethnicity, gender, age, and geography, together with other voluntarily identified diversity criteria

Clawback and anti-hedging and anti-pledging policies

✓ The Board has broad authority to recover incentive plan awards

✓ Directors and executive officers are prohibited from buying or selling any financial instruments designed to hedge or offset any decrease in the market value of AbbVie equity securities they hold

✓ Directors and executive officers are prohibited from pledging AbbVie stock as collateral for a loan

Other ESG practices

✓ ESG and equity, equality, diversity, and inclusion (EEDI) goals are incorporated into our executive compensation programs for all executives

✓ We are guided by strong ethics programs and supplier guidelines

✓ We disclose our corporate political contributions, our trade association memberships, and oversight process on our website and expanded these disclosures in 2022 and 2023

Board Response to 2022 Termination Pay Proposal

At AbbVie’s 2022 stockholder meeting, the termination pay stockholder proposal received 50.098% support. As a result of this vote outcome, we prioritized discussing this proposal with our stockholders during our summer and fall 2022 engagements. We reached out to stockholders representing over 40% of our outstanding shares requesting to engage on the termination pay proposal and other topics, and conducted engagements via phone or video conference with over 30% of our outstanding shares, including over 15% of our outstanding shares that voted in favor of the termination pay proposal. Our primary goal was to gather feedback on actions the board was considering in response to the passing proposal. Prior to the stockholder meeting, AbbVie had a policy that, in the event of a change in control, NEOs were not eligible for a cash lump sum payment in excess of 3.00 times an NEO’s annual salary and bonus. There was no exception mechanism. In response to the proposal, the board sought shareholder feedback on two potential changes to this policy: (1) capping the potential cash lump sum payment at 2.99 times an NEO’s annual salary and bonus and (2) adding a requirement for stockholder ratification if an exception were to be made to the cap.

Following overwhelmingly positive feedback from stockholders, the board adopted these two changes at its October 2022 meeting. No investor we engaged with requested the inclusion of equity in the cap calculation. Several investors specifically cited AbbVie’s double-trigger treatment of equity in a change in control as best practice and an additional mitigating factor, which the company agreed with in light of competitive market practice.

6         |     2023 Proxy Statement

PROXY SUMMARY

Our ESG Highlights

As a research-driven global biopharmaceutical company, we apply the same high standards and rigor to the medicines and solutions we pursue, to how we operate our business. We recognize that our company and our industry hold a unique opportunity to make a real difference in people’s lives—not just the breakthroughs we deliver, but also the responsible paths we take to achieve them. We advance environmental, social, and governance (ESG) initiatives that contribute to the sustainable growth of our company so that we can create positive impact for generations to come. Our leaders are stewards of our ESG mission, and our people are committed to putting people, communities, and our world first in our research, innovations, and collaborations. In 2022, we continued to advance our ESG framework and governance. We also took meaningful actions to deliver sustainable solutions that improve the health of our business and society.

Our ESG Framework

Our ESG Framework is built around three foundational pillars that align with our enterprise goals and principles. These are based on an analysis of our material issues, taking into account the topics of most interest and relevance to our company and our stakeholders—including our patients and patient organizations, employees, investors, regulators & government, payers & providers, suppliers, and nonprofit partners. Collaboration with stakeholders is critical to our success. We value building engaging and long-term relationships with all of our partners and stakeholders.

We discover and deliver innovative medicines that solve serious health issues and enhance people’s lives by pushing the boundaries of innovation, putting people and patients first, creating high-quality therapeutic solutions and ensuring their safety, efficacy, and accessibility.

We unlock the full potential of diverse and talented teams—and partners—to deliver today and into the future. We do this by attracting and retaining the best talent, embracing diversity of thought and through collaboration. We know that when we unlock the full potential of our people and our partners, we accelerate innovation, enhance people’s lives, and meet our business objectives.

We innovate with integrity and intention to advance long-term patient health and business resiliency. We ensure that we are prepared for the future by operating a sustainable, agile business model and governance structure that anticipates and evolves in a dynamic industry and society. We are unwavering in assuring supply of innovative medicines to patients and life enhancing products to customers.

Our Material Drivers

Product Innovation

We strive to make a remarkable impact on patients and drive sustainable growth by consistently discovering and delivering innovative medicines that address serious health issues and advance people’s lives.

Patient Access and Patient Affordability

We believe everyone who needs our medicines should be able to get them.

Human Capital Management

We believe purposeful work drives meaningful change. We nurture diverse talents to solve the most complex health challenges and create remarkable impacts on people’s lives.

Business Ethics

We act with integrity in everything we do.

Patient Health and Engagement

We continuously strive to improve health outcomes for patients around the world.

Product Quality and Safety

We are committed to delivering safe and effective, quality products and medicines through robust quality systems.

2023 Proxy Statement     |         7

PROXY SUMMARY

We also prioritize Environmental Sustainability within and beyond AbbVie to support our patients, people, and planet. Our environmental sustainability strategy is focused on reducing our environmental footprint, growing sustainably by inspiring innovation, and engaging our workforce to steward sustainability.

Our ESG Governance

AbbVie’s board of directors and executive leadership team regularly review, and advise on, ESG topics to advance AbbVie’s business sustainability and impact on society. To further strategic and enterprise-aligned delivery on AbbVie’s ESG Framework, we maintain an ESG Council, chaired by our Senior Vice President, Corporate Responsibility, Brand and Communications, and composed of senior-level leaders from across the company. The ESG Council’s purpose is to champion business sustainability and mitigate business risks by monitoring, reviewing, and recommending actions to the ESG Council Chair, other members of the executive leadership team, and AbbVie’s CEO. The ESG Council Chair may also present certain recommendations of the ESG Council from time to time to the board of directors as appropriate.

The ESG Council meets regularly and maintains sub-committees that are aligned to AbbVie’s material drivers. With this governance in place, AbbVie is well-positioned to recognize ESG opportunities and advance its ESG objectives.

ESG Action Report

In 2022, we further strengthened our ESG Action Report by enhancing transparency of our ESG strategies and efforts. Published in May 2022, the 2021 ESG Action Report includes detailed commentary about our approach, actions, and commitments across material drivers; over 70 KPIs showing our progress (a 60% increase in KPIs from our previous report); and ESG-related recognitions of our efforts. The report highlights several key actions, including AbbVie achieving its 2025 scope 1 and 2 carbon reduction target four years ahead of schedule, progress against our EEDI strategy, and advancements in product innovation. The ESG Action Report also outlines our alignment with United Nations Sustainable Development Goals (SDGs) and the Sustainability Accounting Standards Board (SASB) Index. The full ESG Action Report can be found at https://www.abbvie.com/content/dam/abbvie-dotcom/uploads/PDFs/societal-impact/abbvie-esg-action-report.pdf

8         |     2023 Proxy Statement

PROXY SUMMARY

Below are select 2022 ESG highlights across several of our material areas.

Product Innovation

✓
$7.1 billion in adjusted research & development investment in 2022*
✓
4 major product or indication approvals in 2022
✓
3 programs granted a designation by at least one major regulatory authority to expedite development or review in 2022

Patient Access and Patient Affordability

✓
Over 198,000 U.S. patients provided medicine at no cost through our patient assistance program in 2022
✓
Published “Pricing & Access of Our Innovative Medicines” detailing our global approach to pricing and access on AbbVie.com

Human Capital Management

✓
57% of employees in STEM-related positions are women
✓
37% of U.S. employees are members of underrepresented populations
✓
Our industry-leading U.S. parental leave policies provide up to 12 weeks paid leave, which can be used incrementally and in phases, plus an additional 6 or 8 weeks paid medical leave following delivery

Environmental Sustainability

✓
Submitted our SBTi science-based targets in 2022, using 2021 as our baseline year – targets awaiting approval from SBTi
✓
Continued to surpass our 2025 scope 1 and 2 carbon emissions targets in advance of original target dates
✓
Published our first report aligning with the Task Force on Climate-Related Financial Disclosures

Patient Health and Engagement

✓
Offered more than 500 patient support programs worldwide for patients who have started treatment on AbbVie medicines – each program being tailored to country and disease-specific needs
✓
Over $39 million in grants and over 200,000 patients and healthcare providers reached through independent education grants in 2022

Business Ethics

✓
All employees received AbbVie’s annual training on our Code of Business Conduct and conflicts of interest training
✓
Employees in relevant functions also received mandatory training on topics such as anti-corruption, recognizing and reporting safety information, product promotion, and interactions with healthcare providers and patient groups
✓
Robust response to the Ukraine crisis, including donating $1 million to nonprofit partners for medical care and supplies for Ukraine and Ukrainian refugees
✓
Published “Our Position on Tax” – a description of AbbVie’s approach to taxes

*Adjusted research and development investment is a non-GAAP measure, which is reconciled in Appendix B.

2023 Proxy Statement     |         9

PROXY SUMMARY

External Recognition as a Leading Company

Our work hasn’t gone unnoticed. We’ve been honored to receive some of the most prestigious ratings and recognitions in our industry. And we’ve received more than 40 Great Place to Work® and Top Employer rankings globally. For more information, visit https://news.abbvie.com/media-resources/fact-sheets/abbvie-ratings-and-recognition-fact-sheet.htm

Workplace & Diversity	Environmental, Social and Governance
✓ – Included for nine consecutive years ✓ ® – Included for five consecutive years ✓ Scored 100% for seven consecutive years ✓	✓ ✓ ✓ ✓ ✓
✓
Great Place to Work’s World’s Best Workplaces™ – Included for six consecutive years
✓
2022 DiversityInc “Top 50 Companies for Diversity” – Included for nine consecutive years
✓
Seramount “100 Best Companies” – #1 in 2022; Included for nine consecutive years
✓
FORTUNE 100 Best Companies to Work For® – Included for five consecutive years
✓
Human Rights Campaign Corporate Equality Index – Scored 100% for seven consecutive years
✓
Disability:IN Best Places to Work for Disability Inclusion

✓
Dow Jones Sustainability World and North America Indices
✓
Top Biotech sector score in the S&P Global Corporate Sustainability Assessment
✓
Ecovadis Corporate Social Responsibility Assessment Gold Medal
✓
FTSE4GoodIndex
✓
AbbVie ranked on the 2022 Purpose Power Index
✓
3BL Media “100 Best Corporate Citizens”

10         |     2023 Proxy Statement

PROXY SUMMARY

Executive Compensation Highlights

The compensation committee has designed and implemented an executive compensation program in which a substantial majority of named executive officer (NEO) compensation at AbbVie is performance-based.

The goals of our compensation program are to:

1	Align executive interests with the drivers of stockholder returns and profitable growth	2	Support achievement of the company’s primary business goals to have a remarkable impact on patients’ lives	3	Attract and retain world-class executives whose talents and contributions sustain the growth in long-term stockholder value

When determining NEO compensation, the committee first considers the median of the competitive marketplace (as derived primarily from the Health Care Peer Group approved by the committee) as an initial benchmark for assessing compensation. The committee then takes into account the company’s overall performance against the financial, operating and strategic objectives that were established at the start of the performance period. Finally, specific pay determinations are made for each NEO based on individual performance against goals and contributions to the short- and long-term performance of the company.

Key components and design of our executive compensation program:

Three primary components make up AbbVie’s executive pay program: base salary, short-term incentives, and long-term incentives. The structure of each component is tailored to serve a specific function and purpose. The following is a summary of the key components of our compensation program.

Element	Type	Primary Objective	Key Characteristics

Base Salary	Fixed	Attract & retain top talent	Individual salaries are established relative to market median based on each NEO’s individual performance, skills, experience, and internal equity, as well as the company’s annual operating budget

Short-Term Incentives	At-Risk	Encourage achievement of company’s primary business goals

Plan utilizes non-GAAP financial goals as well as an assessment of individual performance against strategic objectives:

— Income before taxes

— Platform revenue

— Operating margin

— Return on assets

— Strategic and leadership goals

Long-Term Incentives	At-Risk	Align NEO interests with stockholders

Long-term incentive annual awards are granted in the form of:

— Performance shares and performance vested restricted stock units (80% of NEO’s LTI award)

— Non-qualified stock options (20% of NEO’s LTI award)

2023 Proxy Statement     |         11

INFORMATION CONCERNING DIRECTOR NOMINEES

What am I voting on and how should I vote?	You are being asked to elect three Class II directors at the Annual Meeting. The board of directors recommends you vote “FOR” each of the nominees set forth below.

The board of directors consists of three classes currently comprised of four directors in Class I, three directors in Class II, and four directors in Class III. Directors of one class are elected each year for a term of three years. The Class II directors are presented for re-election to hold office until the expiration of their term at the 2026 annual meeting of stockholders and until their successors are elected and qualified or until their earlier death or resignation. All of the nominees are currently serving as directors.

Directors are elected by stockholders if a majority of the votes cast are “for” a director’s re-election at the Annual Meeting, excluding abstentions and broker non-votes. For more information on the director majority vote standard, see AbbVie’s By-Laws as listed as an exhibit to AbbVie’s 2022 Annual Report on Form 10-K.

12         |     2023 Proxy Statement

INFORMATION CONCERNING DIRECTOR NOMINEES

Nominees (Class II)

Robert J. Alpern, M.D.

Director Since: 2013

Age: 72

Committees: Nominations & Governance and Public Policy and Sustainability

Primary Occupation: Ensign Professor of Medicine and Physiology, Professor of Internal Medicine and Cellular and Molecular Physiology, and Former Dean of Yale School of Medicine

Business Experience:

Dr. Alpern is Ensign Professor of Medicine and Physiology and Professor of Internal Medicine and Cellular and Molecular Physiology at Yale School of Medicine. Dr. Alpern served as the Dean of Yale School of Medicine and Ensign Professor of Medicine and Professor of Internal Medicine at Yale School of Medicine from June 2004 to January 2020. From July 1998 to May 2004, Dr. Alpern was the Dean of The University of Texas Southwestern Medical Center. Dr. Alpern served on the board of Yale-New Haven Hospital from October 2005 to January 2020. Dr. Alpern also serves as a director of Abbott Laboratories and Tricida, Inc.

Key Contributions to the Board:

•    Through his position as Ensign Professor of Medicine and Physiology, Professor of Internal Medicine and Cellular and Molecular Physiology, as well as his previous service as Dean of Yale School of Medicine, Dean of The University of Texas Southwestern Medical Center, and on the board of Yale-New Haven Hospital, Dr. Alpern contributes valuable insights to the board through his medical and scientific expertise and his knowledge of the health care environment and the scientific nature of AbbVie’s key research and development initiatives.

Melody B. Meyer Director Since: 2017 Age: 65 Committees: Audit and Public Policy and Sustainability Primary Occupation: Retired President, Chevron Asia Pacific Exploration and Production

Business Experience:

Ms. Meyer served as president of Chevron Asia Pacific Exploration and Production Company from March 2011 to April 2016. She previously served as president of Chevron Energy Technology Company from 2008 to 2011. Ms. Meyer held various leadership roles in global and U.S. locations during her thirty-seven year career at Chevron and retired in 2016. Ms. Meyer is president of Melody Meyer Energy, LLC, a private consulting firm, a position she has held since June 2016. Ms. Meyer is also a director at bp p.I.c. and NOV, Inc.

Key Contributions to the Board:

•    As a result of her tenure at Chevron, Ms. Meyer has acquired operational, management, strategic planning, and financial expertise with extensive global experience and provides an informed perspective to the board on financial and operational matters faced by a complex international company. She also brings substantial experience related to long-term capital projects and environmental, health, safety, and sustainability matters. Her experience spans multiple jurisdictions, including developing markets in Asia and Africa. Ms. Meyer has long been active in promoting the advancement of women in energy and provides the board with strong human capital management oversight experience.

2023 Proxy Statement     |         13

INFORMATION CONCERNING DIRECTOR NOMINEES

Frederick H. Waddell

Director Since: 2013

Age: 69

Committees: Audit and Compensation

Primary Occupation: Former Chairman of the Board and Chief Executive Officer of Northern Trust Corporation and The Northern Trust Company

Business Experience:

Mr. Waddell served as chairman of the board of Northern Trust Corporation and The Northern Trust Company from November 2009 until his retirement in January 2019. He previously served as chief executive officer from 2008 through 2017, as president from 2006 to 2011 and again from October to December 2016, and chief operating officer from 2006 to 2008. Mr. Waddell is also a director of International Business Machines Corporation.

Key Contributions to the Board:

•    As former chairman and chief executive officer of Northern Trust Corporation and The Northern Trust Company, Mr. Waddell contributes broad financial services experience with a strong record of leadership in a highly regulated industry. Having begun his role as CEO at Northern Trust during the 2008 recession, Mr. Waddell has substantial experience overseeing a company’s strategic priorities during changing economic conditions. Through his role as a director at IBM since 2017, Mr. Waddell has garnered significant information technology and security experience.

Class III—Directors whose terms expire in 2024

Roxanne S. Austin Director Since: 2013 Age: 62 Committees: Compensation Primary Occupation: President, Austin Investment Advisors

Business Experience:

Ms. Austin is president of Austin Investment Advisors, a private investment and consulting firm, and chairs the U.S. Mid-market Investment Advisory Committee of EQT Partners. Previously, Ms. Austin also served as the president and chief executive officer of Move Networks, Inc., a provider of Internet television services. Ms. Austin served as president and chief operating officer of DIRECTV, Inc. Ms. Austin also served as executive vice president and chief financial officer of Hughes Electronics Corporation and as a partner of Deloitte & Touche LLP. Ms. Austin is also a director of Crowdstrike, Inc., Freshworks, Inc., and Verizon Communications Inc. Ms. Austin previously served as a director of Abbott Laboratories from 2000 to 2022, Teledyne Technologies, Inc. from 2006 to 2021, Target Corporation from 2002 to 2020, and Telefonaktiebolaget LM Ericsson from 2008 to 2016.

Key Contributions to the Board:

•    Through her extensive management and operating roles, including her financial roles, Ms. Austin contributes significant oversight and leadership experience to the board, including financial expertise and knowledge of financial statements, corporate finance, and accounting matters. Ms. Austin also provides substantial cybersecurity and other information technology expertise, as a result of her role as a director at Crowdstrike, Inc., a cybersecurity technology company, and former director at Target Corporation, among other roles.

14         |     2023 Proxy Statement

INFORMATION CONCERNING DIRECTOR NOMINEES

Richard A. Gonzalez Director Since: 2013 Age: 69 Primary Occupation: Chairman of the Board and Chief Executive Officer, AbbVie Inc.

Business Experience:

Mr. Gonzalez is the chairman and chief executive officer of AbbVie, a position he has held since 2013. He served as Abbott’s executive vice president of the pharmaceutical products group from July 2010 to December 2012, and was responsible for Abbott’s worldwide pharmaceutical business, including commercial operations, research and development, and manufacturing. He also served as president, Abbott Ventures Inc., Abbott’s medical technology investment arm, from 2009 to 2011. Mr. Gonzalez joined Abbott in 1977 and held various management positions before briefly retiring in 2007, including: Abbott’s president and chief operating officer; president, chief operating officer of Abbott’s Medical Products Group; senior vice president and president of Abbott’s former Hospital Products Division; vice president and president of Abbott’s Health Systems Division; and divisional vice president and general manager for Abbott’s Diagnostics Operations in the United States and Canada.

Key Contributions to the Board:

•    As a result of his service since 2013 as AbbVie’s chairman and chief executive officer and his more than 30-year career at Abbott, Mr. Gonzalez has developed valuable business, management, and leadership experience, as well as extensive knowledge of AbbVie and its global operations.

•    Mr. Gonzalez’s experience and knowledge enable him to contribute to AbbVie’s board key insights into strategic, management, and operational matters.

Rebecca B. Roberts Director Since: 2018 Age: 70 Committees: Nominations & Governance and Public Policy and Sustainability Primary Occupation: Retired President of Chevron Pipe Line Company

Business Experience:

Ms. Roberts served as president of Chevron Pipe Line Company from 2006 until her retirement in 2011. She previously served as the president of Chevron Global Power Generation from 2003 to 2006, in addition to various technical and management positions during her thirty-six year career with Chevron. Ms. Roberts began her career as a chemist and research scientist. Ms. Roberts currently serves on the board of directors at Black Hills Corporation and MSA Safety Incorporated. Ms. Roberts served as a director of Enbridge, Inc. from 2015 to 2018.

Key Contributions to the Board:

•    Ms. Roberts brings management, business development, operational, environmental and safety, marketing, and strategy development expertise with a scientific background and extensive global experience at Chevron.

•    She provides an informed perspective to the board on regulatory and operational matters faced by a complex international company. She also has broad experience across a range of geographies, including Asia, Europe, and Central America.

2023 Proxy Statement     |         15

INFORMATION CONCERNING DIRECTOR NOMINEES

Glenn F. Tilton

Director Since: 2013

Age: 74

Committees: Audit, Compensation, Nominations & Governance, and Public Policy and Sustainability

Primary Occupation: Retired Chairman and Chief Executive Officer of the UAL Corporation

Lead Independent Director

Business Experience:

Mr. Tilton was chairman of the Midwest for JPMorgan Chase & Co. from 2011 until his retirement in 2014. From October 2010 to December 2012, Mr. Tilton also served as the non-executive chairman of the board of United Continental Holdings, Inc. From September 2002 to October 2010, he served as chairman, president and chief executive officer of UAL Corporation, and chairman and chief executive officer of United Air Lines, Inc., its wholly owned subsidiary. Prior to becoming the vice chairman of Chevron Texaco following the merger of Texaco Inc. and Chevron Corp., Mr. Tilton enjoyed a 30-year multi-disciplinary career with Texaco Inc., culminating in his election as chairman and chief executive officer. Mr. Tilton is also a director of Abbott Laboratories and Phillips 66. Mr. Tilton also served on the board of directors of Lincoln National Corporation from 2002 to 2007, of TXU Corporation from 2005 to 2007, of Corning Incorporated from 2010 to 2012, and of United Continental Holdings, Inc. from 2010 to 2012.

Key Contributions to the Board:

•    As chairman of the Midwest for JPMorgan Chase & Co. and having previously served as non-executive chairman of the board of United Continental Holdings, Inc., and chairman, president, and chief executive officer of UAL Corporation and United Air Lines, vice chairman of Chevron Texaco and as interim chairman of Dynegy, Inc., Mr. Tilton acquired strong management experience overseeing complex multinational businesses operating in highly regulated industries, as well as expertise in finance and capital markets matters. He also acquired deep knowledge of governance, environmental, and other ESG matters.

•    His experience as non-executive chairman of the board of United Continental Holdings, Inc. also enhances his contributions as AbbVie’s lead independent director, including his ability to effectively lead core board processes such as self-evaluations, succession planning, and executive sessions.

16         |     2023 Proxy Statement

INFORMATION CONCERNING DIRECTOR NOMINEES

Class I—Directors whose terms expire in 2025

William H.L. Burnside Director Since: 2013 Age: 71 Committees: Audit and Nominations & Governance Primary Occupation: Retired Senior Vice President and Director at The Boston Consulting Group

Business Experience:

Mr. Burnside is a retired senior vice president and director at The Boston Consulting Group (BCG), where he currently serves as an advisor. Prior to becoming managing partner of BCG’s Los Angeles office in 1987, he worked in BCG’s London and Chicago offices, servicing clients in telecommunications, media, defense, financial services, and manufacturing.

Key Contributions to the Board:

●    Through his experience with The Boston Consulting Group, Mr. Burnside contributes knowledge and understanding of corporate finance and capital markets matters to the board, as well as global and domestic strategic advisory experience across a broad base of industries. He provides an informed perspective to the board on financial forecasting and planning, mergers and acquisitions, human capital management, marketing, and risk planning.

2016 50 Executive Vice President and Chief Administrative Officer, United Airlines Holdings, Inc.
Thomas C. Freyman Director Since: 2020 Age: 68 Committees: Audit and Compensation Primary Occupation: Retired Executive Vice President, Finance and Administration, Abbott Laboratories

Business Experience:

Mr. Freyman served as a director at Allergan from 2018 to 2020, when AbbVie acquired Allergan plc. Mr. Freyman previously served as executive vice president, finance and administration at Abbott Laboratories from 2015 until his retirement in 2017. He previously served at Abbott as chief financial officer and executive vice president, finance and was first appointed chief financial officer and senior vice president, finance in 2001. Mr. Freyman previously served as a director of Tenneco Inc. from 2013 to 2022 and Hanger, Inc. from 2017 to 2022.

Key Contributions to the Board:

•    Mr. Freyman’s extensive experience as a leader in the healthcare industry, knowledge of the Allergan businesses, and expertise in complex accounting and financial issues provides the board with significant global industry experience, continuity in oversight of the Allergan businesses, and finance and risk expertise, including related to financial planning. As a result of his previous role as a director at Tenneco Inc., a global automotive products manufacturer, Mr. Freyman also has extensive manufacturing and environmental, health, and safety oversight experience.

2023 Proxy Statement     |         17

INFORMATION CONCERNING DIRECTOR NOMINEES

Brett J. Hart Director Since: 2016 Age: 53 Committees: Nominations & Governance and Public Policy and Sustainability Primary Occupation: President, United Airlines Holdings, Inc.

Business Experience:

Mr. Hart is the president of United Airlines Holdings, Inc. (UAL) and United Airlines, Inc. He served as executive vice president and chief administrative officer between March 2019 and May 2020, executive vice president, chief administrative officer and general counsel between May 2017 and March 2019, and as executive vice president and general counsel between February 2012 and May 2017. Mr. Hart also served as acting chief executive officer of UAL and United Airlines, Inc. from October 2015 to March 2016. From December 2010 to February 2012, he served as senior vice president, general counsel and secretary of UAL, United and Continental. From June 2009 to December 2010, Mr. Hart served as executive vice president, general counsel and corporate secretary at Sara Lee Corporation.

Key Contributions to the Board:

•    In his role leading United Airlines Holdings, Inc.’s operations, including safety, government affairs, regulatory, legal, and environmental sustainability teams, among other functions, Mr. Hart has a broad set of skills critical to oversight of a complex international business in a highly regulated industry like AbbVie. These skills include operational and strategic acumen with expertise in risk management, ESG, climate change, legal strategic matters, government and regulatory affairs, corporate governance, and compliance.

Edward J. Rapp Director Since: 2013 Age: 65 Committees: Audit and Nominations & Governance Primary Occupation: Retired Group President for Resource Industries of Caterpillar Inc.

Business Experience:

Mr. Rapp served as the Caterpillar Inc. group president for resource industries from 2014 until his retirement in mid-2016. He previously served at Caterpillar as group president based in Singapore in 2013 and 2014 and as the chief financial officer from 2010 to 2013, and he was named a group president in 2007. He also serves as a director of Xos, Inc. He is currently a member of the University of Missouri College of Business Advisory Board. Mr. Rapp previously served as a director of FM Global.

Key Contributions to the Board:

•    As a result of his tenure as group president and chief financial officer at Caterpillar Inc., Mr. Rapp has acquired management, operational, and financial expertise with extensive global experience and provides the board with an informed perspective on financial and operational matters faced by a complex international company.

•    Mr. Rapp brings experience with business operations in numerous geographies, including Asia, Africa, and Europe, which provides a strong international perspective for AbbVie’s business across over 175 countries. As a result of his role on the board of Xos, Inc., a manufacturer of zero-emission commercial vehicles, Mr. Rapp has gained substantial experience in climate change and emissions oversight.

18         |     2023 Proxy Statement

THE BOARD OF DIRECTORS AND ITS COMMITTEES

The board of directors held eight meetings in 2022. The average attendance of all directors at board and committee meetings in 2022 was ninety-eight percent, and each director attended at least seventy-five percent of the total number of board meetings and meetings of the committees of which he or she served. AbbVie encourages its board members to attend the annual stockholder meeting. All but one of AbbVie’s directors attended the 2022 annual stockholder meeting.

The board has determined that each of the following individuals is independent in accordance with the New York Stock Exchange (NYSE) listing standards: Dr. Alpern, Ms. Austin, Mr. Burnside, Mr. Freyman, Mr. Hart, Ms. Meyer, Mr. Rapp, Ms. Roberts, Mr. Tilton, and Mr. Waddell. To determine independence, the board applied the AbbVie Inc. director independence guidelines. The board also considered whether a director has any other material relationships with AbbVie or its subsidiaries and concluded that none of these directors had a relationship that impaired the director’s independence. This included consideration of the fact that some of the directors are officers or serve on boards of companies or entities to which AbbVie sold products or made contributions or from which AbbVie purchased products and services during the year. This also included consideration of the fact that two directors serve on the board of Abbott Laboratories (Abbott), AbbVie’s former parent. In making its determination, the board relied on both information provided by the directors and information developed internally by AbbVie.

The board has determined that the current leadership structure, in which the offices of chairman of the board and chief executive officer are held by one individual with a board appointed lead independent director, ensures the appropriate level of oversight, independence, and responsibility is applied to all board decisions, including risk oversight, and is in the best interests of AbbVie and its stockholders. The lead independent director is chosen annually by and from the independent members of the board of directors. The board regularly reviews its leadership structure and effectiveness. In determining its present leadership structure, the board weighed numerous factors, such as:

●	The qualifications of the lead independent director and performance in the role, including stockholder votes in favor of re-election. Mr. Tilton’s extensive leadership skills as a non-executive chair, as well as former CEO and chair at large, publicly traded companies, and the depth of his current and past experience as a director at other publicly traded companies ensure that he is able to exercise effective independent leadership over AbbVie’s board, including in relationship to risk oversight. When he was most recently up for re-election, Mr. Tilton received nearly 90% of votes in favor.
●	The performance of the company under the current leadership structure. As discussed elsewhere in this proxy statement, under the leadership of Mr. Gonzalez, AbbVie has established an outstanding track record of performance.
●	The performance and evaluation of Mr. Gonzalez in his roles as CEO and Chair, including stockholder votes in favor of Mr. Gonzalez’s re-election. When he was most recently up for re-election, Mr. Gonzalez received nearly 94% of votes in favor.
●	The specific needs and circumstances of AbbVie during a given time period. Since inception as a new public company in 2013, AbbVie has been preparing for the loss of exclusivity of its largest product in the U.S. in 2023. Moreover, AbbVie continues to integrate the Allergan business following the acquisition in 2020. Particularly during these transitions, the board feels that continuity and accountability of the leadership structure should remain consistent.
●	Investor feedback on this topic. At the most recent stockholder meeting, the stockholder proposal to mandate an independent chair was voted against by nearly 70% of the shares voted. Investors have also expressed support for our current leadership structure through our stockholder engagement program.
●	Practices at peer companies and trends across the S&P 500. AbbVie benchmarks peer companies and their leadership structures on an ongoing basis and also monitors the external landscape in terms of the number of S&P 500 companies that utilize independent chairs.

As publicly disclosed during 2022, the board currently intends to ask Mr. Gonzalez to remain as chair for a period of transition once he elects to retire as CEO.

2023 Proxy Statement     |         19

THE BOARD OF DIRECTORS AND ITS COMMITTEES

   facilitates communication with the board and presides over regularly conducted executive sessions of the independent directors or sessions where the chair of the board is not present reviews and approves matters, such as schedule sufficiency, and, where appropriate, information provided to other board members serves as the liaison between the chair of the board and the independent directors has the authority to call meetings of the independent directors leads the board’s evaluation of the CEO

   leads the annual board and committee evaluation process, including discussing evaluations with each director individually encourages effective director participation by fostering an environment of open dialogue and constructive feedback among independent directors involved in selection and interviewing of new board members if requested by major stockholders, ensures that he or she is available for consultation and direct communication as needed if required, represents independent board members externally, including in communications with stockholders and other stakeholders performs such other duties as the board may determine from time to time

Our Lead Independent Director has robust and well-defined responsibilities that provide our board with significant leadership and oversight:

✓   leads the CEO succession planning process

✓   facilitates communication with the board and presides over regularly conducted executive sessions of the independent directors or sessions where the chair of the board is not present

✓   reviews and approves matters, such as schedule sufficiency, and, where appropriate, information provided to other board members

✓   serves as the liaison between the chair of the board and the independent directors

✓   has the authority to call meetings of the independent directors

✓   leads the board’s evaluation of the CEO

✓   leads the annual board and committee evaluation process, including discussing evaluations with each director individually

✓   reviews and guides agenda items for board meetings

✓   encourages effective director participation by fostering an environment of open dialogue and constructive feedback among independent directors

✓   involved in selection and interviewing of new board members

✓   if requested by major stockholders, ensures that he or she is available for consultation and direct communication as needed

✓   if required, represents independent board members externally, including in communications with stockholders and other stakeholders

✓   performs such other duties as the board may determine from time to time

All directors are encouraged to, and in fact do, consult with the chairman on each of the above topics, as well. The lead director, and each of the other directors, communicates regularly with the chairman of the board and chief executive officer regarding appropriate agenda topics and other board related matters. All directors, including the lead independent director, are tasked with ensuring the board appropriately exercises its risk management responsibilities and facilitate further discussion of risk matters in executive session as they deem necessary.

AbbVie directors have backgrounds that when combined provide a portfolio of experience and knowledge that serve AbbVie’s governance and strategic needs. Director nominees are considered based on a range of criteria including broad-based business knowledge and relationships, prominence and excellent reputations in their primary fields of endeavor, as well as a global business perspective and commitment to good corporate citizenship, diversity, and ability to commit sufficient time and attention to the activities of the board. They must have demonstrated experience and ability that is relevant to the board’s oversight role with respect to AbbVie’s business and affairs. They must also be able and willing to represent the stockholders’ economic interests and satisfy their fiduciary duties to stockholders without conflicts of interest. For more details on director qualifications, please see Exhibit A to AbbVie’s Governance Guidelines.

Each year, the board and its committees conduct detailed self-evaluations covering topics such as board and committee leadership structure, composition and effectiveness, quality of board and committee materials and discussions, priority agenda items, schedule sufficiency, and board processes. To ensure candid feedback, the evaluations are anonymous. The full board, led by the lead independent director, discusses the evaluation reports to determine what, if any, actions or improvements should be undertaken in the near-term and long-term. The board, committee, and CEO evaluations are discussed in executive session to allow for additional candid discussion. In 2020, AbbVie engaged an independent firm to review the board and committee self-evaluation materials, in order to ensure the self-evaluation process reflects current best practices. Committee chairs are elected annually.

Each director’s biography includes the particular experience and qualifications that led the board to conclude that the director should serve on the board and how their qualifications add to the mix of skills on the board. The directors’ biographies are in the section of this proxy statement captioned “Information Concerning Director Nominees.”

The following table highlights our directors’ skills and experience. The skills identified below are considered by the nominations and governance committee to be the most relevant to the board’s oversight role with respect to

20         |     2023 Proxy Statement

THE BOARD OF DIRECTORS AND ITS COMMITTEES

AbbVie’s business and affairs and to drive our culture of innovation and responsibility. The specific importance of each skill also is noted.

Such skills include, among others:

Healthcare Industry	Relevant to an industry understanding and review of our business and strategy for continued innovation.
Leadership	For a board that can successfully advise and oversee the company’s business performance and represent stockholders’ interests.
Global Business and Strategy	For oversight of a complex global organization like AbbVie to successfully advise and oversee the strategic development and direction of the company.
Corporate Governance and Public Company Board	Ensuring directors have the background and knowledge to perform oversight and governance roles.
Finance or Accounting	Enabling our directors to analyze our financial statements, oversee our capital structure, and consider financial transactions.
Government Relations and Regulatory	For an understanding of the complex regulatory and governmental environment in which our business operates.

	ALPERN	AUSTIN	BURNSIDE	FREYMAN	GONZALEZ	HART	MEYER	RAPP	ROBERTS	TILTON	WADDELL
Healthcare Industry	●	●		●	●					●
Leadership	●	●	●	●	●	●	●	●	●	●	●
Global Business & Strategy	●	●	●	●	●	●	●	●	●	●	●
Corporate Governance & Public Company Board	●	●	●	●	●	●	●	●	●	●	●
Finance or Accounting		●	●	●	●		●	●		●	●
Government Relations & Regulatory	●	●	●	●	●	●	●	●	●	●	●

Board Oversight Responsibilities

The board has risk oversight responsibility for AbbVie and administers this responsibility both directly and with assistance from its committees. The board reviews enterprise risks and discusses them with our senior management on a regular basis. These risks include those the company faces over various time horizons. Among the risks are those that are specific to AbbVie’s business and circumstances (e.g., pipeline advancement

2023 Proxy Statement     |         21

THE BOARD OF DIRECTORS AND ITS COMMITTEES

and significant product loss of exclusivity), those that are specific to AbbVie’s industry (e.g., manufacturing and regulatory compliance and healthcare industry dynamics such as pricing and patient access), and those faced by large, complex, multinational companies generally (e.g., tax policy). Specific relevant risk topics are reviewed and escalated to the board or relevant committee at nearly all board meetings throughout the year.  The charters of the committees provide a framework for the types of risks to be reviewed at each committee and reported on to the full board. The focus of the board’s oversight varies based on the type and timing of the risk being discussed. For example, for a long-term risk, the board focuses on advance planning.

AbbVie has a comprehensive enterprise risk management (ERM) program with risk management embedded within the operations of the company, clear accountability at the senior leadership level, and oversight by the board. The audit committee oversees ERM. Through risk owners and the internal disclosure committee, there is a routine assessment of material risks to the company. Updates, if any, are provided to the board or its committees together with updated public disclosures, when relevant. In light of the regular assessment of risk, the board or risk owner may consult with outside advisors to evaluate the risk landscape and anticipate trends. As the company grows, relevant risk management topics may be added, such as following a large acquisition.

Acting with integrity is one of the foundational AbbVie Principles, and overseeing the company’s compliance program is a key activity for the board. AbbVie’s Chief Ethics and Compliance Officer, who reports to the Executive Vice President, General Counsel and Secretary, regularly presents to the board and committees on compliance matters.

Management succession planning is a key responsibility and area of focus for the board. The full board regularly reviews both short- and long-term succession plans for the CEO and other executive officers. This review, for which the lead independent director takes a leadership role, includes a discussion of the skillset needed for these executive roles, the timeline for any potential executive transitions, the leadership pipeline and their development plans, and the diversity of the leadership pipeline. Directors regularly interact with succession candidates. The board also reviews its own succession planning, including for committee chairs and the lead independent director.

The board oversees AbbVie’s culture, employee engagement, and overall management of human capital. This oversight ensures that AbbVie is attracting, developing, and retaining best in class employees dedicated to making a remarkable impact on patients’ lives around the world. Examples of this oversight include (1) reviewing results of the biennial all employee survey, which assesses topics like employee engagement, inclusion, agility in processes, ethical decision making, and other issues critical to the company’s culture, (2) oversight of the company’s equity, equality, diversity, and inclusion strategy, (3) oversight of employee health and safety data and priorities, (4) reviewing the company’s commitment to pay equity and results from the equity analysis to ensure this commitment is met, and (5) oversight of the company’s ESG strategy, including the human capital management components. The board also interacts with employees at various levels of seniority, not solely on the executive leadership team, which facilitates a better understanding of the company’s culture.

The board is actively involved in reviewing AbbVie’s privacy, cybersecurity, and other information technology risks and opportunities and discusses these topics on a regular basis. The board and its committees also regularly review other environmental, social, and governance (ESG) topics, including across all of AbbVie’s material ESG drivers. For more details about committee responsibilities and oversight, please see the committee discussion on pages 23-25.

22         |     2023 Proxy Statement

THE BOARD OF DIRECTORS AND ITS COMMITTEES

Board Diversity

AbbVie is committed to diversity in its workforce and on its board of directors. AbbVie serves patients in over 175 countries and across many different diseases. A diverse workforce and a diverse board are critical to bringing innovative new medicines to patients and to meeting their unique needs. In particular, diverse perspectives strengthen the oversight of AbbVie’s business.

27% female board members	18% ethnically or racially diverse board members

Diversity, including diversity of race, ethnicity, gender, age, and geography is an integral factor in identifying prospective directors. In the process of identifying nominees to serve as a member of the board of directors, the nominations and governance committee considers the existing board’s diversity and assesses the effectiveness of the recruitment process in achieving a diverse board. The board has engaged a third-party search firm to aid in its preparation for future recruitment and refreshment activities. Although the board remains confident in its current composition, including the skillset of the current directors, the board takes its own succession planning seriously and seeks to identify a pipeline of potential new director candidates on an ongoing basis. As part of this process, the board is endeavoring to improve the gender diversity of the board by the 2024 annual stockholder meeting.

More details about our workforce diversity efforts are available in the ‘‘Our ESG Highlights’’ section of this proxy statement.

Committees of the Board of Directors

Audit Committee

Members	Key Characteristics and Responsibilities	Meetings in 2022: 6
W. Burnside T. Freyman (Chair) M. Meyer E. Rapp G. Tilton F. Waddell

✓   The audit committee is governed by a written charter. The charter sets forth the purposes of the audit committee, identifies qualifications required for the audit committee members, and describes the committee’s authority and responsibilities.

✓   The audit committee assists the board of directors in fulfilling its oversight responsibility with respect to AbbVie’s accounting and financial reporting practices and the audit process, the quality and integrity of AbbVie’s financial statements, including a review of significant accounting policies, the independent auditors’ qualifications, independence, and performance, the performance of AbbVie’s internal audit function and internal auditors, certain areas of legal and regulatory compliance, and enterprise risk management. The audit committee is directly responsible for the appointment, fees, retention, and oversight of the work of AbbVie’s independent auditors.

✓   The audit committee also reviews information security and technology risks, including cybersecurity.

✓   Each of the members of the audit committee is financially literate, as required of audit committee members by the NYSE, and the independence requirements set forth in Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the ‘‘Exchange Act’’).

✓   The board of directors has determined that Mr. Freyman, Mr. Rapp, Mr. Tilton, and Mr. Waddell, are each individually, an ‘‘audit committee financial expert.’’

2023 Proxy Statement     |         23

THE BOARD OF DIRECTORS AND ITS COMMITTEES

Compensation Committee

Members	Key Characteristics and Responsibilities	Meetings in 2022: 4
R. Austin (Chair) T. Freyman G. Tilton F. Waddell

✓   The compensation committee is governed by a written charter. The charter sets forth the purposes of the compensation committee, identifies qualifications required for the compensation committee members, and describes the committee’s authority and responsibilities.

✓   This committee assists the board of directors in carrying out the board’s responsibilities relating to the compensation of AbbVie’s executive officers and directors. The compensation committee annually reviews the compensation paid to the directors and gives its recommendations to the full board regarding both the amount of director compensation that should be paid and the allocation of that compensation between equity-based awards and cash.

✓   In recommending director compensation, the compensation committee takes into account director fees paid by companies in AbbVie’s Health Care Peer Group and reviews any arrangement that could be viewed as indirect director compensation. The processes and procedures used for the consideration and determination of executive compensation are described in the ‘‘Compensation Discussion and Analysis’’ section of this proxy statement.

✓   The committee also reviews, approves, and administers the incentive compensation plans in which the AbbVie executive officers participate and all of AbbVie’s equity-based plans. It may delegate the responsibility to administer and make grants under these plans to management, except to the extent that such delegation would be inconsistent with applicable law or regulations or with the listing rules of the New York Stock Exchange.

✓   The compensation committee has the sole authority, under its charter, to select, retain and/or terminate independent advisors who may assist the committee in carrying out its responsibilities.

✓   The compensation committee reviews and discusses with management and its independent compensation advisor potential risks associated with AbbVie’s compensation policies and practices as discussed in the ‘‘Compensation Risk Assessment’’ section of this proxy statement. Each member of the committee qualifies as a ‘‘non-employee director’’ for purposes of Rule 16b-3 under the Exchange Act.

Beginning in June 2022, the committee engaged Semler Brossy as its independent compensation consultant. Prior to this time, the committee had engaged Compensation Advisory Partners (CAP) as its independent compensation consultant. The independent compensation consultant provides counsel and advice to the committee on executive and non-employee director compensation matters. The consultant, and its principal, report directly to the chair of the committee. The principal meets regularly, and as needed, with the committee in executive sessions, with direct access to the committee chair during and between meetings. The committee determines what variables it will instruct its independent compensation consultant to consider, including: peer groups against which performance and pay should be examined, metrics to be used in incentive plans to assess AbbVie’s performance, competitive short- and long-term incentive practices in the marketplace, and compensation levels relative to market benchmarks. The committee negotiates and approves all fees paid to its independent compensation consultants for these services. AbbVie did not engage Semler Brossy or CAP to perform any other services during 2022 while serving as the independent compensation consultant.

Based on an assessment of internally developed information and information provided by Semler Brossy and CAP, the committee has determined that neither consultant raised a conflict of interest. A copy of the compensation committee report is included in the ‘‘Compensation Committee Report’’ section of this proxy statement.

24         |     2023 Proxy Statement

THE BOARD OF DIRECTORS AND ITS COMMITTEES

Nominations and Governance Committee

Members	Key Characteristics and Responsibilities	Meetings in 2022: 4
R. Alpern W. Burnside B. Hart E. Rapp (Chair) R. Roberts G. Tilton

✓   The nominations and governance committee is governed by a written charter. The charter sets forth the purposes of the nominations and governance committee, identifies qualifications required for the nominations and governance committee members, and describes the committee’s authority and responsibilities.

✓   This committee assists the board of directors in identifying individuals qualified to become board members and recommends to the board the nominees for election as directors at the next annual meeting of stockholders, recommends to the board the persons to be elected as executive officers of AbbVie, recommends to the board the corporate governance guidelines applicable to AbbVie, oversees the evaluation of the board and management, and serves in an advisory capacity to the board and the chairman of the board on matters of organization, management succession plans, major changes in the organizational structure of AbbVie, and the conduct of board activities.

✓   The process used by this committee to identify a nominee to serve as a member of the board of directors depends on the qualities being sought, as described on pages 20-21.

✓   From time to time, AbbVie engages an executive search firm to assist the committee in identifying individuals qualified to be board members.

Public Policy and Sustainability Committee

Members	Key Characteristics and Responsibilities	Meetings in 2022: 4
R. Alpern B. Hart (Chair) M. Meyer R. Roberts G. Tilton

✓   The public policy and sustainability committee is governed by a written charter. The charter sets forth the purposes of the public policy and sustainability committee, identifies qualifications required for the public policy and sustainability committee members, and describes the committee’s authority and responsibilities.

✓   This committee assists the board of directors in fulfilling its oversight responsibility with respect to AbbVie’s public policy, certain areas of legal and regulatory compliance, governmental affairs, healthcare compliance, social responsibility, and sustainability and environmental matters that affect or could affect AbbVie.

✓   Other topics within the committee’s purview include but are not limited to ethics and compliance matters, government and regulatory trends relevant to AbbVie’s business, political contributions, and corporate philanthropy.

Executive Committee

The executive committee members are Mr. Gonzalez, chair, Ms. Austin, Mr. Freyman, Mr. Hart, Mr. Rapp, and Mr. Tilton. This committee may exercise all of the authority of the board in the management of AbbVie, except for matters expressly reserved by law for board action.

2023 Proxy Statement     |         25

COMMUNICATING WITH THE BOARD OF DIRECTORS

Stockholders and other interested parties may communicate with the board of directors by writing a letter to the chairman of the board, to the lead director, or to the independent directors c/o AbbVie Inc., 1 North Waukegan Road, AP34, North Chicago, Illinois 60064, Attention: corporate secretary. The corporate secretary regularly forwards to the addressee all letters other than mass mailings, advertisements, and other materials not relevant to AbbVie’s business. In addition, directors regularly receive a log of all correspondence received by the company that is addressed to a member of the board and may request any correspondence on that log.

26         |     2023 Proxy Statement

DIRECTOR COMPENSATION

AbbVie employees are not compensated for serving on the board or board committees. AbbVie’s non-employee directors are compensated for their service under the AbbVie Non-Employee Directors’ Fee Plan and the AbbVie Amended and Restated 2013 Incentive Stock Program. As described in “Committees of the Board of Directors—Compensation Committee,” director compensation is reviewed annually by the compensation committee with the independent compensation consultant, including a review of director compensation against AbbVie’s Health Care Peer Group, and a recommendation is then provided to the full board.

The following table sets forth the non-employee directors’ 2022 compensation.

				Change in
				Pension Value
				and
				Nonqualified
	Fees	Restricted		Deferred
	Earned or	Stock Unit	Option	Compensation	All Other
	Paid in Cash	Awards	Awards	Earnings	Compensation	Total
Name	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)
R. Alpern	117,917	214,948	0	32,081	25,000	389,946
R. Austin	140,833	214,948	0	0	29,807	385,588
W. Burnside	126,250	214,948	0	0	17,500	358,698
T. Freyman	145,833	214,948	0	0	20,000	380,781
B. Hart	140,833	214,948	0	0	25,000	380,781
E. Liddy(6)	47,917	0	0	0	21,500	69,417
M. Meyer	126,250	214,948	0	0	25,706	366,904
E. Rapp	149,167	214,948	0	0	25,476	389,591
R. Roberts	117,917	214,948	0	0	25,706	358,571
G. Tilton	176,250	214,948	0	0	27,739	418,937
F. Waddell	126,250	214,948	0	0	25,000	366,198
(1)	Under the Non-Employee Directors’ Fee Plan as in effect as of May 6, 2022, non-employee directors earned $120,000 per year for service as a director and $25,000 per year for service as a chair of a board committee, other than the chair of the audit committee. The chair of the audit committee received $30,000 per year for service as chair of that committee and the other members of the audit committee received $10,000 per year as a committee member. The lead director received $50,000 in 2022 for service in that role. The non-employee director and committee fees are earned monthly for each calendar month or portion thereof that the director holds the position, excluding the month in which the director is first elected to the position.

Fees earned under the AbbVie Non-Employee Directors’ Fee Plan are, at the director’s election, paid in cash, delivered in the form of vested non-qualified stock options (based on an independent appraisal of their fair value), deferred until retirement (as an unfunded AbbVie obligation), or paid currently into an individual grantor trust established by an eligible director. The distribution of deferred fees and amounts held in a director’s grantor trust generally commences at the later of when the director reaches age 65 or upon retirement from the board of directors. Fees deposited in a trust may be credited to a stock equivalent account that earns the same return as if the fees were invested in AbbVie stock or to a guaranteed interest account. If necessary, AbbVie contributes funds to a director’s trust so that as of year-end the stock equivalent account balance (net of taxes) is not less than seventy-five percent of the market value of the related AbbVie common stock at year end.

(2)	The amounts in this column represent the aggregate grant date fair value of the restricted stock unit awards granted during 2022, determined in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718. AbbVie determines the grant date fair value of the awards by multiplying the number of units granted by the average of the high and low market prices of one share of AbbVie common stock on the award grant date.

In addition to the fees described in footnote (1), each non-employee director elected to or serving on the board of directors on the day of the 2022 annual stockholder meeting received under the AbbVie Amended and Restated 2013 Incentive Stock Program vested restricted stock units with a target grant date value of

2023 Proxy Statement     |         27

DIRECTOR COMPENSATION

$215,000. In 2022, this equated to 1,421 restricted stock units (after rounding the award down to the nearest whole unit), with a reportable value of $214,948. The non-employee directors receive cash payments equal to the dividends paid on the shares covered by the units at the same rate as other stockholders, but do not otherwise have access to the restricted stock units during their board service. Upon termination or retirement from the board, death, or a change in control of the company, a non-employee director will receive one common share for each restricted stock unit outstanding under the Incentive Stock Program.

The following AbbVie restricted stock units were outstanding as of December 31, 2022: R. Alpern, 31,542; R. Austin, 22,983; W. Burnside, 22,983; T. Freyman, 5,435; B. Hart, 15,497; E. Liddy, 0; M. Meyer, 12,523; E. Rapp, 22,983; R. Roberts, 9,753; G. Tilton, 35,189; and F. Waddell, 22,983. These numbers include, where applicable, AbbVie restricted stock units issued with respect to Abbott Laboratories restricted stock units outstanding when AbbVie separated from Abbott on January 1, 2013.

(3)	No AbbVie stock options were outstanding as of December 31, 2022.
(4)	The totals in this column include reportable interest credited under the AbbVie Non-Employee Directors’ Fee Plan during 2022.
(5)	Charitable contributions made by AbbVie’s non-employee directors are eligible for a matching contribution (up to $25,000 annually). For 2022 contributions, the AbbVie Foundation made charitable matching contributions on behalf of the following AbbVie directors: R. Alpern, $25,000; R. Austin, $25,000; W. Burnside, $17,500; T. Freyman, $20,000; B. Hart, $25,000; E. Liddy, $21,500; M. Meyer, $25,000; E. Rapp, $25,000; R. Roberts, $25,000; G. Tilton, $25,000; and F. Waddell, $25,000. This column also includes reimbursement for certain taxes.

(6)	Mr. Liddy retired from the board of directors effective May 6, 2022.

28         |     2023 Proxy Statement

SECURITIES OWNERSHIP

Securities Ownership of Executive Officers and Directors

The table below reflects the number of shares of AbbVie common stock beneficially owned as of January 31, 2023, by each director and director nominee, the chief executive officer, and the other named executive officers (NEOs), and by all directors and executive officers of AbbVie as a group. It also reflects the number of stock equivalent units and restricted stock units held by non-employee directors under the AbbVie Non-Employee Directors’ Fee Plan.

		Stock Options	Stock
	Shares	Exercisable	Equivalent
	Beneficially	within 60 days	Units
Name	Owned(1)(2)(3)	of January 31, 2023
R. Gonzalez	532,668	803,823	0
R. Alpern	31,542	0	8,723
R. Austin	50,705	0	0
W. Burnside	22,983	0	0
T. Freyman	130,658	0	0
B. Hart	15,497	0	0
M. Meyer	12,523	0	0
E. Rapp	38,972	0	23,256
R. Roberts	9,753	0	0
G. Tilton	47,939	0	36,572
F. Waddell	24,983	0	0
R. Michael	37,877	250,021	0
L. Schumacher(5)	248,002	391,492	0
S. Reents	809	88,208	0
J. Stewart	62,279	180,180	0
A. Saleki-Gerhardt	164,107	366,010	0
All directors and executive officers as a group(4)	1,678,386	2,910,887	68,551
(1)	The table includes shares held in the executive officers’ accounts in the AbbVie Savings Plan as follows: A. Saleki-Gerhardt, 2,322; all executive officers as a group, 5,960. Each executive officer has shared voting power and sole investment power with respect to the shares held in his or her account.
(2)	The table includes restricted stock units held by the non-employee directors. The directors’ units are payable in stock as described in footnote (2) to the Director Compensation table.
(3)	The table includes shared voting and/or investment power over shares as follows: R. Gonzalez, 29,415; J. Stewart, 1,338; A. Saleki-Gerhardt, 6,195; T. Freyman, 7,882; G. Tilton, 350; and all directors and executive officers as a group, 112,959.
(4)	The directors and executive officers as a group own less than one percent of the outstanding shares of AbbVie.
(5)	Ms. Schumacher retired from her position as Vice Chairman, External Affairs and Chief Legal Officer at the end of 2022.

Securities Ownership of Principal Stockholders

The table below reports the number of shares of AbbVie common stock beneficially owned as of December 31, 2022 by The Vanguard Group and BlackRock, Inc. (directly or through subsidiaries), respectively, the only persons known to AbbVie to own beneficially more than 5% of AbbVie’s outstanding common stock. It is based on information contained in Schedules 13G filed with the Securities and Exchange Commission by The Vanguard Group on February 9, 2023 and by BlackRock, Inc. on February 16, 2023. The Vanguard Group reported that it had sole voting power with respect to 0 shares, shared voting power with respect to 2,644,856 shares, sole

2023 Proxy Statement     |         29

SECURITIES OWNERSHIP

dispositive power with respect to 150,630,452 shares and shared dispositive power with respect to 7,687,100 shares. BlackRock, Inc. reported that it had sole voting power with respect to 125,282,408 shares, shared voting power with respect to 0 shares, sole dispositive power with respect to 138,702,758 shares and shared dispositive power with respect to 0 shares.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Class
The Vanguard Group	158,317,552	8.95%
100 Vanguard Blvd.
Malvern, PA 19355
BlackRock, Inc.	138,702,758	7.8%
55 East 52nd Street
New York, NY 10055

30         |     2023 Proxy Statement

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (CD&A) describes the pay philosophy established for AbbVie's named executive officers (NEOs), the design of our compensation programs, the process used to examine performance in the context of executive pay decisions, and the performance goals and results for each NEO:

o
RICHARD A. GONZALEZ Chairman of the Board of Directors and Chief Executive Officer	ROBERT A. MICHAEL Vice Chairman and President	SCOTT T. REENTS Executive Vice President, Chief Financial Officer	LAURA J. SCHUMACHER[1] Vice Chairman, External Affairs and Chief Legal Officer	JEFFREY R. STEWART Executive Vice President, Chief Commercial Officer	AZITA SALEKI-GERHARDT Executive Vice President, Operations

1 Ms. Schumacher retired from her position as Vice Chairman, External Affairs and Chief Legal Officer at the end of 2022.

Although we describe our programs in the context of the NEOs, it is important to note that our programs generally have broad eligibility and therefore in most cases apply to employee populations outside the NEO group as well.

The content of this section is organized according to the following.

EXECUTIVE SUMMARY	32	COMPENSATION PLAN ELEMENTS	42
Compensation Philosophy	32	Base Salary	42
Business Performance Highlights	33	Short-Tern Incentives	42
Components of our Compensation Program	36	Long-Term Incentives	45
2022 Performance Results	37	Benefits	46
Stockholder Engagement	39	Employment Agreements	47
Compensation Program Governance Summary	40	Excise Tax Gross-Ups	47
		Change in Control Agreements	47

EXECUTIVE COMPENSATION PROCESS	41	OTHER MATTERS	48
Commitment to Performance-Based Awards	41	Stock Ownership Guidelines	48
Committee Process for Setting Total Compensation	41	Clawback Policy	48
Compensation Benchmarking	41	Anti-Hedging and Anti-Pledging Policies	48
Role of the Compensation Consultant	41
Compensation Risk Oversight	42

2023 Proxy Statement     |         31

EXECUTIVE COMPENSATION

Executive Summary

COMPENSATION PHILOSOPHY

We believe that a well-designed compensation program should:

1	Align executive interests with the drivers of stockholder returns and profitable growth	2	Support achievement of the company’s primary business goals to have a remarkable impact on patients’ lives	3	Attract and retain world-class executives whose talents and contributions sustain the growth in long-term stockholder value

WHAT WE DO	WHAT WE DO NOT DO

✓

We balance short- and long-term strategic objectives and directly link compensation to stockholder value.

✓

We tie more than three-fourths of our NEO compensation to performance.

✓

We are committed to pay equity and conduct pay equity analyses annually to ensure pay is equitable across genders and ethnicities among U.S. employees.

✓

We have broad discretion to claw back incentive awards in the unlikely event of a restatement of earnings or material breach of the AbbVie Code of Business Conduct.

✓

We engage annually with a large portion of our stockholders to gather feedback on our policies and practices.

✓

We have robust stock ownership guidelines and prohibit the selling of shares unless ownership guidelines have been met.

X

We do not have employment agreements with any of our NEOs.

X

We do not provide excise tax gross-ups on NEO compensation.

X

NEOs are prohibited from entering or engaging in the purchase or sale of financial instruments that are designed to hedge or offset any decrease in the market value of AbbVie equity securities they hold.

X

We do not include pay design features that may have the potential to encourage excessive risk-taking.

X

We do not pay dividends on unearned performance shares.

X

We do not have single trigger change in control.

32         |     2023 Proxy Statement

EXECUTIVE COMPENSATION

BUSINESS PERFORMANCE HIGHLIGHTS

AbbVie has delivered robust financial results since our launch in 2013

Adjusted Net Revenues	TSR	Adjusted Diluted EPS
+13.4%	+613%	+18.8%
compound annual growth rate*	10-year total stockholder return	compound annual growth rate*

Adjusted R&D Investment	Approvals	Development Pipeline
$55BN	25	>80
cumulative since inception**	major product or indication approvals	active clinical and device programs***

Market Capitalization Increase	Quarterly Dividend Increase
+$232BN	+270%

The measures set forth in this table were calculated as of 12/31/2022.

*  Net revenues and diluted earnings per share are adjusted to exclude certain specified items and are non-GAAP measures, which are reconciled in Appendix B.

** Adjusted R&D investment reflects adjusted non-GAAP R&D expense, acquired IPR&D milestones expense, and Calico collaboration expense and is a non-GAAP measure, which is reconciled in Appendix B.

*** In development individually or under collaboration or license agreements.

added significant stockholder value	raised to $1.48 per share from $0.40 per share at inception

AbbVie has demonstrated strong financial execution with a double-digit compound annual growth rate (CAGR) for both adjusted net revenues and adjusted diluted earnings per share (EPS) as an independent company.

Adjusted Net Revenues*	Adjusted EPS*

*Net revenues and diluted earnings per share are adjusted to exclude certain specified items and are non-GAAP measures, which are reconciled in Appendix B.

2023 Proxy Statement     |         33

EXECUTIVE COMPENSATION

2022 Highlights

Strong operational execution

●	Net revenues of $58.1BN, an increase of 3.3% on a reported basis and 5.1% operationally.
●	Delivered operating margin of 31.2% on a GAAP basis or 52.0% of net revenues on an adjusted basis.
●	Reported diluted EPS of $6.63 on a GAAP basis and adjusted diluted EPS of $13.77, up 16.4%.
●	Generated operating cash flow of $24.9BN.

Advancing new medicines with an innovative R&D pipeline

●	Achieved regulatory approvals for several new products or major indications, including Skyrizi for the treatment of adults with moderately to severely active Crohn’s disease (CD), Rinvoq for the treatment of adults with moderately to severely active ulcerative colitis who have had an inadequate response or intolerance to one or more tumor necrosis factor blockers, and Vraylar as an adjunctive therapy to antidepressants for the treatment of major depressive disorder in adults.
●	Submitted regulatory applications for additional key development programs, including Rinvoq for the treatment of adult patients with moderately to severely active CD, epcoritamab for the treatment of adult patients with relapsed/refractory large B-cell lymphoma, and ABBV-951 for the treatment of motor fluctuations in patients with advanced Parkinson’s disease.

Total Stockholder Return (TSR)

AbbVie has a track record of robust total stockholder returns. Since inception, AbbVie’s TSR ranks in the top tier of its named peers and surpasses the cumulative total returns of the Standard & Poor’s 500 Index and the NYSE Arca Pharmaceutical Index, as shown in the tables below.

1-Year	3-Year	5-Year	10-Year
+24%	+110%	+111%	+613%

AbbVie’s Relative TSR Performance
Versus Peer Group (Multi-Year)	Versus Select Indices (10-Year)
2022

3rd place out of 10

3 Years

2nd place out of 10

5 Years

3rd place out of 10

10 Years

2nd place out of 10

AbbVie’s peer group above includes: Amgen, Inc; Bristol-Myers Squibb Company; Eli Lilly and Company; Gilead Sciences, Inc.; GlaxoSmithKline plc; Johnson & Johnson; Merck & Company, Inc; Novartis AG; and Pfizer Inc. TSR measured as of 12/31/22.

34         |     2023 Proxy Statement

EXECUTIVE COMPENSATION

TOTAL STOCKHOLDER RETURN (TSR)

Since becoming a public company in 2013, AbbVie has delivered a total stockholder return of 613%, which places AbbVie in the top tier of its Health Care Peers and surpasses the cumulative total returns of the Standard & Poor’s 500 Index and the NYSE Arca Pharmaceutical Index, as shown in the graph below. The following graph covers the period from January 2, 2013 (the first day AbbVie’s common stock began “regular-way” trading on the NYSE) through December 31, 2022. This graph assumes $100 was invested in AbbVie common stock and each index on January 2, 2013 and also assumes the reinvestment of dividends. The stock price performance in the following graph is not necessarily indicative of future stock price performance.

Comparison of Cumulative Total Return since AbbVie’s Inception

2023 Proxy Statement     |         35

EXECUTIVE COMPENSATION

COMPONENTS OF OUR COMPENSATION PROGRAM

The compensation committee of the board oversees our executive compensation program, which includes several compensation elements that have each been tailored to incentivize and reward specific aspects of company performance the board believes are central to delivering long-term stockholder value. Key components of our annual compensation program are listed below.

Base Salary

Designed to be competitive with market and industry norms, and to reflect individual performance

Individual salaries are established relative to market median based on each NEO’s individual performance, skills, and experience, and internal equity, as well as the company’s annual operating budget

Short-Term
Incentives

Performance Incentive Plan (PIP)

Based on non-GAAP performance measures such as:

— Income before taxes

— Platform revenue

— Operating margin

— Return on assets

— Strategic and leadership goals

Long-Term Incentives 80% Performance shares and performance-vested restricted stock units 20% Non-qualified stock options	Our Compensation Philosophy
Align executive interests with the drivers of stockholder returns and profitable growth
Support achievement of the company’s primary business goals to have a remarkable impact on patients’ lives
Attract and retain world-class executives whose talents and contributions sustain the growth in long-term stockholder value

The compensation committee is dedicated to ensuring that a substantial portion of executive compensation is “at-risk” and variable. Generally, more than three-fourths of our NEOs’ total direct compensation is variable and directly affected by both the company’s and the NEO’s performance.

The committee believes the use of non-GAAP metrics to measure company performance for incentive plan purposes is appropriate. The use of certain non-GAAP metrics aligns NEOs to performance objectives that are commonly used to evaluate the performance of the company, provide accountability, and avoid inappropriate windfalls or penalties due to factors outside of their control. Importantly, both the goals and the financial performance are presented on a consistent non-GAAP basis.

In 2022, AbbVie agreed to a nationwide settlement to resolve opioid-related claims with states and their respective subdivisions and special districts, provided that certain conditions are satisfied. This settlement will provide up to $2.02 billion to help support state and local efforts to address opioid-related issues in the United States, as well as reimburse attorneys' fees and costs. This includes costs for claims related to the generic prescription opioid business Allergan previously divested to Teva in 2016, as to which AbbVie and Teva have resolved Teva’s indemnification obligations. An accounting accrual for the settlement amount was previously recorded and disclosed for the second quarter of 2022. Consistent with AbbVie’s financial earnings release on July 29, 2022, certain financial metrics have been adjusted to exclude these costs, including for purposes of executive compensation.

In determining whether to adjust a metric for a settlement such as this, the compensation committee considers numerous factors, including:

(1)	Whether the allegations relate to misconduct by current AbbVie executives. Where allegations relate to misconduct by current executives, the committee would consider exercising its discretion to provide accountability, reduce compensation, and not adjust metrics, as it deems appropriate. In the case of the opioid settlement, it relates to liabilities associated with an acquired business (i.e., Allergan’s opioid portfolio). As the current AbbVie executives had no responsibility for the acquired business, the committee believes it is appropriate to limit the impact of the settlement costs on current executive compensation.

36         |     2023 Proxy Statement

EXECUTIVE COMPENSATION

(2)	Whether the settlement is in the best interests of AbbVie, its stockholders, and its other stakeholders. The committee believes that executives should be incentivized to enter into a settlement when it is in the best interests of AbbVie, its stockholders, and its other stakeholders to resolve the claims. In some matters, despite a lack of merit to the allegations made against the company or its officers or employees, the unpredictability of litigation (including, for example, the practical limitations on the ability to obtain ultimate appellate review to correct erroneous decisions by lower courts), even large settlements may be in the best interests of the company. For opioids, the settlement will bring certainty while also providing resources to support state and local efforts to address opioid-related issues.
(3)	Whether there is a risk of potential misconduct continuing. Consistent with our foundational AbbVie Principles, AbbVie is dedicated to transforming lives every day and working with uncompromising integrity in everything we do. The committee believes that compensation is an important tool in incentivizing ethical behavior and, as discussed above, has discretion to reduce compensation and not adjust metrics where there is a risk of continued misconduct. In this case, AbbVie continues to act responsibly regarding opioid products. When AbbVie acquired Allergan in 2020, we made the decision voluntarily to discontinue Allergan’s remaining opioid business (which represented a very small portion of market share). Moreover, AbbVie does not have any opioid products in distribution or its pipeline.
(4)	Whether an adjustment would create a misalignment between stockholder and executive interests. The committee strives to ensure AbbVie’s compensation programs and decisions are aligned with the interests of stockholders. Where a metric is adjusted for an earnings release or other investor communication, including guidance (consistent with common market practice), using that same adjusted metric for executive compensation ensures consistency and alignment between our investor communications and expectations and executive compensation decisions.

We understand that transparency on this decision-making process is important to our investors, and we are committed to disclosing the committee’s assessment of similar settlements that represent more than 0.2% of our market capitalization.

2022 PERFORMANCE RESULTS

The performance targets established under our annual and long-term incentive plans are rigorous and calibrated to a range of potential outcomes, with above target payouts for strong performance and below target payouts (including no payout) for below target performance. Targets are based on expected business, market and regulatory conditions, including expectations for our pipeline. The financial goals shown in the following table were carried by all of the NEOs as part of their 2022 performance goals. The specific weightings for each NEO are established at the start of each performance year based on the NEO’s role and anticipated contributions to the company’s annual objectives. Financial goals are set rigorously; achievement of these targets has resulted in top-tier industry performance.

Financial Goals

				2022 Target vs.			2022 Actual vs.
Goal and Expected Result(1)	2021 Actual		2022 Target	2021 Actual	2022 Actual		2022 Target
A. Non‑GAAP Income Before Taxes	$25.9 BN	(2)	$28.8 BN	111%	$29.2 BN	(2)	101%
B. Platform Revenue(3)	N/A	(3)	$38.3 BN	N/A (3)	$37.6 BN	(2)	98%
C. Adjusted Return on Assets	19.5%		22.9%	117%	23.0%		100%
D. Non‑GAAP Operating Margin	$28.2 BN	(2)	$30.8 BN	109%	$31.0 BN	(2)	101%
(1)	Results achieved reflect certain specified items, which are reconciled in Appendix B.
(2)	Evaluated on a constant currency basis.
(3)	Platform Revenue is a non-GAAP metric comprised of net revenues less total Humira sales and adjusted for foreign exchange, as outlined in Appendix B. We expect this metric to inform our focus as we navigate the Humira loss of exclusivity period and eventual return to growth. This was a new incentive metric for 2022 without a comparable 2021 actual result.

2023 Proxy Statement     |         37

EXECUTIVE COMPENSATION

The committee reviews and ensures all goals are appropriately rigorous and in line with the long-term success of the company. Each NEO achieved or exceeded his or her 2022 goals, which are listed below:

●	Richard A. Gonzalez: Drive top-tier business performance; execute key strategic initiatives to drive sustainable long-term business performance; deliver value to our stockholders, building investor confidence and credibility; successfully advance mid- and late-stage pipeline assets; continue to drive employee engagement and motivation around AbbVie’s mission and future prospects; and advance our transformation to a biopharmaceutical culture.
●	Robert A. Michael: Achieve proprietary pharmaceutical pipeline enhancement objectives and key product milestones; and provide support on corporate strategic initiatives and build shareholder value through investor activities.
●	Scott T. Reents: Achieve transaction integration objectives and enterprise synergy targets; and provide support on finance strategic initiatives.
●	Laura J. Schumacher: Successfully continue to develop and implement strategies to effectively resolve key litigation matters; achieve proprietary pharmaceutical pipeline enhancement objectives; execute biologics strategic development initiatives; and support research and development initiatives per company strategy.
●	Jeffrey R. Stewart: Achieve key product milestones; drive patient access of all therapies across the different franchises; and successfully adapt and execute market strategies relative to external considerations.
●	Azita Saleki-Gerhardt: Successfully drive operations optimization and milestones; execute on objectives including product launches and financial goals; and support research and development initiatives per company strategy.

In 2022, our NEOs continued to take a formal goal aligned to driving AbbVie’s environmental, social, and governance (ESG) framework. The ESG goal was weighted 10% within the short-term incentive program for each NEO. As part of this ESG goal category, all senior leaders, including the NEOs, continued to take a goal aligned to executing the equity, equality, diversity, and inclusion (EEDI) strategy.

AbbVie’s senior executives have different areas of focus when it comes to driving the company’s ESG framework, and together, the executives’ ESG accomplishments under this goal cover all of AbbVie’s material ESG drivers (which are discussed in more detail on page 7 of this proxy statement).

Key achievements under the ESG goal category in 2022 by AbbVie’s senior executives included, for example:

●	Expanded access to patients who have difficulty paying for their medicine by providing medicine to more than 198,000 U.S. patients at no cost through our patient assistance program.
●	Attained #1 ranking in the biotech sector on the S&P Corporate Sustainability Assessment.
●	Maintained recognition on more than 40 Great Place to Work® and Top Employer rankings globally. More details on the external recognition of AbbVie’s efforts can be found on page 10 of this proxy statement.
●	Continued to surpass our 2025 scope 1 and 2 carbon emissions targets in advance of original target dates.
●	Published “Pricing & Access of Our Innovative Medicines” detailing our global approach to pricing and access on AbbVie.com.
●	Expanded the number of clinical trials with dedicated diversity plans to drive diverse clinical trial enrollment.

38         |     2023 Proxy Statement

EXECUTIVE COMPENSATION

Our Equity, Equality, Diversity, and Inclusion (EEDI) strategy includes specific priority areas to ensure AbbVie fosters a community that is inclusive and working for our people, patients and business. 2022 progress on this strategy includes continuing to:

●	Leverage talent attraction and talent management for stronger workforce representation of the diverse patients we serve worldwide. In addition to our existing executive diversity mentoring and sponsorship programs, in 2022 we launched ASCEND (Accelerating Success, Cultivating Excellence, Nurturing Diversity), a talent development program for mid-level U.S. employees, focused on those in underrepresented populations, to enhance our talent and leadership pipeline and opportunities to thrive.
●	Continue to strengthen the inclusive-leader competency in our people leaders, with emphasis on enhanced understanding, skill building, ownership, and accountability. Education remains a priority accelerator along this journey for leaders and employees, including a new speaker series called Going Deep to enrich our journey of learning together. We also launched additional hiring manager education, enhancing our approach to inclusive recruiting and hiring practices and expectations, including: talent sourcing, diversity in candidate slates and interview panels, and unconscious bias awareness.
●	Strengthen community, well-being and belonging. We continued our focus on creating connections and building a sense of community through the work of our Employee Resource Groups and related communities, because community fosters greater belonging, and belonging is essential to greater performance. In addition, we make it a priority to listen to the voices of our employees, regularly, through Employee Voice Sessions. These sessions keep a pulse on what’s on the hearts and minds of employees, enhancing workplace culture, often surfacing important ideas and advancing inclusion. Listening to employees builds trust and has enabled us to expand opportunities for belonging. For example, the Jewish Resource Committee, once just a listening session idea, now has substantial employee and ally membership, advancing awareness via educational events and serving as an important resource to elevate and amplify our inclusive culture.

STOCKHOLDER ENGAGEMENT

2022 Say on Pay Results

At our 2022 Annual Meeting, the say on pay proposal received support from 89% of our stockholders. The board and compensation committee are encouraged by the continued, consistent stockholder support for our executive compensation program.

89% Say on Pay Results

AbbVie is committed to regular, ongoing engagement with stockholders to ensure that we continue to understand stockholder feedback about our compensation program and incorporate that feedback into the compensation decision-making process. To that end, in 2022 AbbVie reached out to stockholders representing over 40% of the company’s outstanding shares.

In these discussions, the aggregate feedback acknowledged the alignment of our executives’ pay with AbbVie’s performance and expressed support for our compensation program, consistent with the level of stockholder support for our say on pay proposals since inception. The feedback informs the compensation committee’s continuous assessment of the program design and ongoing discussions with stockholders, which contribute to the evolution of the programs.

2023 Proxy Statement     |         39

EXECUTIVE COMPENSATION

COMPENSATION PROGRAM GOVERNANCE SUMMARY

In addition to strong alignment of pay with the performance of the company and our NEOs, we maintain and are committed to good governance practices, including the following:

● ● ●
Good Governance Practices
Balanced Incentive Plan Design
✓
Annual incentive plan includes financial, operational, and strategic metrics to assess performance
✓
Annual incentive payout matrix used to define and cap the range for the committee’s determinations (at or below the plan maximum of 200% of target)
✓
Long-term incentive design emphasizing multiple, relative performance metrics and multi-year performance periods
✓
No duplication of performance metrics in short- and long-term incentives

Pay Equity and Sustainability
✓
Commitment to pay equity and annual pay equity analyses to ensure pay is equitable across genders and ethnicities among U.S. employees
✓
Incorporation of ESG into the strategic/leadership goals within the annual incentive plan

Strong Governance Practices
✓
Committee has broad discretion to claw back incentive awards in the unlikely event of a restatement of earnings or material breach of the AbbVie Code of Business Conduct
✓
Anti-hedging and anti-pledging policies
✓
Annual comprehensive compensation program risk review

Pay for Performance and Stockholder Alignment	✓ Short- and long-term incentive programs closely align with performance ✓ Majority of NEO compensation tied to long-term performance ✓ Proactive stockholder engagement process
Robust Stock Ownership Requirements	✓ 6x salary for CEO and 3x salary for NEOs ✓ 5x annual fees for non-employee directors ✓ NEOs must hold and not sell equity until the minimum stock ownership requirement is satisfied
Responsible Pay Practices
✓
No single trigger vesting of equity or other benefits in the event of a change in control
✓
No repricing of stock options without express stockholder approval
✓
No tax gross-ups in executive compensation program
✓
No employment contracts
✓
No guaranteed short-term incentives or equity awards
✓
No dividends paid on unearned performance awards

40         |     2023 Proxy Statement

EXECUTIVE COMPENSATION

Executive Compensation Process

COMMITMENT TO PERFORMANCE-BASED AWARDS

The majority of AbbVie’s NEO pay is performance-based. Specific goals and targets are the foundation of our pay-for-performance process, and this section describes how they apply to each pay component. Though quantitative metrics such as financial and operational results are a central part of our performance assessment, some goals such as leadership and progress against strategic and long-term objectives are difficult to measure using numeric or formulaic criteria. As such, the compensation committee also conducts a qualitative assessment of individual performance to ensure the overall assessment of performance and pay decisions are aligned with the company’s true performance over a period of time. A discussion of the decision-making criteria for each pay component follows.

COMMITTEE PROCESS FOR SETTING TOTAL COMPENSATION

Each February, the committee, with the assistance of its independent compensation consultant and AbbVie’s management team, determines pay levels for NEOs. The process starts with a consideration of compensation levels and the mix of compensation for comparable executives at companies in AbbVie’s Health Care Peer Group, which are listed below in the section captioned “Compensation Benchmarking.” After this benchmark review, the committee establishes NEO compensation—base salary adjustments, annual incentive awards, and long-term incentive awards—relative to the peer median in each instance. Awards can be differentiated from the peer compensation levels based on company performance, each NEO’s individual performance, leadership, and contributions to AbbVie’s business and strategic performance.

COMPENSATION BENCHMARKING

To provide the appropriate context for executive pay decisions, the committee, in consultation with its independent compensation consultant, assesses the compensation practices and pay levels of AbbVie’s Health Care Peer Group. The committee chooses to focus on the Health Care Peer Group because its constituents share important characteristics with AbbVie, particularly the global emphasis on research-based pharmaceuticals and biopharmaceutical therapies and the regulatory environment within which they operate. Members of the Health Care Peer Group are AbbVie’s primary competitors for executive talent and are companies the committee believes chiefly represent our competitive market:

Health Care Peer Group
Amgen, Inc.
Bristol-Myers Squibb Company
Eli Lilly and Company
Gilead Sciences, Inc.
GlaxoSmithKline plc
Johnson & Johnson
Merck & Company, Inc.
Novartis AG
Pfizer Inc.

ROLE OF THE COMPENSATION CONSULTANT

Beginning in June 2022, the committee engaged Semler Brossy as its independent compensation consultant. Prior to this time, the committee had engaged Compensation Advisory Partners as its independent compensation consultant. The committee’s independent consultant reports directly to the chair of the committee. The consultant meets regularly, and as needed, with the committee in executive sessions, with direct access to the chair during and between meetings. The committee determines what variables it will instruct its consultant to consider, which include: peer groups against which performance and pay should be examined, metrics to be used to assess AbbVie’s performance, competitive incentive practices in the marketplace, and compensation levels relative to market benchmarks.

2023 Proxy Statement     |         41

EXECUTIVE COMPENSATION

COMPENSATION RISK OVERSIGHT

The company has established, and the compensation committee endorses, several controls to address and mitigate compensation-related risk, such as employing a diverse set of performance metrics, maintaining robust stock ownership guidelines for its executives and non-employee directors, and retaining broad discretion to recover incentive awards in the unlikely event that incentive plan award decisions are based on earnings that are subsequently restated or based on misconduct that would constitute a material breach of the AbbVie Code of Business Conduct. The committee, in collaboration with its independent compensation consultant, identified no material risks in AbbVie’s compensation programs in 2022.

When considering compensation-related risk, the committee is aware of certain risks associated with drug pricing decisions. The committee weighs these, as well as other risks material to the company, when designing AbbVie’s compensation programs. In addition, the committee, comprised entirely of independent directors, has discretion to adjust incentive payments, if needed, including to reflect decisions executives make that may impact AbbVie’s reputation and long-term sustainability.

Compensation Plan Elements

Three primary components make up AbbVie’s executive pay program: (1) base salary, (2) short-term incentives and (3) long-term incentives. The structure of each component is tailored to serve a specific function and purpose.

BASE SALARY

The compensation committee sets appropriate levels of base salary to ensure that AbbVie can attract and retain a leadership team that will continue to meet our commitments to customers and patients and sustain long-term profitable growth for our stockholders. Generally, the committee considers the median of the Health Care Peer Group as an initial benchmark, but also references additional information as needed. Specific pay rates are then established for each NEO relative to his or her market benchmark based on the NEO’s performance, experience, unique skills, internal equity with others at AbbVie, and the company’s operating budget.

SHORT-TERM INCENTIVES

Performance Incentive Plan

Annual cash incentives are paid to NEOs through AbbVie’s Performance Incentive Plan (PIP), which rewards executives for achieving key financial and non-financial goals measured at the company and individual levels. AbbVie’s PIP structure is designed to align NEOs’ interests directly with AbbVie’s annual operating strategies to advance our mission, financial goals, and leadership behaviors. In doing so, it provides a direct link between the NEOs’ short-term incentives and the company’s and the NEOs’ annual performance results through measurable financial and operational performance followed by qualitative assessments of clearly defined strategic progress and leadership behaviors.

42         |     2023 Proxy Statement

EXECUTIVE COMPENSATION

NEO target incentive amounts are set as a percentage of base salary. Mr. Gonzalez’s target is 165% of base salary. The targets for the other NEOs range from 110% to 125% of base salary. Mr. Reents’ target was set at 110% when he was appointed Executive Vice President, Chief Financial Officer. The maximum potential payout under the PIP is capped at 200% of target for all participants.

Determining actual incentive amounts is a multi-step process. First, an initial performance score is calculated for each NEO based on performance against weighted financial and strategic/leadership goals. This performance score results in a preliminary award amount of up to 100% of target only. Final awards are determined by the compensation committee based on a qualitative assessment of holistic performance. A formal payout matrix based on income before taxes and platform revenue guides the committee by capping the range of final awards at or below the plan maximum of 200% of target. This process is more fully described below:

Illustration of 2022 Incentive Calculation

Target Award	x	Performance Score	=	Preliminary Award	→	Final Committee Decision	=	Final Award

Plan Governance:				Maximum 100% of Target per plan design		2022 Performance results: Capped at 150% of Target per payout matrix (below 200% plan maximum)

Initial Performance Score

Initial performance scores are calculated for each NEO based on performance against weighted financial and strategic/leadership goals. The goals and their respective weightings are summarized in the chart below. The specific goals and weightings for each NEO (including the CEO) are established at the start of each performance year based on the NEO’s role and anticipated contributions to the company’s annual objectives.

		Platform Revenue,
	Income	Operating Margin,
	Before	and Return on	R&D/	Business
	Taxes	Assets	Innovation	Development	ESG	Other
Richard A. Gonzalez	20%	60%	10%		10%
Robert A. Michael	20%	60%			10%	10%
Scott T. Reents	20%	60%			10%	10%
Laura J. Schumacher	20%	20%	10%	10%	10%	30%
Jeffrey R. Stewart	20%	50%			10%	20%
Azita Saleki-Gerhardt	20%	10%	10%		10%	50%

Assessments of performance against financial results consider the effect of foreign exchange and other specified adjustments and/or unusual or unpredictable events, and the appropriateness of these adjustments is reviewed annually by the committee. In 2022, specified adjustments included intangible asset amortization, acquisition and integration-related costs, IPR&D and milestones expense, change in fair value of contingent consideration, impacts related to tax law changes, and other items, as described in Appendix B.

2023 Proxy Statement     |         43

EXECUTIVE COMPENSATION

Annual Incentive Payout Matrix and Final Committee Decisions

The annual incentive payout matrix establishes a potential range of final incentive outcomes based on income before taxes and platform revenue. For 2022, actual income before taxes was 101% compared to target, while actual platform revenue performance was 98% compared to target. As a result of this performance, the annual incentive payout matrix capped the annual incentives at 150% of target, below the plan maximum of 200% of target.

Annual Incentive					2022 Target vs.			2022 Actual vs.
Payout Matrix(1)	2021 Actual			2022 Target	2021 Actual	2022 Actual		2022 Target
Non‑GAAP Income Before Taxes		$25.9 BN	(2)	$28.8 BN	111%	$29.2 BN	(2)	101%
Platform Revenue(3)	$	N/A	(3)	38.3 BN	N/A	$37.6 BN	(2)	98%
				2022 Payout		Capped at 150% of target
				Matrix Result		(below 200% plan maximum)
(1)	Results achieved reflect certain specified items, which are reconciled in Appendix B.
(2)	Evaluated on a constant currency basis.
(3)	Platform Revenue is a non-GAAP metric comprised of net revenues less total Humira sales and adjusted for foreign exchange, as outlined in Appendix B. We expect this metric to inform our focus as we navigate the Humira loss of exclusivity period and eventual return to growth. This was a new incentive metric for 2022 without a comparable 2021 actual result.

Final awards are determined by the compensation committee based on a qualitative assessment of holistic performance. While the committee relies heavily on objective, quantitative metrics to determine PIP awards, this qualitative element ensures the review is comprehensive and includes all individual, strategic, and leadership goals for which assessment is not dictated solely by numeric or formulaic applications. Moreover, while each participant has predetermined goals, the committee also considers relative achievements and/or developments in the company, the marketplace, and the global economy that could not have been foreseen when individual goals were established. Actual awards paid ranged from 135% to 150% of the target award.

	Target	Actual Award	Incentive
	Award	Paid	Target %
Richard A. Gonzalez	$2,805,000	$ 3,927,000	165%
Robert A. Michael	1,673,750	2,510,625	125%
Scott T. Reents	990,000	1,400,000	110%
Laura J. Schumacher	1,553,158	2,252,079	120%
Jeffrey R. Stewart	1,225,340	1,654,208	110%
Azita Saleki-Gerhardt	959,504	1,439,255	110%

44         |     2023 Proxy Statement

EXECUTIVE COMPENSATION

LONG-TERM INCENTIVES

The LTI program design aligns AbbVie’s long-term incentive compensation with key operational and financial initiatives, including sustained EPS growth and generation of superior investment returns relative to peers. In 2022, NEOs received annual grant LTI awards with the following characteristics:

Long-Term Incentive Program

Award Type	Metric	Performance Period
40% Performance Shares	EPS 3‑Year Relative TSR Modifier	3 Years
40% Performance‑Vested Restricted Stock	Relative Return on Invested Capital	3 Years
20% Non‑Qualified Stock Options	Stock Price Appreciation	10‑year term
●	Performance Shares (40% of total LTI award)—These awards have the potential to vest at 0% to 250% of target after a three-year performance period and are earned based on company performance in earnings per share (EPS) and relative total stockholder return (TSR). TSR performance is measured relative to a group made up of companies that are constituents in either the S&P Pharmaceutical, Biotech, and Life Science Index or the NYSE Arca Pharmaceutical Index. Dividends on performance shares accrue during the performance period and are paid at vesting only to the extent that shares are earned.
●	Performance-Vested Restricted Stock (40% of total LTI award)—These awards have the potential to vest at 0% to 200% of target in one-third increments during a three-year performance period based on AbbVie’s return on invested capital (ROIC) articulated as pre-set goals and measured relative to a group made up of companies that are constituents in either the S&P Pharmaceutical, Biotech, and Life Science Index or the NYSE Arca Pharmaceutical Index. Dividends accrue during the performance period and are paid at vesting only to the extent that shares are earned.
●	Non-Qualified Stock Options (20% of total LTI award)—These awards have the potential to vest in one-third increments on each of the first three annual anniversaries of the grant date, subject to continued employment with the company. The option exercise price is set at or above fair market value on the grant date. To the extent that the options vest, the award expires ten years after the grant date.

Performance Share and Performance-Vested Restricted Stock Performance Targets and Results

Performance targets and results associated with the 2022 annual grant awards of performance shares and performance-vested restricted stock are shown below. Total stockholder return results are in progress; these results and their impact on final payout will be disclosed following the completion of the three-year performance period.

Performance Objective	Threshold	Target	Maximum	Result	Impact on Payout
Adjusted Diluted EPS(1,2)	$13.66	$13.71	$13.91	$13.77	130%
Relative TSR	Relative TSR is measured over a 3‑year performance period and used as a modifier
Relative ROIC(2) (2022 Award)	40th ‑ 50th percentile	50th ‑ 65th percentile	>85th percentile	86th percentile	200%
Relative ROIC(2) (2021 Award)	40th ‑ 50th percentile	50th ‑ 65th percentile	>85th percentile	85th percentile	200%
Relative ROIC(2) (2020 Award)	40th ‑ 50th percentile	50th ‑ 65th percentile	>85th percentile	84th percentile	175%
(1)	Diluted earnings per share is adjusted to exclude certain specified items and is a non-GAAP measure, which is reconciled in Appendix B.
(2)	Beginning in 2022, for purposes of external financial reporting, AbbVie modified its presentation of non-GAAP financial measures and began to include the impact of upfront and milestone payments related to collaborations, licensing agreements, and other asset acquisitions in its reported non-GAAP financial

2023 Proxy Statement     |         45

EXECUTIVE COMPENSATION

measures. Due to the uncertainty associated with the timing of upfront and milestone payments, the financial goals established to evaluate management performance for purposes of incentive compensation exclude the impact of these payments. However, the performance goals shown in this table have been adjusted to account for upfront and milestone expenses in 2022 and the results include the impact of those payments.

AbbVie granted performance shares in 2020 that were subject to a 3-year performance cycle that ended December 31, 2022. The table below describes the performance objectives, outcomes, and shares earned.

Performance					Performance
Objective	Threshold	Target	Maximum	Actual	Modifier
Relative TSR	15 pts below index	Equal to index performance	15 pts above index	67.7 pts above index	125%

AbbVie’s policy with respect to its annual equity award for all eligible employees, including the NEOs, is to grant the award and set the grant price at the compensation committee’s regularly scheduled February meeting each year.

These meeting dates generally are the third Thursday of February and are scheduled two years in advance. The grant price is the average of the highest and lowest trading prices of a common share on the date of the grant (rounded up to the next even penny). The grant price for the 2022 annual grant was $144.54. The high, low and closing prices of an AbbVie common share on the grant date (February 17, 2022) were $145.47, $143.58, and $144.97 respectively. All LTI awards are subject to a minimum vesting period of 12 months.

BENEFITS

Benefits are an important part of retention and capital preservation for all employees, helping to protect against the impact of unexpected catastrophic loss of health and/or earnings potential, as well as providing a means to save and accumulate for retirement or other post-employment needs.

Each of the benefits described below supports the company’s objective of providing a market competitive total rewards program. Individual benefits do not directly affect decisions regarding other benefits or pay components, except to the extent that all benefits and pay components must, in aggregate, be competitive, as previously discussed.

Retirement Benefits

The NEOs and other eligible U.S. employees participate in the AbbVie Pension Plan, the company’s principal qualified defined benefit plan. NEOs and certain other employees also participate in the AbbVie Supplemental Pension Plan. These plans are described in greater detail in the section of this proxy statement captioned “Pension Benefits.”

The Supplemental Pension Plan is a non-qualified defined benefit plan that cannot be secured in a manner similar to a qualified plan, for which assets are held in trust, so eligible NEOs receive an annual cash payment equal to the increase in the present value of their Supplemental Pension Plan benefit. Eligible NEOs have the option of depositing the annual payment into an individually established grantor trust, net of tax withholdings. Deposited amounts may be credited with the difference between the NEO’s actual annual trust earnings and the rate used to calculate trust funding (currently 8 percent). Amounts deposited in the individual trusts are not tax-deferred and the NEOs personally pay the taxes on those amounts without gross-ups.

The manner in which the grantor trust assets are to be distributed to an NEO upon retirement from the company generally follows the distribution method elected by the NEO under the AbbVie Pension Plan. If an NEO (or the NEO’s surviving spouse, depending on the pension distribution method elected by the NEO under the AbbVie Pension Plan) lives beyond the actuarial life expectancy age used to determine the Supplemental Pension Plan benefit, and therefore exhausts the trust balance, the Supplemental Pension Plan benefit will be paid to the NEO (or his or her surviving spouse) by AbbVie.

46         |     2023 Proxy Statement

EXECUTIVE COMPENSATION

Savings Plans

The NEOs and other eligible U.S. employees are permitted to defer a portion of their annual base salary under the AbbVie Savings Plan, the company’s principal qualified defined contribution plan, up to the IRS contribution limits. Eligible NEOs also may defer up to 18 percent of their base salary, less contributions to the AbbVie Savings Plan, to the AbbVie Supplemental Savings Plan, which is a non-qualified defined contribution plan. Eligible NEOs may defer these amounts to unfunded book accounts or choose to have the amounts paid in cash on a current basis and deposited into individually established grantor trusts, net of tax withholdings. These amounts are credited annually with earnings. Amounts deposited in the individual trusts are not tax-deferred and the NEOs personally pay the taxes on those amounts without gross-ups.

NEOs elect the manner in which the assets held in their grantor trusts will be distributed to them upon retirement or other separation from the company. These arrangements are described in greater detail in this proxy statement beginning with the section captioned “Summary Compensation Table.”

Financial Planning

NEOs are paid an annual stipend of $10,000 for estate planning advice, tax preparation and general financial planning fees. The stipend is income to the NEO, who is responsible for payment of all resulting taxes without gross-ups.

Company-Provided Transportation

NEOs are eligible for transportation perquisites that are designed to improve the effectiveness and efficiency of their work, including the use of a company-leased vehicle and access to company-provided air travel, as appropriate. In some circumstances, these benefits may be used for personal travel, which would then be considered part of the NEO’s total compensation and treated as taxable income to them under applicable tax laws. The NEOs pay the taxes on such income without gross-ups.

Disability Benefits

In addition to AbbVie’s standard disability benefits, NEOs are eligible for a monthly long-term disability benefit, which is described on page 68 of this proxy statement.

EMPLOYMENT AGREEMENTS

AbbVie does not have employment agreements with any of its NEOs.

EXCISE TAX GROSS-UPS

AbbVie does not provide excise tax gross-ups on NEO compensation.

CHANGE IN CONTROL AGREEMENTS

AbbVie has entered into change in control agreements with its NEOs to aid in retention and recruitment, encourage continued attention and dedication to assigned duties during periods involving a possible change in control of the company, and to protect the earned benefits of the NEOs against potential adverse changes resulting from a change in control.

The change in control agreements contain a double-trigger feature, meaning that if the NEO’s employment is terminated other than for cause or permanent disability, or if the NEO elects to terminate employment for good reason, within two years following a change in control, he or she is entitled to receive certain pay and benefits as described in the section of this proxy statement captioned “Potential Payments upon Termination or Change in Control.”

2023 Proxy Statement     |         47

EXECUTIVE COMPENSATION

Other Matters

STOCK OWNERSHIP GUIDELINES

AbbVie’s stock ownership guidelines are designed to further promote sustained stockholder return and to ensure the company’s senior executives remain focused on both short- and long-term objectives. Each senior executive has five years from the date of election or appointment to his or her position to achieve the ownership level associated with his or her position. NEOs are not allowed to sell stock, except for tax withholding at vesting or exercise, if they do not satisfy the minimum stock ownership requirement. The minimum stock ownership guidelines for the CEO and other NEOs are as follows:

Executive	Stock Ownership Requirement	Requirement Met?
Richard A. Gonzalez	6x Base Salary	Yes
Robert A. Michael	3x Base Salary	Yes
Scott T. Reents	3x Base Salary	Yes
Laura J. Schumacher	3x Base Salary	Yes
Jeffrey R. Stewart	3x Base Salary	Yes
Azita Saleki-Gerhardt	3x Base Salary	Yes

In addition, AbbVie’s non-employee directors are required to own AbbVie stock valued at five times (5x) the annual fee for service as a director under the AbbVie Non-Employee Directors’ Fee Plan within five years of joining the board or as soon as practicable thereafter.

CLAWBACK POLICY

The committee does not anticipate there would ever be circumstances where a restatement of earnings upon which any incentive plan award decisions were based would occur or circumstances where an executive officer engages in misconduct that would constitute a material breach of the AbbVie Code of Business Conduct. Nevertheless, the committee, in evaluating such circumstances, has broad discretion to take all actions necessary to protect the interests of stockholders, up to and including actions to recover incentive awards. Further, the company is committed to disclosing in its annual proxy statement the occurrence of any recoupment regarding an executive officer when the underlying violation has already been publicly disclosed in company filings with the SEC. For more details, AbbVie’s Code of Business Conduct is available in the corporate governance section of AbbVie’s investor relations website at www.abbvieinvestor.com.

ANTI-HEDGING AND ANTI-PLEDGING POLICIES

AbbVie has a formal policy that prohibits directors and officers subject to Section 16 of the Exchange Act, including all of the NEOs, from entering into or engaging in the purchase or sale of financial instruments that are designed to hedge or offset any decrease in the market value of AbbVie equity securities they hold. AbbVie also has a formal policy that prohibits directors and officers subject to Section 16 of the Exchange Act, including all of the NEOs, from pledging AbbVie common stock as collateral for a loan.

In addition, the AbbVie Amended and Restated 2013 Incentive Stock Program provides that no long-term incentive award may be assigned, alienated, sold or transferred other than by will or by the laws of descent and distribution or as permitted by the compensation committee for estate planning purposes, and no award and no right under any award may be pledged, alienated, attached or otherwise encumbered. All members of senior management, including the company’s NEOs and certain other employees, are required to clear any transaction involving company stock with the Legal department prior to entering into such transaction.

48         |     2023 Proxy Statement

EXECUTIVE COMPENSATION

Compensation Committee Report

The compensation committee of the board of directors is primarily responsible for reviewing, approving and overseeing AbbVie’s compensation plans and practices, and works with management and the committee’s independent compensation consultant to establish AbbVie’s executive compensation philosophy and programs. The committee reviewed and discussed the Compensation Discussion and Analysis with management and recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee

R. Austin, Chair, T. Freyman, G. Tilton, and F. Waddell

Compensation Risk Assessment

During 2022, in collaboration with the compensation committee’s independent compensation consultant, AbbVie conducted an in-depth risk assessment of its compensation policies and practices, including those related to executive compensation programs for NEOs. The risk assessment included a quantitative and qualitative analysis of AbbVie’s executive compensation programs and broader employee incentive compensation plans. AbbVie also considered how these programs compare, from a design perspective, to programs maintained by other companies. Based on this assessment, it was determined that AbbVie’s executive compensation programs are balanced and appropriately incent employees, and any risks arising from the compensation policies and practices are not reasonably likely to have a material adverse effect on AbbVie. The following factors were among those considered in making this determination:

●	AbbVie is committed to pay equity and conducts pay equity analyses annually to ensure pay is equitable across genders and ethnicities among U.S. employees.
●	AbbVie’s compensation structure contributes to a corporate culture that encourages our NEOs to regard AbbVie as a long-term employer. For example, equity awards vest over multi-year periods, which encourages NEOs to consider the long-term impact of their decisions and align their interests with those of AbbVie’s stockholders.
●	AbbVie’s annual incentive program is based on multiple performance measures, balancing earnings achievement with other factors. Since earnings are a key component of stock price performance, this aspect of AbbVie’s compensation plan also promotes alignment with stockholder interests.
●	AbbVie does not include certain pay design features that may have the potential to encourage excessive risk-taking, such as: over-weighting toward annual incentives, highly leveraged payout curves, unreasonable thresholds or dramatic changes in payout opportunity at certain performance levels that may encourage inappropriate short-term business decisions to meet payout thresholds. In addition, a limit of 200% of target applies to any awards made under the NEO short-term incentive plan.
●	AbbVie’s annual long-term incentive program focuses NEOs on longer-term operating performance and aligns NEOs with stockholder interests through the use of multi-year performance periods and multiple performance measures, including relative total stockholder return. AbbVie’s NEOs received roughly two-thirds of their total direct compensation in the form of long-term incentives (20% of which are stock options that may vest over a three-year period and 80% of which are performance-based awards that may vest over a three-year performance period).
●	AbbVie makes equity awards and sets grant prices at the same time each year, at the compensation committee’s regularly scheduled meeting in February. In addition, AbbVie does not award discounted stock options or immediately vesting equity awards.
●	AbbVie has robust stock ownership guidelines for its senior executives, which promotes alignment with stockholder interests, and other good governance equity practices such as anti-hedging and anti-pledging policies.
●	AbbVie’s compensation committee has the ability to exercise downward discretion in determining annual incentive plan payouts.

2023 Proxy Statement     |         49

EXECUTIVE COMPENSATION

●	AbbVie’s compensation committee has broad discretion to claw back incentive compensation that was awarded based on financials that were later restated or based on a material breach of the AbbVie Code of Business Conduct.
●	AbbVie requires mandatory training on its code of conduct and policies and procedures to educate its employees on appropriate behaviors and the consequences of taking inappropriate actions.

The risk assessment results were presented to the compensation committee by its independent compensation consultant.

50         |     2023 Proxy Statement

EXECUTIVE COMPENSATION

Summary Compensation Table

This section contains compensation information for AbbVie’s NEOs for the fiscal year ended December 31, 2022. The following table summarizes compensation awarded to, earned by and/or paid to AbbVie’s NEOs in connection with their service to AbbVie during 2022, 2021 and 2020, as applicable. The section of this proxy statement captioned “Compensation Plan Elements” describes in greater detail the information reported in this table.

							Change
							in Pension
							Value and
							Non‑qualified
						Non‑Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)	($)	($)(1)	($)(2)	($)(3)	($)(4)(5)	($)(6)	($)
Richard A. Gonzalez	2022	$1,700,000	0	15,301,308	3,598,419	3,927,000	439,214	1,321,244	$26,287,185
Chairman of the Board and	2021	1,700,000	0	12,573,689	3,134,649	4,908,750	780,993	814,073	23,912,154
Chief Executive Officer	2020	1,688,462	0	11,644,996	2,781,662	4,908,750	2,224,135	759,586	24,007,591
Robert A. Michael(7)	2022	1,330,000	0	4,675,204	1,099,516	2,510,625	1,607	157,417	9,774,369
Vice Chairman and	2021	1,129,881	0	4,258,823	1,061,733	2,630,000	2,525,840	61,389	11,667,666
President	2020	1,065,385	0	5,406,515	1,291,477	2,110,000	3,571,858	49,394	13,494,629
Scott T. Reents(7)	2022	753,139	0	2,104,732	259,874	1,400,000	973,716	130,475	5,621,936
Executive Vice President, Chief
Financial Officer
Laura J. Schumacher(8)	2022	1,285,599	0	5,525,464	1,299,415	2,252,079	604,070	638,660	11,605,287
Vice Chairman, External Affairs	2021	1,248,154	0	4,258,823	1,061,733	2,638,860	2,912,698	291,570	12,411,838
and Chief Legal Officer	2020	1,211,808	0	5,822,401	1,390,831	2,550,000	5,716,702	434,534	17,126,276
Jeffrey R. Stewart	2022	1,106,458	0	5,612,478	849,618	1,654,208	179,792	222,565	9,625,119
Executive Vice President, Chief	2021	1,074,231	0	2,839,144	707,822	2,050,000	2,212,898	129,001	9,013,096
Commercial Officer
Azita Saleki-Gerhardt	2022	866,413	0	5,399,913	799,644	1,439,255	223,236	271,087	8,999,548
Executive Vice President,
Operations
(1)	In accordance with Securities and Exchange Commission (SEC) rules, the amounts in this column represent the aggregate grant date fair value of the awards determined in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718. AbbVie generally determines the grant date fair value of stock awards by multiplying the number of shares granted by the average of the high and low market prices of one share of AbbVie common stock on the award grant date. The grant date fair value of performance shares with a TSR market condition are determined using the Monte Carlo simulation model.
(2)	In accordance with SEC rules, the amounts in this column represent the aggregate grant date fair value of the awards determined in accordance with FASB ASC Topic 718. These amounts were determined as of the option grant date using a Black-Scholes stock option valuation model. These amounts are being reported solely for the purpose of comparative disclosure in accordance with the SEC rules. There is no certainty that the amount determined using a Black-Scholes stock option valuation model would be the value at which employee stock options would be traded for cash. The weighted-average assumptions used to estimate the grant date fair value of options granted in 2022, along with the weighted-average grant date fair value, are shown below:

Assumption
Risk‑free interest rate	1.88%
Average life of options (years)	5.9
Volatility	26.59%
Dividend yield	4.26%
Fair value per stock option	$22.83
(3)	The compensation reported in this column for 2022 was earned as a performance-based incentive award pursuant to the AbbVie Performance Incentive Plan. Additional information regarding the plan can be found in the Compensation Plan Elements section of this proxy statement.

2023 Proxy Statement     |         51

EXECUTIVE COMPENSATION

(4)	The plan amounts shown below are reported in this column, except as described in this paragraph. The amounts shown beside each NEO’s name are for 2022, 2021, and 2020, respectively, as applicable. Negative amounts under the AbbVie Pension Plan and the AbbVie Supplemental Pension Plan are excluded from this column in accordance with SEC rules.

AbbVie Pension Plan

R. Gonzalez: $(48,867) / $(9,939) / $8,696; R. Michael: $(269,837) / $30,894 / $214,038; S. Reents: $(11,195); L. Schumacher: $(231,493) / $66,444 / $219,159; J. Stewart: $(263,944) / $37,175; and

A. Saleki-Gerhardt: $(202,627).

AbbVie Supplemental Pension Plan

R. Gonzalez: $(3,814,003) / $(1,096,337) / $1,298,329; R. Michael: $(1,162,821) / $2,494,946 / $3,357,820; S. Reents: $893,948; L. Schumacher: $(3,918,398) / $1,773,374 / $4,235,519; J. Stewart: $(1,248,100) / $1,899,249; and A. Saleki-Gerhardt: $(1,289,139).

The changes in pension value result primarily from the following factors: (i) the effect of changes in the actuarial assumptions AbbVie uses to calculate plan liability for financial reporting purposes; (ii) additional pension benefit accrual under the Pension Plan and the Supplemental Pension Plan; and (iii) the impact of the time value of money on the pension value.

Non-Qualified Defined Contribution Plan Earnings

The totals in this column include reportable interest credited under the AbbVie Performance Incentive Plan and the AbbVie Supplemental Savings Plan.

R. Gonzalez: $439,214 / $780,933 / $917,110; R. Michael: $1,607; S. Reents: $79,768; L. Schumacher: $604,070 / $1,072,880 / $1,262,024; J. Stewart: $179,792 / $276,474; and A. Saleki-Gerhardt: $223,236.

(5)	The amounts shown in this column include the change in pension value during the applicable year, which is attributable to changes in actuarial assumptions (primarily discount rate and mortality tables) and other factors based on plan design (primarily pay, service and age).

The present value of a pension benefit is determined, in part, by the discount rate used for accounting purposes. The discount rate is determined by reference to the prevailing market rate of interest. In 2022, interest rates increased and the discount rates used for the Pension Plan and the Supplemental Pension Plan were increased to reflect that change. An increase in the discount rate decreases the present value of participants’ pension benefits while actual monthly payments to be made to participants are not changed. The discount rate used for 2022 was 5.32% for the Pension Plan and 5.30% for the Supplemental Pension Plan. The discount rate used for 2021 was 3.25% for the Pension Plan and 3.21% for the Supplemental Pension Plan. The discount rate used for 2020 was 3.02% for the Pension Plan and 2.94% for the Supplemental Pension Plan. The mortality assumptions that apply for actuarial purposes also affect pension values.

In addition to the effect of the changes in actuarial assumptions, other factors built into the plans contributed to the change in pension value. The change in pension value numbers reflect the application of the benefit formulas under the Pension Plan and the Supplemental Pension Plan, which are described in the section of this proxy statement captioned “Pension Benefits.” As participants’ pay changes, the formulas yield revised pension values. Furthermore, as a participant ages and service credit accumulates year over year (before the participant is eligible for unreduced pension benefits), the present value of his or her pension benefits increases, even without changes in pay or actuarial assumptions.

(6)	The amounts shown below are reported in this column for 2022, 2021 and 2020, respectively, as applicable.

52         |     2023 Proxy Statement

EXECUTIVE COMPENSATION

Earnings for Non-Qualified Defined Benefit and Non-Qualified Defined Contribution Plans

R. Gonzalez: $358,975 / $130,314 / $212,566; S. Reents: $65,517; L. Schumacher: $499,833 / $182,495 / $341,999; J. Stewart: $138,457 / $46,571; and A. Saleki-Gerhardt: $180,839.

Each of the NEOs’ awards under the AbbVie Performance Incentive Plan is paid in cash to the NEO on a current basis and, for eligible NEOs, may be deposited into a grantor trust established by the NEO, net of maximum tax withholdings. Each of the eligible NEOs has also established grantor trusts in connection with the AbbVie Supplemental Pension Plan and the AbbVie Supplemental Savings Plan. These amounts include earnings net of the reportable interest included in footnote (4).

Employer Contributions to Defined Contribution Plans

R. Gonzalez: $85,000 / $85,000 / $84,423; R. Michael: $66,500 / $14,500 / $14,250; S. Reents: $37,657; L. Schumacher: $64,280 / $62,408 / $60,590; J. Stewart: $55,323 / $53,712; and A. Saleki-Gerhardt: $43,321.

These amounts include AbbVie contributions to the AbbVie Savings Plan and the AbbVie Supplemental Savings Plan, as applicable. The Supplemental Savings Plan permits eligible NEOs to contribute amounts in excess of the annual limit set by the Internal Revenue Code for employee contributions to 401(k) plans up to the excess of (i) 18 percent of their base salary over (ii) the amount contributed to AbbVie’s tax-qualified 401(k) plan. AbbVie matches participant contributions at the rate of 250 percent of the first 2 percent of compensation contributed to the plan. The eligible NEOs have these amounts paid to them in cash on a current basis and deposited into a grantor trust established by the NEO, net of maximum tax withholdings.

Other 2022 Compensation

The totals shown in the table include the cost of providing a corporate automobile less the amount reimbursed by the NEO: R. Gonzalez: $19,126; R. Michael: $19,397; S. Reents: $20,801; L. Schumacher: $21,292; J. Stewart: $18,786; and A. Saleki-Gerhardt: $25,075. AbbVie imputes income to the NEO, if required, and the NEO pays taxes in accordance with tax regulations without gross-ups.

The totals shown in the table include a financial planning services allowance for each NEO: R. Gonzalez: $10,000; R. Michael: $10,000; S. Reents: $6,500; L. Schumacher: $10,000; J. Stewart: $10,000; and A. Saleki-Gerhardt: $10,000. AbbVie imputes income to the NEO, if required, and the NEO pays taxes in accordance with tax regulations without gross-ups.

The totals shown in the table include the following costs for non-business-related air travel and services: R. Gonzalez: $848,143; R. Michael: $61,520; L. Schumacher: $43,255; and A. Saleki-Gerhardt: $11,852. AbbVie determines the incremental cost for flights based on the direct cost to AbbVie, including fuel costs, parking, handling and landing fees, catering, travel fees, and other miscellaneous direct costs. AbbVie imputes income to the NEO, if required, and the NEO pays taxes in accordance with tax regulations without gross-ups.

The NEOs also are eligible to participate in an executive disability benefit, which is described on page 68 of this proxy statement.

(7)	Mr. Michael was appointed Vice Chairman and President effective June 23, 2022. He served as Vice Chairman, Finance and Commercial Operations and Chief Financial Officer before assuming his current role. Mr. Reents was appointed Executive Vice President, Chief Financial Officer effective November 29, 2022. Mr. Reents previously served as Senior Vice President, Chief Financial Officer from June 23, 2022 until November 29, 2022. He previously served as Vice President, Tax and Treasury.
(8)	Ms. Schumacher retired from her position as Vice Chairman, External Affairs and Chief Legal Officer at the end of 2022.

2023 Proxy Statement     |         53

EXECUTIVE COMPENSATION

2022 Grants of Plan-Based Awards

The following table summarizes the equity awards granted under the AbbVie Amended and Restated 2013 Incentive Stock Program to the NEOs during 2022.

				Estimated
				Future
				Payouts		All Other
		Estimated Future		Under		Option
		Payouts Under		Equity		Awards:		Exercise
		Non-Equity		Incentive		Numbers of		or Base	Closing	Grant Date
		Incentive Plan		Plan		Securities		Price of	Market	Fair Value
		Awards(1)		Awards		Underlying		Option	Price on	of Stock
	Grant	Target	Maximum	Target		Options		Awards	Grant	and Option
Name	Date	($)	($)	(#)		(#)		(#)	Date	Awards
R. Gonzalez	2/17/2022			49,813	(2)					$8,102,084	(4)
	2/17/2022			49,813	(3)					7,199,224	(4)
	2/17/2022					157,618	(5)	$144.54	$144.97	3,598,419	(6)
R. Michael	2/17/2022			15,220	(2)					2,475,533	(4)
	2/17/2022			15,220	(3)					2,199,671	(4)
	2/17/2022					48,161	(5)	144.54	144.97	1,099,516	(6)
S. Reents	2/17/2022			3,597	(2)					585,052	(4)
	2/17/2022			3,597	(3)					519,856	(4)
	2/17/2022			6,918	(7)					999,824	(4)
	2/17/2022					11,383	(5)	144.54	144.97	259,874	(6)
L. Schumacher	2/17/2022			17,988	(2)					2,925,748	(4)
	2/17/2022			17,988	(3)					2,599,716	(4)
	2/17/2022					56,917	(5)	144.54	144.97	1,299,415	(6)
J. Stewart	2/17/2022			11,761	(2)					1,912,927	(4)
	2/17/2022			11,761	(3)					1,699,759	(4)
	2/17/2022			13,837	(7)					1,999,792	(4)
	2/17/2022					37,215	(5)	144.54	144.97	849,618	(6)
A. Saleki-Gerhardt	2/17/2022			11,069	(2)					1,800,373	(4)
	2/17/2022			11,069	(3)					1,599,747	(4)
	2/17/2022			13,837	(7)					1,999,792	(4)
	2/17/2022					35,026	(5)	144.54	144.97	799,644	(6)
(1)	During 2022, each of the NEOs participated in the AbbVie Performance Incentive Plan. The annual cash incentive award earned by the NEO in 2022 under the plan is shown in the Summary Compensation Table in the column captioned “Non-Equity Incentive Plan Compensation.” No future pay-outs will be made with respect to the 2022 awards under the plan. The plan is described in greater detail in the section of this proxy statement captioned “Compensation Discussion and Analysis—Compensation Plan Elements—Short-Term Incentives.”
(2)	This is a performance share award that has the potential to vest at 0% to 250% of target during a three-year performance period based on company performance in earnings per share (EPS) and relative total stockholder return (TSR). TSR performance is measured relative to a group made up of companies that are constituents in either the S&P Pharmaceutical, Biotech, and Life Science Index or the NYSE Arca Pharmaceutical Index. Dividends accrue during the performance period and are paid in cash at vesting only to the extent that shares are earned. In 2022, AbbVie’s EPS performance resulted in the banking of the award on February 28, 2023 at 130% of target, with vesting to be determined based on the company’s relative TSR performance following the three-year performance period that ends December 31, 2024. The performance metrics are described in the section of this proxy statement captioned “Compensation Discussion and Analysis—Compensation Plan Elements—Long-Term Incentives.”
(3)	This is a performance-vested restricted stock unit award that has the potential to vest at 0% to 200% of target, in one-third increments, during a three-year performance period based on AbbVie’s return on invested capital (ROIC) articulated as pre-set goals and measured relative to a group made up of companies that are constituents in either the S&P Pharmaceutical, Biotech, and Life Science Index or the NYSE Arca Pharmaceutical Index. Dividends accrue during the performance period and are paid in cash at vesting only to

54         |     2023 Proxy Statement

EXECUTIVE COMPENSATION

the extent that shares are earned. In 2022, AbbVie’s relative ROIC performance resulted in the vesting on February 28, 2023 of one-third of the award at 200% of target. The performance metrics are described in the section of this proxy statement captioned “Compensation Discussion and Analysis—Compensation Plan Elements—Long-Term Incentives.”
(4)	The grant date fair value of stock awards is generally determined by multiplying the number of shares or units granted by the average of the high and low market prices of one share of AbbVie common stock on the award grant date. The grant date fair value of performance shares with a TSR market condition is determined using the Monte Carlo simulation model. In the event of a grantee’s death or disability, these awards will be deemed earned either based on actual performance through the date of death or disability or at target, depending on the timing of the death or disability, as set forth in the award agreement. Upon a change in control, the treatment of these awards is determined as described in the section of this proxy statement captioned “Potential Payments upon Termination or Change in Control—Equity Awards.”
(5)	One-third of the shares of common stock covered by these options are exercisable after one year, two-thirds after two years, and all after three years, subject to satisfaction of the service requirements set forth in the award agreements. The options vest in the event of the grantee’s death or disability. Upon a change in control, the treatment of these awards is determined as described in the section of this proxy statement captioned “Potential Payments upon Termination or Change in Control—Equity Awards.” Under the AbbVie Amended and Restated 2013 Incentive Stock Program, these options have an exercise price equal to the average of the high and low market prices (rounded up to the next even penny) of one share of AbbVie common stock on the date of grant. These options do not contain a replacement option feature.
(6)	The grant date fair value of option awards is determined as of the option grant date using a Black-Scholes stock option valuation model. The assumptions used to determine the grant date fair value are described in footnote (2) to the Summary Compensation Table.
(7)	This reflects a supplemental restricted stock unit award granted on February 17, 2022 in order to help ensure continuity of leadership during the Humira loss of exclusivity transition in the U.S. These NEOs have reached retirement age. The compensation committee chose RSUs as the vehicle for this award to more closely align the executives’ compensation to AbbVie’s stock performance. These RSUs will vest in full on February 17, 2025 if the grantee is actively employed with AbbVie at that time. These RSUs would be forfeited if the grantee were not employed by AbbVie on the vesting date, except if employment terminated prior to the vesting date because of the grantee’s death or disability. Additionally, dividends accrue during the vesting period and are paid in cash at vesting only to the extent that shares are earned.

2023 Proxy Statement     |         55

EXECUTIVE COMPENSATION

2022 Outstanding Equity Awards at Fiscal Year End

The following table summarizes the outstanding AbbVie equity awards held by the NEOs at year end.

	Option Awards(1)					Stock Awards
										Equity
								Equity		Incentive
								Incentive		Plan Awards:
								Plan Awards:		Market or
								Number of		Payout Value
	Number of	Number of					Market	Unearned		of Unearned
	Securities	Securities				Number of	Value of	Shares		Shares
	Underlying	Underlying				Shares of	Shares of	or Other		or Other
	Unexercised	Unexercised		Option	Option	Stock That	Stock That	Rights That		Rights That
	Options -(#)	Options -(#)		Exercise	Expiration	Have Not	Have Not	Have Not		Have Not
Name	Exercisable	Unexercisable		Price -($)	Date	Vested -(#)	Vested -($)	Vested -(#)		Vested -($)
R. Gonzalez	87,050	-		$61.3600	2/15/2027			79,857	(2)	12,905,690
	127,610	-		114.3600	2/14/2028			97,556	(2)	15,766,025
	179,127	-		79.0200	2/20/2029			99,626	(2)	16,100,558
	152,755	76,377	(2)	93.5000	2/19/2030			-		-
	64,182	128,364	(2)	105.9200	2/17/2031			-		-
	-	157,618	(2)	144.5400	2/16/2032			-		-
R. Michael	10,140	-		54.8600	2/17/2026			37,076	(2)	5,991,852
	11,420	-		61.3600	2/15/2027			33,043	(2)	5,340,079
	8,030	-		114.3600	2/14/2028			30,440	(2)	4,919,408
	54,517	-		79.0200	2/20/2029			-		-
	70,922	35,460	(2)	93.5000	2/19/2030			-		-
	21,739	43,478	(2)	105.9200	2/17/2031			-		-
	-	48,161	(2)	144.5400	2/16/2032			-		-
S. Reents	14,140	-		61.3600	2/15/2027			9,981	(2)	1,613,029
	11,810	-		114.3600	2/14/2028			7,866	(2)	1,271,224
	19,470	-		79.0200	2/20/2029			14,112	(2)	2,280,640
	19,094	9,547	(2)	93.5000	2/19/2030			-		-
	5,176	10,351	(2)	105.9200	2/17/2031			-		-
	-	11,383	(2)	144.5400	2/16/2032			-		-
L. Schumacher	100,100	-		61.3600	2/15/2027			39,928	(2)	6,452,764
	45,840	-		114.3600	2/14/2028			33,043	(2)	5,340,079
	68,535	-		79.0200	2/20/2029			35,976	(2)	5,814,081
	76,378	38,188	(2)	93.5000	2/19/2030			-		-
	21,739	43,478	(2)	105.9200	2/17/2031			-		-
	-	56,917	(2)	144.5400	2/16/2032			-		-
J. Stewart	21,810	-		54.8600	2/17/2026			17,112	(2)	2,765,470
	26,110	-		61.3600	2/15/2027			22,028	(2)	3,559,945
	16,070	-		114.3600	2/14/2028			37,359	(2)	6,037,588
	25,700	-		79.0200	2/20/2029			-		-
	32,733	16,366	(2)	93.5000	2/19/2030			-		-
	14,493	28,985	(2)	105.9200	2/17/2031			-		-
	-	37,215	(2)	144.5400	2/16/2032			-		-
A. Saleki-Gerhardt	51,990	-		51.4200	2/19/2024			25,668	(2)	4,148,205
	52,870	-		58.8800	2/18/2025			21,398	(2)	3,458,131
	42,370	-		54.8600	2/17/2026			35,975	(2)	5,813,920
	47,870	-		61.3600	2/15/2027			-		-
	23,160	-		114.3600	2/14/2028			-		-
	34,267	-		79.0200	2/20/2029			-		-
	49,100	24,549	(2)	93.5000	2/19/2030			-		-
	14,079	28,157	(2)	105.9200	2/17/2031			-		-
	-	35,026	(2)	144.5400	2/16/2032			-		-
(1)	Except as noted, the stock options are fully vested.

56         |     2023 Proxy Statement

EXECUTIVE COMPENSATION

(2)	The vesting dates of AbbVie unexercisable stock options and unvested performance share and restricted stock/unit awards outstanding at December 31, 2022 are as follows:

	Option Awards				Stock or Unit Awards
	Number of					Number of	Number of	Number of
	Unexercised	Number of	Number of	Number of		Shares of	Shares of	Shares of
	Shares	Option	Option	Option	Number of	Restricted	Restricted	Restricted
	Remaining	Shares	Shares	Shares	Shares of	Stock or	Stock or	Stock or
	from	Vesting—	Vesting—	Vesting—	Restricted	Units Vesting—	Units Vesting—	Units Vesting—
	Original	Date	Date	Date	Stock or	Date	Date	Date
Name	Grant	Vested 2023	Vested 2024	Vested 2025	Units	Vested 2023	Vested 2024	Vested 2025
R. Gonzalez	76,377	76,377 - 2/20			59,893	(a)
	128,364	64,182 - 2/18	64,182 - 2/18		19,964	(b)
	157,618	52,540 - 2/17	52,539 - 2/17	52,539 - 2/17	58,534	(c)
					39,022	(d)
					49,813	(e)
					49,813	(f)
R. Michael	35,460	35,460 - 2/20			27,807	(a)
	43,478	21,739 - 2/18	21,739 - 2/18		9,269	(b)
	48,161	16,054 - 2/17	16,054 - 2/17	16,053 - 2/17	19,826	(c)
					13,217	(d)
					15,220	(e)
					15,220	(f)
S. Reents	9,547	9,547 - 2/20			7,486	(a)
	10,351	5,176 - 2/18	5,175 - 2/18		2,495	(b)
	11,383	3,795 - 2/17	3,794 - 2/17	3,794 - 2/17	4,720	(c)
					3,146	(d)
					3,597	(e)
					3,597	(f)
					6,918	(g)
L. Schumacher	38,188	38,188 - 2/20			29,946	(a)
	43,478	21,739 - 2/18	21,739 - 2/18		9,982	(b)
	56,917	18,973 - 2/17	18,972 - 2/17	18,972 - 2/17	19,826	(c)
					13,217	(d)
					17,988	(e)
					17,988	(f)
J. Stewart	16,366	16,366 - 2/20			12,834	(a)
	28,985	14,493 - 2/18	14,492 - 2/18		4,278	(b)
	37,215	12,405 - 2/17	12,405 - 2/17	12,405 - 2/17	13,217	(c)
					8,811	(d)
					11,761	(e)
					11,761	(f)
					13,837	(g)
A. Saleki-Gerhardt	24,549	24,549 - 2/20			19,251	(a)
	28,157	14,079 - 2/18	14,078 - 2/18		6,417	(b)
	35,026	11,676 - 2/17	11,675 - 2/17	11,675 - 2/17	12,839	(c)
					8,559	(d)
					11,069	(e)
					11,069	(f)
					13,837	(g)
(a)	These are performance shares that remained outstanding and unvested on December 31, 2022 from an award made on February 20, 2020. The award has the potential to vest at 0% to 250% of target during a 3-year performance period based on company performance in earnings per share (EPS) and relative total stockholder return (TSR). TSR performance is measured relative to a group made up of companies that are constituents in either the S&P Pharmaceutical, Biotech, and Life Science Index or the NYSE Arca Pharmaceutical Index. Dividends accrue during the performance period and are paid at vesting only to the extent that shares are earned. In 2020, AbbVie’s EPS performance resulted in the banking of the award at 200% of target, with vesting to be determined based on the company’s relative TSR performance during the 3-year performance period that ends December 31, 2022. In 2022, AbbVie’s 3-year relative TSR performance resulted in a final vesting on February 28, 2023 of the award at 250% of target.
(b)	These are performance-vested restricted stock units that remained outstanding and unvested on December 31, 2022, from an award made on February 20, 2020. The award has the potential to vest at 0% to 200% of target, in one-third increments, during a 3-year performance period based on AbbVie’s return on invested capital (ROIC) articulated as pre-set goals and measured relative to a group made up of companies that are constituents in either the S&P Pharmaceutical, Biotech, and Life Science Index or the NYSE Arca Pharmaceutical Index. Dividends accrue during the performance period and are paid at vesting only to the

2023 Proxy Statement     |         57

EXECUTIVE COMPENSATION

extent that shares are earned. In 2022, AbbVie’s relative ROIC performance resulted in the vesting on February 28, 2023 of one-third of the award at 175% of target.
(c)	These are performance shares that remained outstanding and unvested on December 31, 2022 from an award made on February 18, 2021. The award has the potential to vest at 0% to 250% of target during a 3-year performance period based on company performance in earnings per share (EPS) and relative total stockholder return (TSR). TSR performance is measured relative to a group made up of companies that are constituents in either the S&P Pharmaceutical, Biotech, and Life Science Index or the NYSE Arca Pharmaceutical Index. Dividends accrue during the performance period and are paid at vesting only to the extent that shares are earned. In 2021, AbbVie’s EPS performance resulted in the banking of the award at 200% of target, with vesting to be determined based on the company’s relative TSR performance during the 3-year performance period that ends December 31, 2023.
(d)	These are performance-vested restricted stock units that remained outstanding and unvested on December 31, 2022, from an award made on February 18, 2021. The award has the potential to vest at 0% to 200% of target, in one-third increments, during a 3-year performance period based on AbbVie’s return on invested capital (ROIC) articulated as pre-set goals and measured relative to a group made up of companies that are constituents in either the S&P Pharmaceutical, Biotech, and Life Science Index or the NYSE Arca Pharmaceutical Index. Dividends accrue during the performance period and are paid at vesting only to the extent that shares are earned. In 2022, AbbVie’s relative ROIC performance resulted in the vesting on February 28, 2023 of one-third of the award at 200% of target.
(e)	These are performance shares that remained outstanding and unvested on December 31, 2022 from an award made on February 17, 2022. The award has the potential to vest at 0% to 250% of target during a 3-year performance period based on company performance in earnings per share (EPS) and relative total stockholder return (TSR). TSR performance is measured relative to a group made up of companies that are constituents in either the S&P Pharmaceutical, Biotech, and Life Science Index or the NYSE Arca Pharmaceutical Index. Dividends accrue during the performance period and are paid at vesting only to the extent that shares are earned. In 2022, AbbVie’s EPS performance resulted in the banking of the award at 130% of target, with vesting to be determined based on the company’s relative TSR performance during the 3-year performance period that ends December 31, 2024.
(f)	These are performance-vested restricted stock units that remained outstanding and unvested on December 31, 2022, from an award made on February 17, 2022. The award has the potential to vest at 0% to 200% of target, in one-third increments, during a 3-year performance period based on AbbVie’s return on invested capital (ROIC) articulated as pre-set goals and measured relative to a group made up of companies that are constituents in either the S&P Pharmaceutical, Biotech, and Life Science Index or the NYSE Arca Pharmaceutical Index. Dividends accrue during the performance period and are paid at vesting only to the extent that shares are earned. In 2022, AbbVie’s relative ROIC performance resulted in the vesting on February 28, 2023 of one-third of the award at 200% of target.
(g)	This reflects a supplemental restricted stock unit award granted on February 17, 2022 in order to help ensure continuity of leadership during the Humira loss of exclusivity transition in the U.S. These NEOs have reached retirement age. The compensation committee chose RSUs as the vehicle for this award to more closely align the executives’ compensation to AbbVie’s stock performance. These RSUs will vest in full on February 17, 2025 if the grantee is actively employed with AbbVie at that time. These RSUs would be forfeited if the grantee were not employed by AbbVie on the vesting date, except if employment terminated prior to the vesting date because of the grantee’s death or disability. Additionally, dividends accrue during the vesting period and are paid in cash at vesting only to the extent that shares are earned.

58         |     2023 Proxy Statement

EXECUTIVE COMPENSATION

2022 Option Exercises and Stock Vested

The following table summarizes for each NEO the number of shares acquired on the exercise of AbbVie stock options and the number of shares acquired on the vesting of AbbVie stock awards in 2022:

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired On	Realized On	Acquired On	Realized On
Name	Exercise (#)	Exercise ($)	Vesting (#)	Vesting ($)
R. Gonzalez	0	$0	232,078	$34,704,944
R. Michael	0	0	77,391	11,573,050
S. Reents	0	0	24,835	3,713,826
L. Schumacher	0	0	91,394	13,667,059
J. Stewart	27,690	2,777,988	38,581	5,769,403
A. Saleki-Gerhardt	0	0	49,899	7,461,896

PENSION BENEFITS

During 2022, the NEOs participated in two AbbVie-sponsored defined benefit pension plans: the AbbVie Pension Plan, a tax-qualified pension plan; and the AbbVie Supplemental Pension Plan, a non-qualified supplemental pension plan. Except as provided in AbbVie’s change in control agreements, AbbVie does not have a policy granting extra years of credited service under the plans. The change in control agreements are described in the section of this proxy statement captioned “Potential Payments upon Termination or Change in Control.”

The compensation considered in determining the pensions payable to the NEOs is the compensation shown in the “Salary” and “Non-Equity Incentive Plan Compensation” columns of the Summary Compensation Table.

PENSION PLAN

The Pension Plan is a broad-based plan that covers many AbbVie employees in the United States, age 21 or older, and provides participants with a life annuity benefit at normal retirement equal to A plus the greater of B or C below.

A.	1.10% of 5-year final average earnings multiplied by years of benefit service after 2003.
B.	1.65% of 5-year final average earnings multiplied by years of benefit service prior to 2004 (up to 20); plus 1.50% of 5-year final average earnings multiplied by years of benefit service prior to 2004 in excess of 20 (but no more than 15 additional years); less 0.50% of the lesser of 3-year final average earnings (but not more than the social security wage base in any year) or the social security covered compensation level multiplied by years of benefit service.
C.	1.10% of 5-year final average earnings multiplied by years of benefit service prior to 2004.

The benefit for service prior to 2004 (B or C above) is reduced for the cost of preretirement surviving spouse benefit protection. The reduction is calculated using formulas based on age and employment status during the period in which coverage was in effect.

Final average earnings are the average of the employee’s 60 highest-paid consecutive calendar months of compensation (salary and non-equity incentive plan compensation). The Pension Plan covers earnings up to the limit imposed by Internal Revenue Code Section 401(a)(17) and provides for a maximum of 35 years of benefit service.

Participants become fully vested in their pension benefit upon the completion of five years of service. The benefit is payable on an unreduced basis at age 65. Employees hired after 2003 who terminate employment prior to

2023 Proxy Statement     |         59

EXECUTIVE COMPENSATION

age 55 with at least 10 years of service may choose to commence their benefits on an actuarially reduced basis as early as age 55. Employees hired before 2004 who terminate employment prior to age 50 with at least 10 years of service may choose to commence their benefits on an actuarially reduced basis as early as age 50. Employees hired before 2004 who terminate employment prior to age 50 with fewer than 10 years of service may choose to commence their benefits on an actuarially reduced basis as early as age 55.

The Pension Plan offers several optional forms of payment, including certain and life annuities, joint and survivor annuities, and level income annuities. The benefit paid under any of these options is actuarially equivalent to the life annuity benefit produced by the formula described above.

Employees who retire from AbbVie prior to their normal retirement age may receive subsidized early retirement benefits. Employees hired after 2003 are eligible for early retirement at age 55 with 10 years of service. Employees hired before 2004 are eligible for early retirement at age 50 with 10 years of service or age 55 if the employee’s age plus years of benefit service total 70 or more. Mr. Gonzalez, Mr. Michael, Mr. Reents, Dr. Saleki-Gerhardt, Ms. Schumacher and Mr. Stewart are eligible for early retirement benefits under the plan.

The subsidized early retirement reductions applied to the benefit payable for service after 2003 (A above) depend upon the participant’s age at retirement. If the participant retires after reaching age 55, the benefit is reduced 5 percent per year for each year that payments are made before age 62. If the participant retires after reaching age 50 but prior to reaching age 55, the benefit is actuarially reduced from age 65.

The early retirement reductions applied to the benefit payable for service prior to 2004 (B and C above) depend upon age and service at retirement:

●	In general, the 5-year final average earnings portions of the benefit are reduced 3 percent per year for each year that payments are made before age 62 and the 3-year final average earnings portion of the benefit is reduced 5 percent per year for each year that payments are made before age 62.
●	Employees who participated in the plan before age 36 may elect “Special Retirement” on the last day of any month after reaching age 55 with age plus Seniority Service points of at least 94 or “Early Special Retirement” on the last day of any month after reaching age 55, provided their age plus Seniority Service points would reach at least 94 before age 65. Seniority Service includes periods of employment prior to attaining the minimum age required to participate in the plan. If Special Retirement or Early Special Retirement applies, Seniority Service is used in place of benefit service in the formulas. The 5-year final average earnings portions of the benefit in B above are reduced 1 2/3 percent for each year between ages 59 and 62 plus 2 1/2 percent for each year between ages 55 and 59. The 3-year final average earnings portion of the benefit is reduced 5 percent per year for each year that payments are made before age 62. Benefit C is payable on an unreduced basis at Special Retirement and is reduced 3 percent per year for each year that payments are made before age 62, if Early Special Retirement applies.

SUPPLEMENTAL PENSION PLAN

The provisions of the Supplemental Pension Plan (which covers AbbVie employees in the United States whose compensation exceeds certain limits under the Internal Revenue Code) are substantially the same as those of the Pension Plan, with the following exceptions:

●	Participants’ 5-year final average earnings are calculated using the average of the 5 highest years of base earnings and the 5 highest years of payments under AbbVie’s non-equity incentive plans.
●	The Pension Plan does not include amounts deferred or payments received under the AbbVie Deferred Compensation Plan in its calculation of a participant’s final average earnings. To preserve the pension benefits of Deferred Compensation Plan participants, the Supplemental Pension Plan includes amounts deferred by a participant under the Deferred Compensation Plan in its calculation of final average earnings.
●	In addition to the benefits outlined above for the Pension Plan, the NEOs are eligible for an additional Supplemental Pension Plan benefit equal to 0.6% of 5-year final average earnings for each year of service for each of the first 20 years of service occurring after the participant attains age 35. The benefit is further limited by the maximum percentage allowed under the Pension Plan under that plan’s benefit formulas (A, B and C

60         |     2023 Proxy Statement

EXECUTIVE COMPENSATION

above). The portion of this additional benefit attributable to service before 2004 is reduced 3 percent per year for each year that payments are made before age 60. The portion attributable to service after 2003 is reduced 5 percent per year for each year that payments are made before age 60 if the participant is at least age 55 at early retirement. If the participant is under age 55 at retirement, the portion attributable to service after 2003 is actuarially reduced from age 65.
●	The Supplemental Pension Plan provides early retirement benefits similar to those provided under the Pension Plan. The benefits provided to NEOs under the Supplemental Pension Plan are not, however, reduced for the period between age 60 and age 62, unless the benefit is being actuarially reduced from age 65. Mr. Gonzalez, Mr. Michael, Mr. Reents, Dr. Saleki-Gerhardt, Ms. Schumacher and Mr. Stewart are eligible for early retirement benefits under the plan.
●	Vested benefits accrued under the Supplemental Pension Plan may be funded through a grantor trust established by an eligible NEO. Consistent with the distribution requirements of Internal Revenue Code Section 409A and its regulations, an eligible NEO who became an officer prior to 2009 may have the entire amount of his or her vested plan benefits funded through a grantor trust. An eligible NEO who became an officer after 2008 may have only the vested benefits that accrue following the calendar year in which he or she is first elected as an officer funded through a grantor trust.

Benefits payable under the Supplemental Pension Plan are offset by the benefits payable from the Pension Plan, calculated as if benefits under the plans commenced at the same time. The amounts paid to an eligible NEO’s Supplemental Pension Plan grantor trust to fund plan benefits are actuarially determined. The plan is designed to result in AbbVie paying the eligible NEO’s Supplemental Pension Plan benefits to the extent assets held in his or her trust are insufficient.

PENSION BENEFITS TABLE

			Present
		Number of	Value of	Payments
		Years	Accumulated	During Last
		Credited	Benefit	Fiscal Year
Name	Plan Name	Service (#)	($)(1)	($)
R. Gonzalez	AbbVie Pension Plan	35	$222,566	$0
	AbbVie Supplemental Pension Plan	35	15,922,970	1,274,542	(2)
R. Michael	AbbVie Pension Plan	30	714,641	0
	AbbVie Supplemental Pension Plan	30	8,743,977	0
S. Reents	AbbVie Pension Plan	15	439,237	0
	AbbVie Supplemental Pension Plan	15	3,485,317	251,011	(2)
L. Schumacher	AbbVie Pension Plan	32	1,329,582	0
	AbbVie Supplemental Pension Plan	32	20,086,264	1,864,427	(2)
J. Stewart	AbbVie Pension Plan	31	801,558	0
	AbbVie Supplemental Pension Plan	31	7,210,923	1,278,591	(2)
A. Saleki-Gerhardt	AbbVie Pension Plan	30	1,193,890	0
	AbbVie Supplemental Pension Plan	30	11,794,846	1,208,293	(2)
(1)

AbbVie calculated these present values using: (i) a discount rate of 5.32% for the Pension Plan and a discount rate of 5.30% for the Supplemental Pension Plan, the same discount rates it uses for Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 715 calculations for financial reporting purposes; and (ii) each plan’s unreduced retirement age, which is age 62 under the AbbVie Pension Plan and age 60 under the AbbVie Supplemental Pension Plan for those participants who are eligible for early retirement benefits and age 65 under both plans for other participants. The present values shown in the table reflect postretirement mortality, based on the FASB ASC Topic 715 assumption (the Pri-2012 Healthy Annuitant table with white collar adjustment projected fully generationally with MP2021 COVID Endemic mortality improvement scale), but do not include a factor for preretirement termination, mortality, or disability.

(2)

During 2022, the amounts shown, less applicable tax withholdings, were distributed and deposited into the individual grantor trusts established by the eligible NEOs and included in the NEOs’ income, as applicable.

2023 Proxy Statement     |         61

EXECUTIVE COMPENSATION

Consistent with the distribution requirements of Internal Revenue Code Section 409A and its regulations, vested Supplemental Pension Plan benefits, to the extent not previously funded, are distributed to the eligible participants’ individual grantor trusts and included in their income. Amounts held in an eligible NEO’s individual trust are expected to offset AbbVie’s obligations to him or her under the plan. Grantor trusts are described in greater detail in the section of this proxy statement captioned “Compensation Plan Elements—Benefits—Retirement Benefits.”

Non-Qualified Deferred Compensation

The following table summarizes Dr. Saleki-Gerhardt’s and Mr. Stewart’s non-qualified deferred compensation under the AbbVie Deferred Compensation Plan. No additional contributions have been made to his or her account under the plan since such time as they became an officer and ceased to be eligible to contribute to the plan. None of the other NEOs has any non-qualified deferred compensation under the plan.

Name	Plan Name(1)(2)	Executive contributions in last FY ($)	Registrant contributions in last FY ($)	Aggregate earnings in last FY ($)(3)	Aggregate withdrawals/ distributions ($)(4)	Aggregate balance at last FYE ($)
J. Stewart	Deferred Compensation Plan	0	0	(22,954)	0	134,992
A. Saleki-Gerhardt	Deferred Compensation Plan	0	0	(125,092)	0	492,139
(1)	Dr. Saleki-Gerhardt and Mr. Stewart ceased contributions to the Deferred Compensation Plan in 2008 and 2009, respectively.
(2)

The plan permits participants to defer up to 75% of their base salary and up to 75% of their annual cash incentives and credits a participant’s account with an amount equal to the employer matching contributions that otherwise would have been made for the participant under AbbVie’s tax-qualified defined contribution plan. Participants may direct the investment of their deferral accounts into one or more of several funds chosen by the administrator, and the deferral account is credited with investment returns based on the performance of the fund(s) selected. During 2022, the weighted average rate of return credited to the account was -14.5% for Mr. Stewart and -20.3% for Dr. Saleki-Gerhardt.

The plan provides for cash distributions in either a lump sum or installments after separation from service and permits in-service withdrawals in accordance with specific procedures. Participants make distribution elections each year that apply to the deferrals to be made in the following calendar year, in accordance with the requirements of Internal Revenue Code Section 409A. Participants may request withdrawals due to financial hardship; if a hardship withdrawal is approved, it is limited to the amount needed to address the hardship.

(3)	The amounts reported in this column are not included in the Summary Compensation Table of this proxy statement.
(4)

The amounts reported in this column have not been previously reported as compensation in AbbVie’s Summary Compensation Tables because they relate to contributions made before the applicable individual became an NEO.

62         |     2023 Proxy Statement

EXECUTIVE COMPENSATION

REQUIRED PAY RATIO DISCLOSURE

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our CEO, Richard Gonzalez. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Regulation S-K Item 402(u). The ratio of Mr. Gonzalez’s annual total compensation for 2022, as reported in the Summary Compensation Table in this proxy statement, to the median employee annual total compensation determined on the same basis was 224:1. For 2022, the annual total compensation of our median employee (other than Mr. Gonzalez) was $117,189. Annual total compensation is calculated by incorporating the increase in present value of accumulated pension benefits during the year. Due to rising interest rates in 2022 the present value of participants’ pension benefits is lower on a valuation basis, which is the main reason for a decline in the annual total compensation for the median employee as compared to 2021. For 2022, we used the same median employee that was identified in 2021 since there has been no change in our employee population or employee compensation arrangements that we believe would significantly impact our pay ratio disclosure.

REQUIRED PAY VERSUS PERFORMANCE DISCLOSURE

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, the table below includes information to demonstrate the relationship between NEO compensation and certain financial performance measures for fiscal years 2020, 2021 and 2022. For additional information about our performance-based pay philosophy and how we align executive compensation with AbbVie’s performance, refer to the Compensation Discussion and Analysis beginning on page 31.

					Value of Initial Fixed $100
					Investment Based on
	Summary		Average Summary	Average		Peer Group
	Compensation	Compensation	Compensation	Compensation	Total	Total		Adjusted
	Table Total	Actually Paid	Table Total for	Actually Paid to	Shareholder	Shareholder	Net Income	Diluted
Year	for PEO	to PEO	Non-PEO NEOs	Non-PEO NEOs	Return	Return	$MM	EPS
	($)(a)	($)(b)	($)(c)	($)(d)	($)(e)	($)(f)	($)	($)(g)
2022	$26,287,185	$67,395,343	$9,125,252	$20,275,581	$209.58	$144.53	$11,836	$13.77
2021	23,912,154	66,387,875	11,035,630	24,203,425	168.96	134.15	11,542	11.83
2020	24,007,591	47,010,914	15,221,472	22,524,088	127.61	108.74	4,616	9.76

(a)	The dollar amounts reported are the total compensation reported for Mr. Gonzalez for each fiscal year in the “Total” column of the Summary Compensation Table.

(b)

The dollar amounts reported represent the “compensation actually paid” to Mr. Gonzalez, who served as our PEO for each of fiscal years 2020, 2021 and 2022, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Gonzalez during such fiscal years and are based on valuation assumptions required by the SEC, which are unlikely to reflect actual amounts realized at vesting or exercise (as applicable). In accordance with the requirements of Item 402(v) of Regulation S-K, the reported “Total” in the Summary Compensation Table for the applicable year is adjusted to determine the “compensation actually paid” amount as follows:

(1) The amount reflected in the “Stock Award” and “Option Award” columns of the Summary Compensation Table with respect to each NEO has been deducted from the Summary Compensation Table Total and substituted with an equity award value for each year calculated by adding or subtracting, as applicable, the following: (i) the year-end fair value of any equity awards granted in the applicable fiscal year that are outstanding and unvested as of the end of such year, accounting for any banking of the award resulting from EPS or ROIC performance, as applicable (as reflected in footnote (2) to the Outstanding Equity Awards at Fiscal Year End Table); (ii) the change in fair value from the end of the prior fiscal year of any awards granted in prior fiscal years that are outstanding and unvested as of the end of the applicable fiscal year, accounting for any adjustment based on relative TSR performance on awards for which the performance period ends as of this date (as reflected in footnote (2) to the

2023 Proxy Statement     |         63

EXECUTIVE COMPENSATION

Outstanding Equity Awards at Fiscal Year End Table); (iii) for awards granted in prior fiscal years that vested in the applicable fiscal year, the amount equal to the change in value as of the vesting date (from the end of the prior fiscal year); and (iv) the dollar value of dividends accrued on equity awards in the applicable year prior to the vesting date (excluding option awards, which do not carry dividend equivalent rights) that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable fiscal year. The valuation assumptions used to calculate fair values on equity awards other than options are the same as those disclosed at the time of grant. Stock option awards are valued using a Black-Scholes model at the time of grant (as disclosed in footnote (2) to the Summary Compensation Table on page 51) with subsequent fair value calculations performed using a Lattice model.

The amounts in the following table represent each of the amounts deducted and added to the equity award values for Mr. Gonzalez for the applicable year for purposes of computing the “compensation actually paid” amounts appearing in column (b) of the pay versus performance table:

			Grant Date	Year-end	Change in	Change in
		Total Equity	Fair Value of	Fair Value of	Fair Value as of	Fair Value as of
		Value	Equity Awards	Equity Awards	Year-End of Any	the Vesting Date	Total
		Reflected in	Granted	Granted	Prior Year	of Any Prior Year	Equity Value
		Summary	During	During	Awards that	Awards that	Reflected in
		Compensation	Applicable	Applicable	Remain Unvested	Vested During	Compensation
Year	PEO Name	Table	Year	Year	as of Year-End	Applicable Year	Actually Paid
2022	Richard A. Gonzalez	$18,899,727	$(18,899,727)	$30,610,960	$24,678,951	$4,696,417	$59,986,328
2021	Richard A. Gonzalez	15,708,337	(15,708,337)	35,539,956	22,280,118	342,511	58,162,585
2020	Richard A. Gonzalez	14,426,658	(14,426,658)	28,865,235	9,959,203	(107,328)	38,717,110

(2) The pension benefit value reported in the “Change in Pension and Nonqualified Deferred Compensation” column of the Summary Compensation Table for each applicable year is adjusted to account for the aggregate of two components: (i) the actuarially determined service cost for services rendered by Mr. Gonzalez during the applicable year (the “service cost”); and (ii) the entire cost of benefits granted in a plan amendment during the applicable year that are attributed by the benefit formula to services rendered in periods prior to the plan amendment (the “prior service cost”), in each case, calculated in accordance with U.S. GAAP.

The amounts in the following table represent each of the amounts deducted and added to the change in pension value for Mr. Gonzalez for the applicable year for purposes of computing the “compensation actually paid” amounts appearing in column (b) of the pay versus performance table:

		Total Change
		in Pension				Prior	Total Change in
		Value Reflected	Change in	Service Costs		Service Costs	Pension Value
		in the Summary	Pension Value	Attributable		Introduced	Reflected in
		Compensation	for the	to the		During the	Compensation
Year	PEO Name	Table	Applicable Year	Applicable Year		Applicable Year	Actually Paid
2022	Richard A. Gonzalez	$0	$0	$21,557	$	N/A	$21,557
2021	Richard A. Gonzalez	0	0	21,474		N/A	21,474
2020	Richard A. Gonzalez	1,307,025	(1,307,025)	19,896		N/A	19,896

(c)

The dollar amounts reported represent the average of the amounts reported for AbbVie’s named executive officers (NEOs) as a group (excluding the CEO) in the “Total” column of the Summary Compensation Table in each applicable fiscal year. The names of each of the NEOs included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2022, R. Michael, S. Reents, L. Schumacher, J. Stewart and A. Saleki-Gerhardt; (ii) for 2021, R. Michael, L. Schumacher, M. Severino and J. Stewart; and (iii) for 2020, R. Michael, L. Schumacher, C. Alban and M. Severino.

64         |     2023 Proxy Statement

EXECUTIVE COMPENSATION

(d)

The dollar amounts reported represent the average amount of “compensation actually paid” to the NEOs as a group (excluding the CEO), as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to the NEOs as a group (excluding the CEO) during such fiscal years and are based on valuation assumptions required by the SEC, which are unlikely to reflect actual amounts realized at vesting or exercise (as applicable). The average total compensation for the NEOs as a group (excluding the CEO) for each year was adjusted using the same methodology described above in footnote (b) to determine the compensation actually paid.

The amounts in the following table represent the average of the amounts deducted and added to the equity award values for AbbVie’s named executive officers (NEOs) as a group (excluding the CEO) for the applicable year for purposes of computing the “compensation actually paid” amounts appearing in column (d) of the pay versus performance table:

			Grant Date	Year-end	Change in	Change in
		Total Equity	Fair Value of	Fair Value of	Fair Value as of	Fair Value as of
		Value	Equity Awards	Equity Awards	Year-End of Any	the Vesting Date	Total
		Reflected in	Granted	Granted	Prior Year	of Any Prior Year	Equity Value
		Summary	During	During	Awards that	Awards that	Reflected in
		Compensation	Applicable	Applicable	Remain Unvested	Vested During	Compensation
Year	NEO Names	Table	Year	Year	as of Year-End	Applicable Year	Actually Paid
2022	See footnote (c)	$5,525,171	$(5,525,171)	$8,474,891	$6,752,661	$1,177,799	$16,405,351
2021	See footnote (c)	4,877,159	(4,877,159)	11,034,439	8,140,820	118,835	19,294,094
2020	See footnote (c)	7,084,422	(7,084,422)	14,174,651	3,264,437	(27,650)	17,411,438

The amounts in the following table represent each of the amounts deducted and added to the change in pension value for AbbVie’s named executive officers (NEOs) as a group (excluding the CEO) for the applicable year for purposes of computing the “compensation actually paid” amounts appearing in column (d) of the pay versus performance table:

		Total Change
		in Pension				Prior	Total Change in
		Value Reflected	Change in	Service Costs		Service Costs	Pension Value
		in the Summary	Pension Value	Attributable		Introduced	Reflected in
		Compensation	for the	to the		During the	Compensation
Year	NEO Names	Table	Applicable Year	Applicable Year		Applicable Year	Actually Paid
2022	See footnote (c)	$178,790	$(178,790)	$448,940	$	N/A	$448,940
2021	See footnote (c)	1,825,826	(1,825,826)	576,686		N/A	576,686
2020	See footnote (c)	3,557,054	(3,557,054)	532,653		N/A	532,653

(e)

Cumulative TSR is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between AbbVie’s share price at the end and the beginning of the measurement period by AbbVie's share price at the beginning of the measurement period.

(f)

Represents the weighted peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The peer group used for this purpose is the NYSE Arca Pharmaceutical Index, our peer group used for purposes of Item 201(e) of Regulation S-K.

(g)

As required by Item 402(v) of Regulation S-K, AbbVie has determined that Adjusted Diluted EPS is the Company Selected Measure, as it is the most important financial performance measure (that is not otherwise required to be disclosed in the table) used to link compensation actually paid to AbbVie’s NEOs to company performance for the most recently completed fiscal year.

Comparative Analysis of the Pay versus Performance Table

2023 Proxy Statement     |         65

EXECUTIVE COMPENSATION

AbbVie’s compensation program is designed to attract and retain executives whose talents and contributions sustain long-term growth by aligning their interests with the drivers of stockholder returns and supporting their achievement of AbbVie’s primary business goals. AbbVie considers several performance measures to ensure executives are incentivized to accomplish these objectives, many of which are not presented in the pay versus performance table. The charts and descriptions below explain the relationship between the columns presented in the pay versus performance table.

AbbVie TSR versus Peer Group TSR

The graph below shows AbbVie’s cumulative TSR over the three-year period ending with December 31, 2022 as compared to the NYSE Arca Pharmaceutical Index. AbbVie’s cumulative TSR consistently outperformed our peer group during the three years presented in the table. Additionally, AbbVie is committed to a robust return of capital to stockholders with an increase of 270% in its quarterly dividend since 2013 as part of a balanced and disciplined capital allocation program, contributing to our strong cumulative TSR.

Comparison of “Compensation Actually Paid” to TSR

The chart below demonstrates that the “compensation actually paid” amounts shown for Mr. Gonzalez and average “compensation actually paid” to the other NEOs is aligned with AbbVie’s cumulative TSR over the three years presented in the pay versus performance table. The alignment of compensation actually paid with AbbVie’s cumulative TSR over the period presented reflects that a significant portion of the compensation actually paid to Mr. Gonzalez and to the other NEOs is comprised of equity awards. Moreover, AbbVie’s executive compensation philosophy and design is fundamentally based on a commitment to align pay and performance.

66         |     2023 Proxy Statement

EXECUTIVE COMPENSATION

Comparison of “Compensation Actually Paid” to Net Income

AbbVie’s net income was approximately $4.6 billion in 2020, $11.5 billion in 2021 and $11.8 billion in 2022.  Mr. Gonzalez’s “compensation actually paid” was approximately $47 million, $66 million and $67 million in the corresponding years and the average “compensation actually paid” to AbbVie’s other NEOs was approximately $22.5 million, $24 million and $20 million in each of those years, respectively. AbbVie’s net income has steadily increased over the three years presented in the pay versus performance table, indicating alignment between “compensation actually paid” to Mr. Gonzalez and the other NEOs (on average) and AbbVie's net income during this period.

Comparison of “Compensation Actually Paid” to Company-Selected Measure (Adjusted Diluted EPS)

AbbVie’s annualized adjusted diluted EPS was $9.76 in 2020, $11.83 in 2021 and $13.77 in 2022.  Mr. Gonzalez’s “compensation actually paid” was approximately $47 million, $66 million and $67 million in the corresponding years and the average “compensation actually paid” to AbbVie’s other NEOs was approximately $22.5 million, $24 million and $20 million in each of those years, respectively. While AbbVie uses numerous financial and non-financial performance measures for the purpose of evaluating performance for our compensation programs, we have determined that adjusted diluted EPS is the financial performance measure that, in AbbVie’s assessment, represents the most important performance measure (that is not otherwise required to be disclosed in the table) used to link compensation actually paid to NEOs, for the most recently completed fiscal year, to AbbVie’s performance.  AbbVie places significant emphasis on achieving positive EPS outcomes because it reflects strong operating dynamics in the underlying business, which is imperative for sustained long-term growth.

Most Important Performance Measures

The performance measures that AbbVie uses in our executive compensation program are selected based on the objective of incentivizing NEOs to achieve long-term, sustainable growth in stockholder value. As required by

2023 Proxy Statement     |         67

EXECUTIVE COMPENSATION

Item 402(v) of Regulation S-K, we have identified the following financial performance measures as being the most important in linking actual compensation paid to executives to AbbVie’s performance.

Adjusted Diluted Earnings Per Share
Adjusted Relative Return on Invested Capital
Adjusted Return on Assets
Non-GAAP Income Before Taxes
Non-GAAP Operating Margin
Platform Revenue
Total Shareholder Return

Potential Payments upon Termination or Change in Control

POTENTIAL PAYMENTS UPON TERMINATION – GENERALLY

In accordance with AbbVie’s longstanding practice, the company has not entered into employment agreements with its NEOs. NEOs do not have any rights or entitlements to any cash termination or severance payments or equity vesting acceleration outside of the change in control context and subsequent termination of an NEO (double trigger), as discussed in more detail below.

The following summarizes the payments that the NEOs would have received if their employment had terminated on December 31, 2022. Earnings would have continued to be paid for the NEO’s Performance Incentive Plan and Supplemental Savings Plan grantor trusts, as applicable, until the trust assets were fully distributed. The amount of these payments would depend on the trust earnings and fees and the period over which the trust assets were distributed. Based on current earnings rates, if the trust assets were distributed over a 10-year period, the NEOs would receive the following average annual earnings payments over such 10-year period: Mr. Gonzalez, $1,280,376; Mr. Michael, $114,614; Mr. Reents, $281,960; Ms. Schumacher, $1,770,048; Mr. Stewart, $570,926; and Dr. Saleki-Gerhardt, $680,835. In addition, the following one-time deposits would have been made under the AbbVie Supplemental Pension Plan for each of the following NEOs, respectively: Mr. Gonzalez, $0; Mr. Michael, $7,946,974; Mr. Reents, $3,401,416; Ms. Schumacher, $909,293; Mr. Stewart, $6,006,735; and Dr. Saleki-Gerhardt, $649,441. As of December 31, 2022, Mr. Gonzalez, Mr. Michael, Mr. Reents, Ms. Schumacher, Mr. Stewart, and Dr. Saleki-Gerhardt were eligible to retire, and therefore were eligible to receive the pension benefits previously described.

If the termination of employment had been due to disability, then the respective NEO also would have received, in addition to AbbVie’s standard disability benefits, a monthly long-term disability benefit in the following amount: Mr. Gonzalez, $196,350; Mr. Michael, $125,530; Mr. Reents, $70,000; Ms. Schumacher, $112,605; Mr. Stewart, $82,710; and Dr. Saleki-Gerhardt, $71,965. This long-term disability benefit would continue for up to 24 months following termination of employment. It ends if the NEO retires, recovers, dies or ceases to meet eligibility criteria.

If the NEO’s employment had terminated due to death or disability, his or her unvested stock options, restricted stock or unit awards and performance shares would have vested on December 31, 2022 with values as set forth below in the subsection of this proxy statement captioned “Equity Awards.”

POTENTIAL PAYMENTS UPON CHANGE IN CONTROL

AbbVie has entered into change in control agreements with its NEOs. Each change in control agreement continues in effect until December 31, 2027, and can be renewed for successive five-year terms upon notice prior to the expiration date. If notice of non-renewal is given, the agreement will expire on the later of the scheduled expiration date and the one-year anniversary of the date of such notice. If no notice is given, the agreement will expire on the one-year anniversary of the scheduled expiration date. Each agreement also automatically extends for two years following any change in control (see below) that occurs while the agreement is in effect. As discussed in more detail below, AbbVie’s internal policies and individual change in control agreements with its NEOs prohibit a cash lump sum payment in excess of 2.99 times an NEO’s annual salary and bonus, unless shareholders ratify an exception.

68         |     2023 Proxy Statement

EXECUTIVE COMPENSATION

The agreements provide that if the employee is terminated other than for cause or permanent disability or if the employee elects to terminate employment for good reason (see below) within two years following a change in control, he or she is entitled to receive a lump sum payment equal to 2.99 his or her annual salary and annual incentive (“bonus”) award (assuming for this purpose that all target performance goals have been achieved or, if higher, based on the average bonus for the last three years), plus any unpaid bonus owing for any completed performance period and the pro rata bonus for any current bonus period (based on the highest of the bonus assuming achievement of target performance, the average bonus for the past three years or, in the case of the unpaid bonus for any completed performance period, the actual bonus earned). If the employee is terminated other than for cause or permanent disability or if the employee elects to terminate employment for good reason during a potential change in control (see below), he or she is entitled to receive a lump sum payment of the annual salary and bonus payments described above, except that the amount of the bonus to which the employee is entitled will be based on the actual achievement of the applicable performance goals. If the potential change in control becomes a “change in control event” (within the meaning of Internal Revenue Code Section 409A), the employee will be entitled to receive the difference between the bonus amounts the officer received upon termination during the potential change in control and the bonus amounts that would have been received had such amounts instead been based on the higher of the employee’s target bonus or the average bonus paid to the employee in the preceding three years.

Bonus payments include payments made under the Performance Incentive Plan. The employee also will receive up to two years of additional employee benefits (including welfare benefits, outplacement services and tax and financial counseling) and the value of three more years of pension accruals. If change in control-related payments and benefits become subject to the excise tax imposed under Internal Revenue Code Section 4999, payments under the agreement will be reduced to prevent application of the excise tax if such a reduction would leave the employee in a better after-tax position than if the payments were not reduced and the tax applied. The agreements also limit the conduct for which awards under AbbVie’s incentive stock programs can be terminated and generally permit options to remain exercisable for the remainder of their term.

For purposes of the agreements, the term “change in control” includes the following events: any person becoming the beneficial owner of AbbVie securities representing 20 percent or more of the outstanding voting power (not including an acquisition directly from AbbVie and its affiliates); a change in the majority of the members of the board of directors whose appointment was approved by a vote of at least two-thirds of the incumbent directors; and the consummation of certain mergers or similar corporate transactions involving AbbVie. A “potential change in control” under the agreements includes, among other things, AbbVie’s entry into an agreement that would result in a change in control. Finally, the term “good reason” includes: a significant adverse change in the employee’s position, duties, or authority; the company’s failure to pay the employee’s compensation or a reduction in the employee’s base pay or benefits; or the relocation of the company’s principal executive offices to a location that is more than 35 miles from the location of the offices at the time of the change in control.

If a change in control had occurred on December 31, 2022, immediately followed by one of the covered circumstances described above, Mr. Gonzalez, Mr. Michael, Mr. Reents, Ms. Schumacher, Mr. Stewart, and Dr. Saleki-Gerhardt would have been entitled to receive the following payments and benefits under the change in control agreements:

●	Mr. Gonzalez: cash termination payments—$16,506,442; additional Supplemental Pension Plan benefits—$0; welfare and fringe benefits—$89,077.
●	Mr. Michael: cash termination payments—$10,557,000; additional Supplemental Pension Plan benefits—$7,946,974; welfare and fringe benefits—$92,451.
●	Mr. Reents: cash termination payments—$5,670,000; additional Supplemental Pension Plan benefits—$3,401,416; welfare and fringe benefits—$73,972.
●	Ms. Schumacher: cash termination payments—$11,471,760; additional Supplemental Pension Plan benefits—$909,293; welfare and fringe benefits—$73,674.
●	Mr. Stewart: cash termination payments—$8,142,000; additional Supplemental Pension Plan benefits—$6,006,735; welfare and fringe benefits—$91,659.
●	Dr. Saleki-Gerhardt: cash termination payments—$7,327,100; additional Supplemental Pension Plan benefits—$649,441; welfare and fringe benefits—$70,465.

2023 Proxy Statement     |         69

EXECUTIVE COMPENSATION

EQUITY AWARDS

The AbbVie Amended and Restated 2013 Incentive Stock Program was approved by AbbVie’s stockholders and covers approximately 16,000 participants, including a broad group of management and professional staff.

The AbbVie Amended and Restated 2013 Incentive Stock Program provides that any unvested equity awards granted in or after January 2013 may be assumed, converted or replaced on an equivalent basis by the surviving company upon a change in control. If the surviving company does not do so, the vesting of the awards is accelerated. If the surviving company does assume, convert or replace the awards on an equivalent basis, then accelerated vesting of the awards is limited to circumstances in which, during the period from six months before through two years after a change in control, the grantee’s employment is terminated without cause or the grantee resigns for good reason. The terms “cause” and “good reason” have the same definitions as in the change in control agreements.

If a change in control had occurred on December 31, 2022 and the surviving company did not assume, convert or replace any of the awards granted in or after January 2013, or the NEO’s employment had terminated without cause or he or she had resigned for good reason, as described above, then the unvested equity awards of the NEOs would have vested as follows:

●	Mr. Gonzalez would have vested in (i) 362,359 unvested AbbVie stock options with a value of $15,041,169, (ii) 159,888 AbbVie restricted stock units with a value of $25,839,500, and (iii) 377,014 AbbVie performance shares with a value of $60,929,172.
●	Mr. Michael would have vested in (i) 127,099 unvested AbbVie stock options with a value of $5,658,580, (ii) 56,341 AbbVie restricted stock units with a value of $9,105,229, and (iii) 143,815 AbbVie performance shares with a value of $23,241,942.
●	Mr. Reents would have vested in (i) 31,281 unvested AbbVie stock options with a value of $1,421,002, (ii) 20,799 AbbVie restricted stock units with a value of $3,361,367, and (iii) 36,360 AbbVie performance shares with a value of $5,876,160.
●	Ms. Schumacher would have vested in (i) 138,583 unvested AbbVie stock options with a value of $5,993,848, (ii) 61,279 AbbVie restricted stock units with a value of $9,903,218 and (iii) 153,661 AbbVie performance shares with a value of $24,833,073.
●	Mr. Stewart would have vested in (i) 82,566 unvested AbbVie stock options with a value of $3,364,121, (ii) 43,304 AbbVie restricted stock units with a value of $6,998,279, and (iii) 84,239 AbbVie performance shares with a value of $13,613,885.
●	Dr. Saleki-Gerhardt would have vested in (i) 87,732 unvested AbbVie stock options with a value of $3,837,989, (ii) 52,665 AbbVie restricted stock units with a value of $8,511,150, and (iii) 98,212 AbbVie performance shares with a value of $15,872,062.

The value of stock options shown is based on the excess of the closing price of one share of common stock on December 31, 2022 over the exercise price of such options, multiplied by the number of unvested stock options held by the NEO. The value of restricted stock units and performance shares shown is determined by multiplying the number of units or shares that would vest as of December 31, 2022 in accordance with the applicable equity award agreement terms and the closing price of one share of common stock on December 31, 2022.

70         |     2023 Proxy Statement

RATIFICATION OF ERNST & YOUNG LLP AS ABBVIE’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

What am I voting on and how should I vote?

You are being asked to ratify the appointment of Ernst & Young LLP to perform independent audit services for the fiscal year ending December 31, 2023. Ernst & Young LLP has served as our independent auditor since 2013. The board and the audit committee believe it is in the best interests of the company and its stockholders to retain Ernst & Young LLP as the company’s independent auditor.

The board of directors therefore recommends you vote “FOR” ratification of the appointment of Ernst & Young LLP as AbbVie’s independent registered public accounting firm for 2023.

The audit committee of the board of directors is directly responsible for the appointment, fees, retention and oversight of the independent registered public accounting firm retained to audit the company’s financial statements. On October 12, 2022, the audit committee appointed Ernst & Young LLP (the independent auditor) to perform independent audit services for the fiscal year ending December 31, 2023. Ernst & Young LLP has served as our independent auditor since 2013. In conjunction with the periodic mandated rotation of the audit firm’s lead engagement partner, the chair of the audit committee would be involved in the selection of a new lead engagement partner. Further, the audit committee will periodically consider whether there should be a regular rotation of the independent auditor.

Although the audit committee has sole authority to appoint the independent auditor, it would like to know the opinion of the stockholders regarding its appointment of Ernst & Young LLP for 2023. For this reason, stockholders are being asked to ratify this appointment. If the stockholders do not ratify the appointment of Ernst & Young LLP for 2023, the audit committee will take that fact into consideration, but may, nevertheless, continue to retain Ernst & Young LLP. The audit committee and the board believe that the continued retention of Ernst & Young LLP to serve as the company’s independent auditor is in the best interests of the company and its stockholders.

Representatives of Ernst & Young LLP are expected to attend the Annual Meeting and will be given the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.

2023 Proxy Statement     |         71

AUDIT INFORMATION

Audit Fees and Non-Audit Fees

The following table presents fees for professional audit services rendered to AbbVie by Ernst & Young LLP for the years ended December 31, 2022 and December 31, 2021, and fees for other services rendered to AbbVie by Ernst & Young LLP for those periods.

	2022	2021
	(millions)	(millions)
Audit fees:(1)	$20.3	$21.7
Audit related fees:(2)	0.5	0.5
Tax fees:(3)	5.2	3.6
Other fees:(4)	0.6	0.4
Total	$26.6	$26.2
(1)	Ernst & Young LLP billed or will bill AbbVie for professional services rendered for the audit of AbbVie’s annual financial statements, the review of AbbVie’s financial statements included in AbbVie’s quarterly reports, the audits of AbbVie’s internal control over financial reporting, statutory and subsidiary audits required internationally, the review of documents filed with the Securities and Exchange Commission, comfort letters, consents and certain accounting consultations in connection with the audits.
(2)	Audit related fees include audits of certain employee benefit plan financial statements, accounting consultations in connection with proposed or pending transactions, and other audit or agreed upon procedures required by statute or regulation not classified as audit fees.
(3)	Tax fees consist principally of professional services for corporate tax compliance and tax advisory services.
(4)	Other fees principally relate to financial advisory services for immaterial international affiliates and information technology assessment services.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of the Independent Registered Public Accounting Firm

The audit committee has established policies and procedures to pre-approve all audit and permissible non-audit services performed by the independent registered public accounting firm (the independent auditor) and its related affiliates.

Prior to engagement of the independent auditor for the next year’s audit, management will submit a schedule of all proposed permissible services expected to be rendered during that year for each of four categories of services to the audit committee for approval.

Prior to engagement, the audit committee pre-approves these services by category of service. The fees are budgeted and the audit committee requires the independent auditor and management to report actual fees versus the budget periodically by category of service. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval. In those instances, the audit committee requires specific pre-approval before engaging the independent auditor.

The audit committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report any pre-approval decisions to the audit committee at its next scheduled meeting.

72         |     2023 Proxy Statement

bn
AUDIT INFORMATION

Audit Committee Report

The audit committee is comprised of six non-employee members of the board of directors. Each audit committee member meets the independence requirements of the New York Stock Exchange and Rule 10A-3 of the Exchange Act. The committee operates under a written charter adopted by the board of directors. Consistent with the responsibilities set forth in its charter, the audit committee assists the board of directors in its oversight of AbbVie’s accounting, auditing and financial reporting practices.

The audit committee has reviewed and discussed the audited financial statements contained in the 2022 Annual Report on Form 10-K with AbbVie’s management and its independent registered public accounting firm (the independent auditor). Management is responsible for the preparation and integrity of AbbVie’s consolidated financial statements. The independent auditor is responsible for performing an audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America. The audit committee reviews these processes on behalf of the board of directors. Periodically, during the year, the audit committee reviewed and discussed with AbbVie’s management, internal auditors, and independent auditor the effectiveness of AbbVie’s internal control over financial reporting and the overall quality of AbbVie’s financial reporting.

The audit committee has discussed with the independent auditor the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the Securities and Exchange Commission. In addition, the audit committee has received the written disclosures and the letter from the independent auditor regarding its independence required by the applicable requirements of the PCAOB, and has discussed with the independent auditor the firm’s independence. The audit committee has also considered whether the provision of non-audit services is compatible with maintaining the independence of the independent auditor and concluded the independent auditor’s independence has not been impaired.

Based on the review and discussions referred to above, the audit committee recommended to the board of directors that the audited financial statements be included in AbbVie’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

Audit Committee

T. Freyman, Chair, W. Burnside, M. Meyer, E. Rapp, G. Tilton, and F. Waddell

2023 Proxy Statement     |         73

SAY ON PAY—ADVISORY VOTE ON THE APPROVAL OF EXECUTIVE COMPENSATION

What am I voting on and how should I vote?

You are being asked to approve the compensation of AbbVie’s named executive officers described in the Executive Compensation section of this proxy statement. This vote is non-binding. The board will take the results into account when making future compensation decisions.

The compensation committee has thoroughly reviewed the company’s compensation program and has determined that the pay decisions for the named executive officers are appropriate given the company’s performance, the executives’ contributions, and our stockholders’ interests. The board of directors therefore recommends you vote “FOR” the approval of the named executive officers’ compensation.

As required by Section 14A of the Exchange Act, stockholders are being asked to approve the compensation of AbbVie’s named executive officers, as disclosed under Securities and Exchange Commission rules, including the Compensation Discussion and Analysis, the compensation tables and related material included in this proxy statement. The independent compensation committee of the board of directors, with the counsel of its independent compensation consultant, has thoroughly examined AbbVie’s programs, the company’s performance related to our industry and peer group, and market factors. The committee has determined that the specific pay decisions for the named executive officers are appropriate given the company’s performance, the executives’ contributions, and our stockholders’ interests. We currently ask our stockholders to vote on executive compensation on an annual basis.

While this vote is advisory and non-binding, the board of directors and the compensation committee value the opinion of the stockholders and will review the voting results and take them into account when future compensation decisions are made.

74         |     2023 Proxy Statement

MANAGEMENT PROPOSAL TO ELIMINATE SUPERMAJORITY VOTING

What am I voting on and how should I vote?

You are being asked to amend and restate the Certificate of Incorporation to remove the supermajority voting requirement. Currently, certain amendments to the company’s Certificate of Incorporation or By-Laws require the affirmative vote of at least 80 percent of the outstanding shares. The proposed amendment will allow for a regular majority to pass such amendments in the future.

The board of directors therefore recommends you vote “FOR” the management proposal to amend and restate the Certificate of Incorporation to eliminate supermajority voting.

Currently, AbbVie’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) provides that certain amendments to the Certificate of Incorporation or AbbVie’s Amended and Restated By-Laws (the “By-Laws”) require the affirmative vote of shares representing no less than 80 percent of AbbVie’s outstanding shares of stock entitled to vote generally in the election of directors. We refer to these provisions listed below as the “Supermajority Voting Requirement.”

Specifically, Article VIII of the Certificate of Incorporation provides that any stockholder-approved alteration, amendment, or repeal of any of the By-Law provisions listed below, or the adoption of any stockholder-approved By-Law provision inconsistent with those By-Law provisions, must be approved pursuant to the Supermajority Voting Requirement. The By-Law provisions covered by the Supermajority Voting Requirement are in regards to:

●	special meetings of stockholders and written consents by stockholders (Article II, Sections 2.2 and 2.12, respectively);
●	board size and tenure, classes of directors, board vacancies, and director removal (Article III, Sections 3.2, 3.3, 3.10 and 3.11, respectively);
●	indemnification of directors and officers (Article VII); and
●	amendments to the By-Laws (Article X).

Article XI of the Certificate of Incorporation provides that any alteration, amendment, or repeal of any of the provisions of the Certificate of Incorporation listed below, or the adoption of any provision inconsistent with those provisions, must be approved pursuant to the Supermajority Voting Requirement. The provisions covered by the Supermajority Voting Requirement are in regards to:

●	board size, classes of directors, board vacancies, and director removal (Article VI, Sections 1, 2, 3 and 4, respectively); and
●	written consents by stockholders and special meetings of stockholders (Article VII, Sections 1 and 2, respectively).

After reviewing the advantages and disadvantages of the Supermajority Voting Requirement at this time, the board approved, and recommends that stockholders approve, the amendment and restatement of Articles VIII and XI of the Certificate of Incorporation to remove the Supermajority Voting Requirement contained therein. If approved, future stockholder-approved amendments to the By-Law and Certificate of Incorporation provisions listed above will not be subject to the Supermajority Voting Requirement and will instead require the affirmative vote of a majority of AbbVie’s outstanding shares of stock entitled to vote generally in the election of directors.

2023 Proxy Statement     |         75

MANAGEMENT PROPOSAL TO ELIMINATE SUPERMAJORITY VOTING

The proposed Certificate of Amendment to the Certificate of Incorporation is attached to this proxy statement as Appendix A, which the company would file promptly following the 2023 Annual Meeting if our stockholders approve the amendment. The affirmative vote of the holders of 80 percent of the outstanding shares of stock entitled to vote generally in the election of directors on the Record Date is required to approve this proposal pursuant to the Certificate of Incorporation. The board has approved certain conforming changes to the company’s By-Laws, contingent on the effectiveness of the proposed amendment to the Certificate of Incorporation.

76         |     2023 Proxy Statement

STOCKHOLDER PROPOSALS

What am I voting on and how should I vote?

Four stockholder proposals will be voted upon at the Annual Meeting if properly presented by or on behalf of the proponent. The address and share ownership information of each of the proponents is available upon request. The proposed resolutions and the statements made in support thereof, as well as the board of directors’ statements in opposition to these proposals, are presented on the following pages. The proposal may contain assertions about AbbVie or other statements that we believe are incorrect.

The board of directors recommends you vote “AGAINST” the proposals for the reasons set forth following the proposals.

Stockholder Proposal on Simple Majority Vote

John Chevedden, on behalf of Kenneth Steiner, has notified AbbVie that he intends to present the following proposal at the Annual Meeting and that Mr. Steiner owns the requisite number of AbbVie shares.

Proposal 5 – Simple Majority Vote

Shareholders request that our board take each step necessary so that each voting requirement in our charter and bylaws (that is explicit or implicit due to default to state law) that calls for a greater than simple majority vote be replaced by a requirement for a majority of the votes cast for and against such proposals, or a simple majority in compliance with applicable laws.

If necessary this means the closest standard to a majority of the votes cast for and against such proposals consistent with applicable laws. This includes any existing supermajority vote requirement that result from default to state law and can be subject to replacement. This proposal topic was approved by 99% of ABBV shares in 2021.

This 2023 proposal includes that the Board take all the steps necessary at its discretion to help ensure that the topic of this proposal is approved by shareholders including a commitment to hire a proxy solicitor to conduct an intensive campaign, a commitment to adjourn the annual meeting to obtain the votes required if necessary and to take a 2-year process to adopt this proposal topic.

For instance PPG Industries, Inc. (PPG) adjourned its annual meeting for weeks to obtain the necessary votes on this proposal topic and Raytheon Technologies Corporation (RTX) announced a 2-year process to obtain shareholder approval of this proposal topic in its 2022 proxy.

The only excuses for not using all available means is a Board determination that obtaining shareholder approval is assured without the use of a certain means or that a certain means does not apply to ABBV.

Extraordinary measures need to be taken to adopt this proposal topic due to the dead hand of our undemocratic governance provisions that require an 80% approval from all ABBV shares outstanding - given that less than 80% of ABBV typically vote at the annual meeting.

Please vote yes:

Simple Majority Vote – Proposal 5

2023 Proxy Statement     |         77

STOCKHOLDER PROPOSALS

Board of Directors Statement in Opposition to the Stockholder Proposal on Simple Majority Vote

The board of directors recommends that stockholders vote AGAINST this proposal. Given the management proposal on the same topic to eliminate supermajority voting included this year and in prior years, this stockholder proposal is redundant, unnecessary, and confusing.

The board has long demonstrated its commitment to eliminating the supermajority voting provisions in our charter and By-Laws, as evidenced by this year’s management proposal, which was also submitted to a shareholder vote by management in 2022, 2021, 2020, 2019, and 2018. Moreover, the board submitted a management proposal on the related issue of declassifying the board in 2018, 2017, and 2016.

These management proposals require 80% of outstanding shares to vote in favor in order to pass. They have not passed in prior years in large part due to a lower than desired vote turnout, primarily among retail holdings. The stockholder proposal asks AbbVie to conduct an “intensive campaign” and take “extraordinary measures” to ensure the proposal passes. Over the past several years, AbbVie has had numerous discussions with proxy solicitors about the costs of a get-out-the-vote campaign and the likelihood of success of such a campaign for AbbVie’s stockholder base. The most recent cost estimate for such a solicitation we received was over $10 million, due to the large retail holdings of AbbVie shares. The likelihood of campaign success was uncertain and could not be assured even with the large spend.

AbbVie conducts a robust investor engagement program each year to greater than 40% of our outstanding shares, and we have never had a stockholder suggest we should spend these types of resources on a get-out-the-vote campaign, other than the proponent. To the contrary, the consistent feedback from our stockholders is that such a cost would not be a good use of company resources, particularly with an uncertain likelihood of success.

In sum, the board has already shown a commitment, taken all of the steps necessary to eliminate supermajority voting, and has done so for many years. Stockholders may vote for the management proposal to eliminate supermajority voting instead of this stockholder proposal. The board remains committed to eliminating supermajority voting and ultimately declassifying the board, but a non-binding, advisory stockholder proposal does nothing to advance these goals.

The board of directors recommends that you vote AGAINST the proposal.

Stockholder Proposal on Political Spending

As You Sow, on behalf of Eliana Fishman, and co-filers Leslie Oelsner Bene IRA of S Berman, and PCR Children’s Tr FBO Ellen Remmer have notified AbbVie that they intend to present the following proposal at the Annual Meeting and that they own the requisite number of AbbVie shares.

WHEREAS: The political expenditures of AbbVie Inc. (“AbbVie”) appear to be misaligned with the Company’s publicly stated values and vision across a number of issue areas.

AbbVie states that it believes climate change is impacting human health and has committed to joining the Science Based Targets initiative, which requires companies to align their emissions with the Paris Climate Agreement’s goal of limiting global temperature rise to no more than 1.5°C.1 Yet, AbbVie is a member of the U.S. Chamber of Commerce, which has consistently lobbied to roll back U.S. climate regulation and promotes regulations that would slow the transition towards a low carbon energy mix.

AbbVie has stated, "We are committed to equity, equality, diversity and inclusion (“EED&I”). It’s fundamental to who we are and it’s just how we 'do good business.’” AbbVie has also written, "EED&I is good for our people

78         |     2023 Proxy Statement

STOCKHOLDER PROPOSALS

and patients, and also for our business—strengthening performance, helping us innovate and understand our customers, and retaining the best talent."2 Yet, AbbVie contributed to multiple trade associations that have supported and promoted voter suppression laws.3 Further, in the 2020-2022 election cycles, AbbVie and its employee PACs donated at least $1,604,250 to politicians and political organizations working to weaken women’s access to reproductive health care. Reductions in access to reproductive health care may also put at risk future sales for AbbVie subsidiaries Allergan and Odyssea Pharma, which both manufacture birth control.

AbbVie has stated, "[W]e believe patients need access to quality and affordable medicines. Improving health outcomes for patients around the world is one of AbbVie’s corporate responsibility commitments and is integral to our core business strategy."4 However, AbbVie contributes to PhRMA, which supports numerous organizations opposing efforts to reform drug pricing.

To minimize possible missteps and risk to the firm's reputation and brand, AbbVie should establish clear policies and report on corporate electioneering and political spending that conflicts with its stated healthcare, social, and environmental objectives.

RESOLVED: Shareholders request that AbbVie annually analyze and report, at reasonable expense, the congruence of its political, lobbying, and electioneering expenditures during the preceding year against its publicly stated company values and policies, listing and explaining instances of incongruent expenditures, and stating whether the identified incongruencies have or will lead to a change in future expenditures or contributions.

SUPPORTING STATEMENT: Proponents recommend, at management discretion, that the report also contain an analysis of risks to our company's brand, reputation, and shareholder value of expenditures in conflict with publicly stated Company values. “Expenditures for electioneering communications" means spending, from the corporate treasury and from its PACs, during the year, directly or through third parties, in printed, internet, or broadcast communications, which are reasonably susceptible to interpretation as being in support of or in opposition to a specific candidate.

_____________________________

1 https://www.abbvie.com/content/dam/abbvie-dotcom/uploads/PDFs/societal-impact/abbvie-esg-action-report.pdf

2 https://www.abbvie.com/our-company/equality-inclusion-diversity.html

3 https://www.politicalaccountability.net/wp-content/uploads/2021/07/Corporate-Enablers.pdf

4 https://www.abbvie.com/content/dam/abbvie-dotcom/uploads/PDFs/our-commitment-to-access-to-medicines-2.pdf

Board of Directors Statement in Opposition to the Stockholder Proposal on Political Spending

The board of directors recommends that stockholders vote AGAINST this proposal.

AbbVie advocates on topics that advance patient access to innovative new medicines and reward meaningful innovation. This engagement is governed by robust processes and oversight mechanisms.

As discussed in more detail on our website, AbbVie advocates on a range of issues core to our business, including advancing patient access to innovative new medicines. This advocacy is governed by robust processes and oversight mechanisms, including:

●	The public policy and sustainability committee exercises oversight of AbbVie’s political expenditures and lobbying activities, which are further governed by the committee’s policy on political contributions. The public policy and sustainability committee and AbbVie’s senior management review these activities and expenditures on a regular basis.
●	The Senior Vice President, Government Affairs reviews and approves all corporate political contributions to ensure these contributions are consistent with the company’s guidelines and in accordance with applicable laws as required by the committee’s policy on political contributions.
●	An internal Political Action Committee (PAC) Board of Directors comprised of at least twelve senior leaders representing a broad range of functions within AbbVie guides the AbbVie PAC.
●	A rigorous internal vetting process is conducted to review each political contribution.

2023 Proxy Statement     |         79

STOCKHOLDER PROPOSALS

●	The Senior Vice President, Government Affairs exercises oversight of all external vendors that lobby on AbbVie’s behalf.
●	AbbVie’s Code of Business Conduct sets forth AbbVie’s robust expectations for ethical behavior by all employees in all aspects of our business, including political advocacy.

AbbVie understands that we may not always agree with every position a political contribution recipient takes on the multitude of issues in which the recipient engages, but we believe it is in the best interest of AbbVie and our patients to engage on critical policy topics, such as those that promote innovation, increase patient access to medicine, and reduce patient out of pocket costs.

AbbVie has long been recognized as a leader for robust disclosures related to political and lobbying activities, and we made significant additions to these disclosures in 2022 and 2023.

Since our launch as a new public company in 2013, AbbVie has provided robust transparency related to our political and lobbying activities. As a result of our extensive disclosures, AbbVie has been consistently recognized as a leader in providing the highest level of political transparency and accountability. In 2022, AbbVie was again recognized as a “trendsetter” in this area by the CPA-Zicklin Index, the highest ranking a company can receive. This index, which is produced by the non-profit Center for Political Accountability in conjunction with the Zicklin Center for Business Ethics Research at The Wharton School at the University of Pennsylvania, benchmarks the political disclosure and accountability policies and practices of leading U.S. public companies. AbbVie was also ranked in the top tier of companies in 2021, 2020, 2019, 2018, 2017, 2016, 2015, and 2014.

Following our robust investor dialogue throughout 2021, we further strengthened our disclosures in 2022, which can be found at: https://www.abbvie.com/who-we-are/policies-disclosures.html. The changes include:

●	Additional disclosures on the range of issues that AbbVie advocates on
●	Significantly more detail on AbbVie’s PAC, including its leadership structure
●	A description of the rigorous process used to vet all AbbVie corporate and AbbVie PAC contributions
●	Lowering the threshold for disclosure of our trade association memberships from $50,000 in annual dues to $25,000 in annual dues
●	A description of how AbbVie may choose to convey concerns with any opposing positions taken by trade associations to which we belong
●	Other details, such as the annual ethics and legal training that all AbbVie federal and state government affairs representatives receive

Similarly, after seeking feedback from our investors in 2023, we made additional updates on our website, including:

●	Additional disclosure on our political activities in Europe, including a link to our EU lobbying reports
●	Adding the percentage of trade association dues spent on federal lobbying, in our existing trade association memberships disclosure
●	Discussing the congruency between AbbVie’s stated political activity priorities (e.g., intellectual property protections, access to healthcare, and tax) and the advocacy of the largest trade association to which AbbVie belongs (i.e., the U.S. Chamber of Commerce).

These updates in 2022 and 2023 reflect AbbVie’s established history of responsiveness to feedback. Given this demonstrated commitment to transparency, the report requested in the proposal is unnecessary and would not add value.

In 2023, AbbVie left several large trade associations, which reduces the risk of any potential incongruency.

AbbVie opted to leave four large trade associations (PhRMA, BIO, IFPMA, and the Business Roundtable) in 2023. This decision was made as part of our rigorous annual assessment of our trade association memberships. The proposal cites the purported misalignment between AbbVie and certain trade associations’ positions. Therefore, producing an additional report would be unnecessary and unhelpful.

80         |     2023 Proxy Statement

STOCKHOLDER PROPOSALS

The board of directors recommends that you vote AGAINST this proposal.

Stockholder Proposal on Lobbying

Dana Investment Advisers, and co-filer Dominican Sisters of Springfield Illinois, have notified AbbVie that they intend to present the following proposal at the Annual Meeting and that they own the requisite number of AbbVie shares.

Whereas, full disclosure of AbbVie’s lobbying activities and expenditures to assess whether AbbVie’s lobbying is consistent with its expressed goals and stockholder interests.

Resolved, the stockholders of AbbVie request the preparation of a report, updated annually, disclosing:

1.	Company policy and procedures governing lobbying, both direct and indirect, and grassroots lobbying communications.
2.	Payments by AbbVie used for (a) direct or indirect lobbying or (b) grassroots lobbying communications, in each case including the amount of the payment and the recipient.
3.	AbbVie’s membership in and payments to any tax-exempt organization that writes and endorses model legislation.
4.	Description of management’s decision-making process and the Board’s oversight for making payments described in section 2 above.

For purposes of this proposal, a “grassroots lobbying communication” is a communication directed to the general public that (a) refers to specific legislation or regulation, (b) reflects a view on the legislation or regulation and (c) encourages the recipient of the communication to take action with respect to the legislation or regulation. “Indirect lobbying” is lobbying engaged in by a trade association or other organization of which AbbVie is a member.

Both “direct and indirect lobbying” and “grassroots lobbying communications” include efforts at the local, state, and federal levels. The report shall be presented to the Public Policy Committee and posted on AbbVie’s website.

Supporting Statement

AbbVie spent $55,650,000 from 2013 – 2021 on federal lobbying. AbbVie’s lobbying “to kill lower drug prices during pandemic” attracted negative scrutiny.1 AbbVie lobbies at the state level, spending $2,421,703 on lobbying in California from 2013 – 2021. And AbbVie lobbies abroad, spending between €1,000,000 – 1,249,999 on lobbying in Europe for 2021.

AbbVie fails to disclose its payments to trade associations and social welfare groups (SWGs), or the amounts used for lobbying, to stockholders. Companies can give unlimited amounts to third party groups that spend millions on lobbying and undisclosed grassroots activity.2

AbbVie sits on the board of the Pharmaceutical Research and Manufacturers of America (PhRMA) and belongs to the Chamber of Commerce, which together have spent over $2.2 billion on lobbying since 1998, and supports SWGs that lobby, like the Alliance for Patient Access.3 And while AbbVie does not belong to the controversial American Legislative Exchange Council, it is represented by the Chamber and PhRMA, which each sit on its Private Enterprise Advisory Council.

AbbVie’s lack of disclosure presents reputational risk when its lobbying contradicts company public positions or evades disclosure of third party payments. AbbVie states it supports more affordable medicines, yet has drawn congressional scrutiny for hiking drug prices4 and media attention for funding dark money “ads attacking prescription drug bill — after hiking prices up to 470%.”5 And PhRMA gives millions to “dark money” SWGs like the American Action Network, which “has consistently advocated policies favored by drugmakers.”6

2023 Proxy Statement     |         81

STOCKHOLDER PROPOSALS

We believe AbbVie’s failure to disclose third party lobbying payments is a risk and urge AbbVie to expand its disclosure.

_____________________________

1 https://www.commondreams.org/news/2022/07/13/big-pharma-has-spent-147-million-kill-lower-drug-prices-during-pandemic.

2 https://theintercept.com/2019/08/06/business-group-spending-on-lobbying-in-washington-is-at-least-double-whats-publicly-reported/.

3 https://prospect.org/power/astroturf-campaign-attacks-discount-drug-program-for-poor/.

4 https://oversight.house.gov/sites/democrats.oversight.house.gov/files/Committee%20on%20Oversight%20and%20Reform%20-%20AbbVie%20Staff%20Report.pdf.

5 https://www.salon.com/2021/05/26/pharma-giant-abbvie-funds-ads-attacking-prescription-drug-bill--after-hiking-prices-up-to-470/.

6 https://www.opensecrets.org/news/2019/11/big-pharma-bankrolled-conservative-groups-tax-returns-show/.

Board of Directors Statement in Opposition to the Stockholder Proposal on Lobbying

The board of directors recommends that stockholders vote AGAINST this proposal.

AbbVie advocates on topics that advance patient access to innovative new medicines and reward meaningful innovation. This engagement is governed by robust processes and oversight mechanisms.

As discussed in more detail on our website, AbbVie advocates on a range of issues core to our business, including advancing patient access to innovative new medicines. This advocacy is governed by robust processes and oversight mechanisms. These are discussed in detail on pages 79-80 of this proxy statement. In addition, the Senior Vice President, Government Affairs, who reports directly to the CEO, reviews and approves AbbVie’s lobbying strategy to ensure these activities are consistent with the company’s guidelines and comply with all applicable laws.

AbbVie has existing robust disclosures related to lobbying. The additional requests in the proposal are unnecessary, would not add value, or are not feasible.

Since our launch as a new public company in 2013, AbbVie has provided robust transparency related to our political and lobbying activities. This transparency is discussed in detail on page 80 of this proxy statement, and we have proactively continued to enhance our disclosures, as explained on page 80.

The additional disclosure requests by the proponent are unnecessary, would not add additional value to investors, or are not feasible. For example, AbbVie does not currently make direct expenditures toward U.S. federal or state grassroots lobbying communications to the general public and does not currently contribute funds intended for use in elections to tax-exempt organizations under Section 501(c)(4) of the Internal Revenue Code, as disclosed on our website. If such a contribution were made, it would be enumerated in AbbVie’s reports on other corporate political contributions. In addition, attempting to quantify indirect lobbying would be difficult to estimate and potentially misleading to stockholders as AbbVie is not directing the lobbying activities of trade, civic or patient groups. Further, it would be difficult for us to determine which third parties may endorse model legislation and whether such activities fall within the proposal’s request.

In 2023, AbbVie left several large trade associations, which reduces the risk of any potential incongruency.

AbbVie decided to leave four large trade associations (PhRMA, BIO, IFPMA, and the Business Roundtable) in 2023. This decision was made as part of our rigorous annual assessment of our trade association memberships. The proposal cites the purported misalignment between AbbVie and certain trade associations’ positions. Therefore, producing an additional report would be unnecessary and unhelpful.

The board of directors recommends that you vote AGAINST this proposal.

82         |     2023 Proxy Statement

STOCKHOLDER PROPOSALS

Stockholder Proposal on Patent Process

Friends Fiduciary Corporation and co-filers Sisters of Charity of St. Elizabeth, Northwest Women Religious Investment Trust, Missionary Oblates of Mary Immaculate-United States Province, Stichting Bewaarder Achmea Beleggingspools, Mercy Investment Services, Inc., Trinity Health, Congregation of Divine Providence, Sisters of St. Francis of Philadelphia, Providence St. Joseph Health, Bon Secours Mercy Health, Inc., CommonSpirit Health, Northwest & Ethical Investments L.P., Benedictine Sisters of Virginia, and Sisters of Charity Blessed Virgin Mary, have notified AbbVie that they intend to present the following proposal at the Annual Meeting and that they own the requisite number of AbbVie shares.

RESOLVED, that shareholders of AbbVie Inc. (“AbbVie”) ask the Board of Directors to establish and report on a process by which the impact of extended patent exclusivities on product access would be considered in deciding whether to apply for secondary and tertiary patents. Secondary and tertiary patents are patents applied for after the main active ingredient/molecule patent(s) and which relate to the product. The report on the process should be prepared at reasonable cost, omitting confidential and proprietary information, and published on AbbVie's website.

Supporting Statement

Access to medicines, especially costly specialty drugs, is the subject of consistent and widespread public debate in the U.S. A 2021 Rand Corporation analysis concluded that U.S. prices for branded drugs were nearly 3.5 times higher than prices in 32 OECD member countries1. The Kaiser Family Foundation has “consistently found prescription drug costs to be an important health policy area of public interest and public concern.”2

This high level of concern has driven policy responses. The Inflation Reduction Act empowers the federal government to negotiate some drug prices.3 State measures, including drug price transparency legislation and copay caps, have been adopted.4 The House Committee on Oversight and Reform (the “Committee”) launched a far-reaching investigation into drug pricing in 2019.5

Intellectual property protections on branded drugs play an important role in maintaining high prices and impeding access. When patent protection on a drug ends, generic manufacturers can enter the market, reducing prices. But branded drug manufacturers may try to delay generic competition by extending their exclusivity periods.

Such periods can be extended if secondary patents are granted. The Committee's December 2021 report described construction of a “patent thicket,” which consists of many “secondary patents covering the formulations, dosing, or methods of using, administering, or manufacturing a drug” granted after the drug's primary patent, covering its main active ingredient or molecule, has been granted.6 In June 2022, citing the impact of patent thickets on drug prices, a bipartisan group of Senators urged the U.S. Patent and Trademark Office to “take regulatory steps to ... eliminate large collections of patents on a single invention.”

AbbVie has raised the price of Humira, its top-selling drug, 27 times since its launch. One hundred and thirty patents, most of them secondary patents, have been granted on Humira, extending its exclusivity period by 19 years.7 AbbVie touted to investors in a 2015 presentation that challenging any of Humira's patents in litigation would take four to five years.8

In our view, a process that considers the impact of extended exclusivity periods on patient access would ensure that AbbVie considers not only whether it can apply for secondary and tertiary patents but also whether it should do so. AbbVie's current approach subjects the company to reputational risks and to further regulatory blowback resulting from high drug prices and perceptions regarding abusive patenting practices.

_____________________________

1 https://www.rand.org/news/press/2021/01/28.html

2 https://www.kff.org/health-costs/poll-finding/public-opinion-on-prescription-drugs-and-their-prices/

3 https://www.kff.org/medicare/ issue-brief/explaining-the-prescription-drug-provisions-in-the-inflation-reduction-act/

4 https://www.americanprogress.org/article/state-policies-to-address-prescription-drug-affordability-across-the-supply-chain/

5 https:// oversight.house.gov/sites/democrats.oversight.house/gov/files/DRUG%20PRICING%20REPORT%20WITH%2020APPENDIX%20v3.pdf, at i.

6 https:// oversight.house.gov/sites/democrats.oversight.house/gov/files/DRUG%20PRICING%20REPORT%20WITH%2020APPENDIX%20v3.pdf, at 79.

2023 Proxy Statement     |         83

STOCKHOLDER PROPOSALS

7 https:// oversight.house.gov/sites/democrats.oversight.house/gov/files/DRUG%20PRICING%20REPORT%20WITH%2020APPENDIX%20v3.pdf, at 17.

8 https://investors.abbvie.com/ static-files/ af79eeff2-5901-4b62-9354-982f2f95404c, slide 16.

Board of Directors Statement in Opposition to the Stockholder Proposal on Patent Process

The board of directors recommends that stockholders vote AGAINST this proposal.

AbbVie is committed to patient access and acts responsibly in all aspects of its business, including intellectual property.

Acting with Integrity is one of the five AbbVie Principles, which are foundational to who we are as a company. This includes acting in compliance with all applicable laws and regulations, as well as conduct consistent with our commitment to honesty, fairness, and integrity, in every aspect of our business. AbbVie’s ethical decision-making extends to protecting our intellectual property, which covers meaningful innovation and investment in our life-changing medicines. Each year, AbbVie’s medicines treat over 50 million people across over 60 conditions, and since our inception as an independent company in 2013, we have invested $55 billion in research and development.

AbbVie has numerous mechanisms to ensure access to our innovative medicines, including those with patent protection. For example, patients in the United States without insurance or those with limited coverage can receive AbbVie medicines at no cost to them through myAbbVie Assist. The program serves as an important safety net and helps 99% of uninsured patients who seek our assistance. The income eligibility requirement for myAbbVie Assist is 600% of the Federal Poverty Level (FPL), or an income of less than $180,000 for a household of four people. As another example, within the United States, we provide co-pay assistance, regardless of income, to all patients with commercial insurance; with this assistance, most eligible patients pay $5-10 per month for their AbbVie medicines. More than 90% of commercial patients utilize our co-pay assistance program. We also make donations to independent charitable foundations that provide co-pay assistance to patients in need, regardless of what type of therapy they are on. Other steps that AbbVie takes to further patient access globally can be found in our annual ESG Action Report.

AbbVie’s existing disclosures address our approach to intellectual property and patient access.

As discussed in more detail on our website (https://www.abbvie.com/who-we-are/policies-disclosures.html), in a document titled “Intellectual Property and Patient Access,” AbbVie has disclosed the factors it considers when pursuing patents. Patents are critical to protecting the significant investments that allow AbbVie to solve serious health issues. Patents ensure that we are able to recoup investments, not only in the initial creation of a medicine itself, but also ongoing investment in that medicine – for example, by studying it in new patient populations over time. Patents also allow us to re-invest in developing new medicines, further improving patients’ standards of care over time.

As discussed in our website disclosure, when AbbVie assesses whether to apply for a patent to cover a certain innovation, we consider many factors, such as:

●	Science is at the heart of everything we do at AbbVie, including our decisions related to patents. AbbVie pursues patents that reflect meaningful innovation and scientific advancements, including those that have the potential to improve the treatment of patients.
●	AbbVie carefully considers the technology, state of the art, and patent laws of the relevant jurisdiction.
●	We also consider the value of a public disclosure in advancing science.
●	Finally, we take into account the size of the underlying investment and the potential impact on patient access.

AbbVie has an established history of granting patent licenses under appropriate circumstances, in order to facilitate broader global access to our medicines. We believe this approach can protect AbbVie’s investments and further patient access to innovative new medicines. Our website also discloses the oversight of AbbVie’s

84         |     2023 Proxy Statement

STOCKHOLDER PROPOSALS

intellectual property processes by our Executive Vice President, General Counsel and Secretary; Vice President, Intellectual Property and Strategy and R&D; and board of directors.

Any disclosures beyond AbbVie’s existing disclosures are either not feasible or would be unnecessarily burdensome. For example, it is not feasible to link patents to a specific outcome on patient access. First, patent procurement is complex and lengthy. The robust patent office review process takes many years. Second, the relevance of any patent is not known until the product has been fully developed and the nature of any competing products is known. This takes many years to unfold. Although the proposal states the requested report should exclude confidential information, publishing more detail on AbbVie’s patenting processes (beyond our existing disclosure discussed above) could threaten AbbVie’s competitive interests, given that the patent application process is confidential.

In sum, AbbVie already has existing robust disclosures and an additional report would not reveal anything of additional value to investors worthy of the burden it would pose.

The board of directors recommends that you vote AGAINST this proposal.

2023 Proxy Statement     |         85

ADDITIONAL INFORMATION

Corporate Governance Materials

AbbVie’s corporate governance guidelines with the outline of directorship qualifications; director independence guidelines; code of business conduct; and audit committee, compensation committee, nominations and governance committee, and public policy and sustainability committee charters are all available in the governance section of AbbVie’s investor relations website at www.abbvieinvestor.com.

Procedures for Approval of Related Person Transactions

It is AbbVie’s policy that the nominations and governance committee conduct a reasonable prior review and approve or disapprove of all transactions in which AbbVie participates and in which any related person has a direct or indirect material interest if such transaction involves or is expected to involve payments of $120,000 or more in the aggregate per fiscal year. Related person transactions requiring review by the nominations and governance committee pursuant to this policy are identified in:

●	questionnaires annually distributed to AbbVie’s directors and executive officers;
●	certifications submitted annually by AbbVie executive officers related to their compliance with AbbVie’s Code of Business Conduct; or
●	communications made directly by the related person to the chief financial officer or general counsel.

In determining whether to approve or disapprove a related person transaction, the nominations and governance committee will consider the following items, among others:

●	the related person’s relationship to AbbVie and interest in the transaction;
●	the material facts of the transaction, including the aggregate value of such transaction or, in the case of indebtedness, the amount of principal involved;
●	the benefits to AbbVie of the transaction;
●	if applicable, the availability of other sources of comparable products or services;
●	an assessment of whether the transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally;
●	whether a transaction has the potential to impair director independence; and
●	whether the transaction constitutes a conflict of interest.

This process is included in the nominations and governance committee’s written charter, which is available on the governance section of AbbVie’s investor relations website at www.abbvieinvestor.com.

Section 16(a) Beneficial Ownership Reporting Compliance

AbbVie believes that during 2022 its executive officers and directors timely complied with all filing requirements under Section 16(a) of the Securities Exchange Act of 1934.

Exclusive Forum

AbbVie is incorporated in the state of Delaware and Delaware law governs the relationship among its directors, officers, and stockholders (also known as the internal affairs doctrine). To provide for the orderly, efficient and cost-effective resolution of Delaware-law issues affecting AbbVie, the company’s Certificate of Incorporation provides that unless the board of directors otherwise determines, Delaware courts are the exclusive forum for cases involving the internal affairs doctrine, derivative actions brought on behalf of the company, claims for breach of fiduciary duty, and other matters concerning Delaware statutory and common law. The provision does not apply to any other cases brought against AbbVie. There is uncertainty as to whether a court would enforce the exclusive forum provision with respect to claims under the federal securities laws. The preceding paragraph is not an exhaustive description.

86         |     2023 Proxy Statement

ADDITIONAL INFORMATION

Other Matters

The board of directors knows of no other business to be transacted at the 2023 Annual Meeting of Stockholders, but if any other matters do come before the meeting, it is the intention of the persons named in the accompanying proxy to vote or act with respect to them in accordance with their best judgment.

Deadlines for Notice of Stockholder Actions to be Considered at the 2024 Annual Meeting of Stockholders

Stockholder Proposals to be Included in AbbVie’s 2024 Proxy Statement (Rule 14a-8)

Stockholders interested in submitting proposals for inclusion in our proxy materials and for presentation at the 2024 Annual Meeting may do so by following the procedures set forth in Rule 14a-8 under the Exchange Act. In general, to be eligible for inclusion in our proxy materials, Rule 14a-8 shareholder proposals must be received by AbbVie no later than November 21, 2023.

Stockholder Nominations to be Included in AbbVie’s 2024 Proxy Statement (“Proxy Access”)

AbbVie adopted a proxy access By-Law provision to permit a stockholder, or a group of up to 20 stockholders, continuously owning shares of our company for at least 3 years and representing an aggregate of at least 3% of the outstanding shares of common stock, to nominate and include in our proxy materials director nominee(s) constituting up to 25% of the total number of the directors in office, provided that the stockholder(s) and the nominee(s) satisfy the requirements in our By-Laws. Notice must include certain information required by Section 2.13 of AbbVie’s By-Laws. To be timely for the 2024 Annual Meeting, this written notice must be received by AbbVie no earlier than October 22, 2023 and no later than November 21, 2023 and must include the specific information required by, and otherwise comply with the requirements of, our By-Laws.

Stockholder Nominations and Stockholder Proposals for Presentation at AbbVie’s 2024 Annual Meeting

Stockholders who wish to nominate one or more individuals to serve as directors or to bring a proposal of business before the 2024 Annual Meeting (other than nominations pursuant to the “proxy access” provisions of our By-Laws or a stockholder proposal in accordance with Rule 14a-8), must be a stockholder of record and must notify AbbVie and provide the information required by Sections 2.8 and 2.9, if applicable, of our By-Laws. The notice must be delivered to AbbVie no earlier than the close of business on January 5, 2024 and no later than the close of business on February 5, 2024. However, if the date of our 2024 Annual Meeting is more than 30 days before or more than 60 days after the first anniversary of the date of the 2023 Annual Meeting, then such notice must be delivered to AbbVie no earlier than the close of business on the 120th calendar day prior to the date of the 2024 Annual Meeting and not later than the close of business on the later of the 90th calendar day prior to the date of the 2024 Annual Meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of the 2024 Annual Meeting, the 10th day following the day on which we first publicly announce the date of such meeting. Any such notice must also comply with the timing, disclosure, procedural and other requirements as set forth in our By-Laws.

In addition to satisfying the requirements under the By-Laws described in the immediately preceding paragraph, to comply with the universal proxy rules under the Exchange Act, any stockholder who intends to solicit proxies in support of director nominees other than the Board’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 6, 2024. However, if the date of the 2024 Annual Meeting is more than 30 days before or after the anniversary of the date of the 2023 Annual Meeting, then such notice must be delivered by the later of (x) the 10th day following the day we first publicly announce the date of the 2024 Annual Meeting and (y) the date which is 60 days prior to the date of the 2024 Annual Meeting.

Householding of Proxy Materials

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries (such as brokers or banks) to satisfy the delivery requirements for proxy statements with respect to two or more security holders sharing the same address by delivering a single Notice or proxy statement addressed to those security

2023 Proxy Statement     |         87

ADDITIONAL INFORMATION

holders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for security holders and cost savings for companies.

Several brokers and banks with accountholders who are AbbVie stockholders will be “householding” our proxy materials. As indicated in the notice provided by these brokers to AbbVie stockholders, a single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from an affected stockholder. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and you prefer to receive a separate proxy statement, please notify your broker, or contact Broadridge Financial Solutions at 1-866-540-7095, or write to us at Investor Relations, AbbVie Inc., 1 North Waukegan Road, North Chicago, Illinois 60064. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker or bank.

Cautionary Statement Regarding Forward-Looking Statements

Some statements in this proxy statement are, or may be considered, forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. The words "believe," "expect," "anticipate," "project" and similar expressions and uses of future or conditional verbs, generally identify forward-looking statements. AbbVie cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those expressed or implied in the forward-looking statements. Such risks and uncertainties include, but are not limited to, challenges to intellectual property, competition from other products, difficulties inherent in the research and development process, adverse litigation or government action, and changes to laws and regulations applicable to our industry. Additional information about the economic, competitive, governmental, technological and other factors that may affect AbbVie's operations is set forth in Item 1A, "Risk Factors," of AbbVie's 2021 Annual Report on Form 10-K, which has been filed with the Securities and Exchange Commission, as updated by its Quarterly Reports on Form 10-Q and in other documents that AbbVie subsequently files with the Securities and Exchange Commission that update, supplement or supersede such information. AbbVie undertakes no obligation, and specifically declines, to release publicly any revisions to forward-looking statements as a result of subsequent events or developments, except as required by law.

General

It is important that proxies be returned promptly. Stockholders are urged to vote, regardless of the number of shares of AbbVie common stock owned. Stockholders may vote by telephone, by Internet, or by mail if a printed version of the proxy card was received or requested. Stockholders who vote by telephone or the Internet do not need to return a proxy card.

The Annual Meeting will be held on Friday, May 5, 2023 at 9:00 a.m. CT. This year’s Annual Meeting will be a virtual meeting of stockholders. It is important to us that our stockholders be able to engage with the company and its executives during the annual meeting. AbbVie held virtual stockholder meetings in recent years and generally received positive feedback from investors. We found that more stockholders were able to attend and our executive leadership team was able to answer more stockholder questions than in prior years, when the company held in-person meetings. A virtual meeting allows more stockholders to attend the meeting equally and without cost, from anywhere around the globe. At the 2023 virtual meeting, stockholders will be able to attend the Annual Meeting, vote, and submit questions via live webcast by visiting www.virtualshareholdermeeting.com/ ABBV2023. Consistent with prior practice at our in-person meetings, we will address as many stockholder-submitted question topics as time permits. If we do not have time to address a specific question, a member of our governance team will follow-up with the stockholder(s) after the meeting. The virtual meeting website can be accessed on a computer, tablet, or phone with internet connection. For stockholders without access to the internet, you may listen to the Annual Meeting by telephone at 1-877-328-2502 (USA) or 1-412-317-5419 (International). AbbVie will make any required list of stockholders available during the meeting. Closed captioning will be available on the meeting platform.

88         |     2023 Proxy Statement

ADDITIONAL INFORMATION

On the day of the Annual Meeting, stockholders may begin to log in to the online virtual annual meeting platform beginning at 8:45 a.m. Central Time, and the meeting will begin promptly at 9:00 a.m. Central Time. Please allow ample time for online login. If you encounter any difficulties accessing the virtual meeting or during the meeting time, please call 1-844-986-0822 (USA) or 1-303-562-9302 (International) for technical support.

To be admitted to the Annual Meeting at www.virtualshareholdermeeting.com/ABBV2023, you must enter the control number found on your proxy card, voting instruction form or notice you received. You may vote during the Annual Meeting by following the instructions available on the meeting website during the meeting.

By order of the board of directors. PERRY C. SIATIS SECRETARY

2023 Proxy Statement     |         89

INFORMATION ABOUT THE ANNUAL MEETING

Who Can Vote

Stockholders of record at the close of business on March 6, 2023 will be entitled to notice of and to vote during the Annual Meeting. As of March 6, 2023, AbbVie had [ ] outstanding shares of common stock, which are AbbVie’s only outstanding voting securities. Each stockholder has one vote per share. Stockholders do not have the right to vote cumulatively in electing directors.

Notice and Access

In accordance with the Securities and Exchange Commission (SEC) e-proxy rules, AbbVie mailed a Notice of Internet Availability of Proxy Materials (the “Notice”) to stockholders in March 2023. The Notice describes the matters to be considered at the Annual Meeting and how stockholders can access the proxy materials online. It also provides instructions on how stockholders can vote their shares. If you received the Notice, you will not receive a printed version of the proxy materials unless you request one. If you would like to receive a printed version of the proxy materials, free of charge, please follow the instructions on the Notice.

Voting by Proxy

AbbVie’s stockholders may vote their shares by telephone, the Internet, or during the Annual Meeting. If you vote by telephone or the Internet, you do not need to return your proxy card. The instructions for voting can be found on the Notice, on the website listed in the Notice, and, if you received one, on your proxy card. If you requested a printed version of the proxy card, you may also vote by mail.

Revoking a Proxy

You may revoke your proxy by voting during the Annual Meeting or, at any time prior to the meeting:

●	by delivering a written notice to the secretary of AbbVie,
●	by delivering an authorized proxy with a later date, or
●	by voting by telephone or the Internet after you have given your proxy.

Discretionary Voting Authority

Unless otherwise specified in accordance with the instructions on the proxy, the persons named in the proxy will vote the shares of AbbVie common stock covered by proxies they receive to elect the three nominees named in Item 1 on the proxy card. If a nominee becomes unavailable to serve, the shares will be voted for a substitute designated by the board of directors or for fewer than three nominees if, in the judgment of the proxy holders, such action is necessary or desirable.

Where a stockholder has specified a choice for or against the proposals to be presented at the Annual Meeting or if the stockholder has chosen to abstain, the shares of AbbVie common stock represented by the proxy will be voted (or not voted) as specified. Where no choice has been specified, the proxy will be voted FOR the ratification of Ernst & Young LLP as auditors, FOR the approval of executive compensation, FOR the management proposal to eliminate supermajority voting, and AGAINST each of the stockholder proposals.

The board of directors is not aware of any other issue that may properly be brought before the meeting. If other matters are properly brought before the meeting, the accompanying proxy will be voted in accordance with the judgment of the proxy holders.

Quorum and Vote Required to Approve Each Item on the Proxy

A majority of the outstanding shares entitled to vote generally in the election of directors, represented in person or by proxy, constitutes a quorum. Directors are elected by stockholders in an uncontested election if a majority of

90         |     2023 Proxy Statement

INFORMATION ABOUT THE ANNUAL MEETING

the votes cast are “for” a director’s re-election at the Annual Meeting, excluding abstentions and broker non-votes. For other matters, the affirmative vote of a majority of the shares represented, in person or by proxy, at the meeting and entitled to vote on a matter shall be the act of the stockholders with respect to that matter; except for the management proposal to eliminate supermajority voting, which requires the affirmative vote of shares representing not less than eighty percent (80%) of the outstanding shares of capital stock of AbbVie entitled to vote generally in the election of directors pursuant to Article XI of AbbVie’s Amended and Restated Certificate of Incorporation.

Effect of Broker Non-Votes and Abstentions

A proxy submitted by an institution such as a broker or bank that holds shares for the account of a beneficial owner may indicate that all or a portion of the shares represented by that proxy are not being voted with respect to a particular matter. This could occur, for example, when the broker or bank is not permitted to vote those shares in the absence of instructions from the beneficial owner of the stock. These “non-voted shares” will be considered shares not present and, therefore, not entitled to vote on those matters, although these shares may be considered present and entitled to vote for other purposes. Brokers and banks have discretionary authority to vote shares in the absence of instructions on matters the New York Stock Exchange considers “routine,” such as the ratification of the appointment of the auditors. They do not have discretionary authority to vote shares in absence of instructions on “non-routine” matters. The election of directors, the advisory vote on the approval of executive compensation, the management proposal to eliminate supermajority voting, and the stockholder proposals are considered “non-routine” matters. Non-voted shares will not affect the determination of the outcome of the vote on any matter to be decided at the meeting. Shares represented by proxies that are present and entitled to vote on a matter but that have elected to abstain from voting on that matter, other than the election of directors, will have the effect of votes against that matter.

Inspectors of Election

The inspectors of election and the tabulators of all proxies, ballots, and voting tabulations that identify stockholders are independent and are not AbbVie employees.

Cost of Soliciting Proxies

AbbVie will bear the cost of making solicitations from its stockholders and will reimburse banks and brokerage firms for out-of-pocket expenses incurred in connection with this solicitation. Proxies may be solicited by mail, telephone, Internet, or in person by directors, officers, or employees of AbbVie and its subsidiaries.

AbbVie has retained Alliance Advisors LLC to aid in the solicitation of proxies, at an estimated cost of $19,000 plus reimbursement for reasonable out-of-pocket expenses.

AbbVie Savings Plan

Participants in the AbbVie Savings Plan will receive voting instructions for their shares of AbbVie common stock held in the AbbVie Savings Plan Trust. The Trust is administered by both a trustee and an investment committee. The trustee is Empower Trust Company, LLC. The members of the investment committee are Demetris Crum, Wayne Klintworth, and William H.S. Preece, employees of AbbVie. The voting power with respect to the shares is held by and shared between the investment committee and the participants. The investment committee must solicit voting instructions from the participants and follow the voting instructions it receives. The investment committee may use its own discretion with respect to those shares of AbbVie common stock for which no voting instructions are received.

2023 Proxy Statement     |         91

Appendix A

Proposed Certificate of Amendment to the Amended and Restated Certificate of Incorporation of AbbVie Inc.

The text of the proposed amendment is marked to reflect the proposed changes.

AbbVie Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

1. Articles VIII and XI of AbbVie’s Amended and Restated Certificate of Incorporation are amended to read as follows:

ARTICLE VIII

AMENDMENTS TO BY-LAWS

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the By-laws of the Corporation (the “By-laws”) may be altered, amended or repealed, in whole or in part, and new By-laws may be adopted, (i) by the affirmative vote of shares representing a majority of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors; provided, however, ~~that any proposed alteration, amendment or repeal of, or the adoption of any By-law inconsistent with, Sections 2.2, 2.12, 3.2, 3.3, 3.10 or 3.11, Article VII or Article X of the By-laws (in each case, as in effect on the date hereof), or the alteration, amendment or repeal of, or the adoption of any provision inconsistent with this sentence, may only be made by the affirmative vote of shares representing not less than eighty percent (80%) of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors; and provided further~~, ~~however~~, that in the case of any such stockholder action at a meeting of stockholders, notice of the proposed alteration, amendment, repeal or adoption of the new By-law or By-laws must be contained in the notice of such meeting, or (ii) by action of the Board of Directors of the Corporation; provided, however, that the case of any such action at a meeting of the Board of Directors, notice of the proposed alteration, amendment, repeal or adoption of the new By-law or By-laws must be given not less than two days prior to the meeting.

* * *

ARTICLE XI

AMENDMENTS

The Corporation reserves the right to amend, alter or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are subject to this reservation. ~~In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware as they presently exist or may hereafter be amended, subject to any limitations contained elsewhere in this Amended and Restated Certificate of Incorporation, the Corporation may from time to time adopt, amend or repeal any provisions of this Amended and Restated Certificate of Incorporation; provided, however, that any proposed alteration, amendment or repeal of, or the adoption of any provision inconsistent with, Article VI and Article VII of this Amended and Restated Certificate of Incorporation (in each case, as in effect on the date hereof), or the alteration, amendment or repeal of, or the adoption of any provision inconsistent with this sentence, may only be made by the affirmative vote of shares representing not less than eighty percent (80%) of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors.~~

2. The foregoing amendment to the Amended and Restated Certificate of Incorporation of the Corporation was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation to be executed by the undersigned officer, duly authorized, as of the      day of          2023.

AbbVie Inc.

By:
Name:
Title:

2023 Proxy Statement     |         A-1

Appendix B

AbbVie Inc.

Reconciliation of GAAP Reported to Non-GAAP Adjusted Information

Year Ended December 31, 2022

(Unaudited) (In millions, except per share data)

Non-GAAP Financial Results

Financial results are presented on both a reported and a non-GAAP basis. Reported results were prepared in accordance with GAAP and include all revenues and expenses recognized during the period. Non-GAAP results adjust for certain non-cash items and for factors that are unusual or unpredictable, and exclude those costs, expenses, and other specified items. AbbVie’s management believes non-GAAP financial measures provide useful information to investors regarding AbbVie’s results of operations and assist management, analysts, and investors in evaluating the performance of the business. Non-GAAP financial measures should be considered in addition to, and not as a substitute for, measures of financial performance prepared in accordance with GAAP.

In 2022, AbbVie modified its presentation of non-GAAP financial measures and began to include the impact of upfront and milestone payments related to collaborations, licensing agreements, and other asset acquisitions in its reported non-GAAP financial measures. Additionally, the company changed its classification of development milestone expense in the consolidated statement of earnings. Milestone payments incurred prior to regulatory approval, which were previously included in Research and development expense, are now be presented as Acquired IPR&D and milestones expense. The company believes this presentation will assist users of the financial statements to better understand the total upfront and subsequent development milestone payments incurred to acquire in-process research and development projects. Prior period results are revised to conform to the new presentation.

Business Performance Highlights Reconciliations

1.	Net Revenues since 2013 Inception and Compound Annual Growth Rate

											2022‑ 2013
	2022	2021	2020	2019	2018	2017	2016	2015	2014	2013	CAGR
As reported (GAAP)	$58,054	$56,197	$45,804	$33,266	$32,753	$28,216	$25,638	$22,859	$19,960	$18,790	13.4%
Adjusted for specified items:	—	—	—	—	—	—	(34)	—	(81)	—	—
As adjusted (non‑GAAP)	$58,054	$56,197	$45,804	$33,266	$32,753	$28,216	$25,604	$22,859	$19,879	$18,790	13.4%

The 2016 specified revenue item represents prior period royalty revenue related to a patent lawsuit settlement. The 2014 net revenue specified item reflects royalty income from prior periods recognized as a result of the settlement of a licensing arrangement.

2.	Diluted Earnings Per Share Compound Annual Growth Rate and Operating Margin Expansion since 2013 Inception

	Earnings Per Share			Operating Margin Expansion
			2022‑2013				2022‑2021	2022‑2013
	2022	2013	CAGR	2022	2021	2013	Expansion	Expansion
As reported (GAAP)	$6.63	$2.56	11.2%	31.2%	31.9%	30.1%	(70) bps	110 bps
Adjusted for specified items:	7.14	0.37		20.8	15.5	4.4	530 bps	1,640 bps
As adjusted (non‑GAAP)	$13.77	$2.93	18.8%	52.0%	47.4%	34.5%	460 bps	1,750 bps

2023 Proxy Statement     |         B-1

3.	Net Revenues Increase over 2021

Net Revenues
As reported (GAAP)	3.3%
Adjusted for foreign exchange:	1.8
As adjusted (non‑GAAP)	5.1%

4.	2022 Gross Margin

Gross Margin
As reported (GAAP)	70.0%
Adjusted for specified items:	15.2
As adjusted (non‑GAAP)	85.2%

5.	Diluted Earnings Per Share since 2013 Inception

	2022	2021	2020	2019	2018	2017	2016	2015	2014	2013
As reported (GAAP)	$6.63	$6.45	$2.72	$5.28	$3.66	$3.30	$3.63	$3.13	$1.10	$2.56
Adjusted for specified items:
Intangible asset amortization	3.61	3.60	2.87	0.86	0.69	0.51	0.38	0.20	0.18	0.23
Separation costs	—	—	—	—	—	—	—	0.13	0.24	0.10
Pylera Divestiture	(0.07)	—	—	—	—	—	—	—	—	—
Reata divestiture	—	—	—	(0.20)	—	—	—	—	—	—
Stemcentrx‑related impairment	—	—	—	0.56	2.66	—	—	—	—	—
Charitable contribution	—	—	—	—	0.18	—	—	—	—	—
Acquisition related costs	0.43	0.12	1.81	0.23	—	0.03	0.16	0.25	—	—
Shire transaction and termination costs	—	—	—	—	—	—	—	0.10	1.12	—
Change in fair value of contingent consideration	1.55	1.50	3.43	2.14	0.31	0.39	0.14	—	—	—
Litigation matters	1.13	0.14	—	(0.28)	0.18	0.18	—	0.08	—	—
Intangible asset impairment	0.34	—	—	—	—	0.15	—	—	—	—
Venezuela devaluation loss	—	—	—	—	—	—	0.18	—	—	—
Revaluation due to Section 987 tax law change	—	—	—	—	—	—	0.12	—	—	—
Impacts related to tax law changes and audit settlements	(0.18)	(0.15)	(1.14)	(0.27)	(0.49)	0.71	—	—	—	—
Other	0.33	0.17	0.07	0.30	0.05	0.04	0.06	0.28	0.05	0.04
As adjusted (non‑GAAP)	$13.77	$11.83	$9.76	$8.62	$7.24	$5.31	$4.67	$4.17	$2.69	$2.93

6.	R&D Expense since 2013 Inception

	2022	2021	2020	2019	2018	2017	2016	2015	2014	2013
As reported (GAAP)	$6,510	$6,922	$6,379	$6,302	$10,192	$4,864	$4,305	$4,155	$3,257	$2,855
Adjusted for specified items:	(75)	(404)	(549)	(1,313)	(5,099)	(10)	(134)	(538)	(5)	(24)
As adjusted (non‑GAAP)	$6,435	$6,518	$5,830	$4,989	$5,093	$4,854	$4,171	$3,617	$3,252	$2,831

B-2         |     2023 Proxy Statement

7.Adjusted R&D Investment since 2013 Inception

	2022	2021	2020	2019	2018	2017	2016	2015	2014	2013	Total
R&D Expense as adjusted (non-GAAP)	$6,435	$6,518	$5,830	$4,989	$5,093	$4,854	$4,171	$3,617	$3,252	$2,831	$47,590
Acquired IPR&D and milestones expense, as reported (GAAP)	697	1,124	1,376	490	561	470	280	280	392	338	6,008
Calico collaboration expense, as reported (GAAP)	—	500	—	—	500	—	—	—	750	—	1,750
Total adjusted R&D investment	$7,132	$8,142	$7,206	$5,479	$6,154	$5,324	$4,451	$3,897	$4,394	$3,169	$55,348

2022 Performance Results for Financial Goals Reconciliations

	Net	Income Before	Operating	Net
	Revenues*	Taxes	Margin	Earnings**
As reported (GAAP)	$58,054	$13,477	$18,117	$11,836
Adjusted for specified items:
Intangible asset amortization	—	7,689	7,689	6,430
Acquisition and integration costs	—	810	810	766
Acquired IPR&D and milestones	—	697	697	682
Pylera divestiture	—	(172)	(172)	(126)
Change in fair value of contingent consideration	—	2,761	—	2,770
Litigation matters	—	2,506	2506	2,028
Intangible asset impairment	—	770	770	604
Other	—	429	463	289
Adjusted for Humira net revenues	(21,237)	—	—	—
Adjusted for foreign exchange	782	187	79	—
As adjusted (non-GAAP)	$37,599	$29,154	$30,959	$25,279

*Net revenues are adjusted as outlined in the table to calculate the Platform Revenue performance results.
**Represents net earnings attributable to AbbVie Inc.

Acquisition and integration costs primarily include costs related to the Allergan acquisition. Acquired IPR&D and milestones represents initial costs and subsequent development milestones incurred to acquire rights to in-process R&D projects through R&D collaborations, licensing arrangements or other asset acquisitions. Other primarily includes restructuring charges associated with streamlining global operations, the impact of tax law changes and certain other tax related items.

2023 Proxy Statement     |         B-3

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. D95713-P86462 ! ! ! For All Withhold All For All Except For Against Abstain To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. ABBVIE INC. 1 NORTH WAUKEGAN ROAD NORTH CHICAGO, IL 60064 ABBVIE INC. 01) Robert J. Alpern 02) Melody B. Meyer 03) Frederick H. Waddell 1. Election of Class II Directors Nominees: The Board of Directors recommends you vote FOR the following: 2. Ratification of Ernst & Young LLP as AbbVie's independent registered public accounting firm for 2023 4. Approval of a management proposal regarding amendment of the certificate of incorporation to eliminate supermajority voting 3. Say on Pay – An advisory vote on the approval of executive compensation The Board of Directors recommends you vote FOR the following proposals: For Against Abstain The Board of Directors recommends you vote AGAINST the shareholder proposals: 8. Stockholder Proposal – to Issue a Report on Patent Process 5. Stockholder Proposal – to Implement Simple Majority Vote 6. Stockholder Proposal – to Issue an Annual Report on Political Spending 7. Stockholder Proposal – to Issue an Annual Report on Lobbying Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on Thursday, May 4, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/ABBV2023 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on Thursday, May 4, 2023. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. SCAN TO VIEW MATERIALS & VOTEw

D95714-P86462 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com. ABBVIE INC. Annual Meeting of Stockholders May 5, 2023 9:00 AM CT This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Richard A. Gonzalez and Perry C. Siatis, or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of AbbVie Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM CT on Friday, May 5, 2023, held virtually at www.virtualshareholdermeeting.com/ABBV2023, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. D95715-P86462 ! ! ! For All Withhold All For All Except For Against Abstain To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. ABBVIE INC. 1 NORTH WAUKEGAN ROAD NORTH CHICAGO, IL 60064 ABBVIE INC. 01) Robert J. Alpern 02) Melody B. Meyer 03) Frederick H. Waddell 1. Election of Class II Directors Nominees: The Board of Directors recommends you vote FOR the following: 2. Ratification of Ernst & Young LLP as AbbVie's independent registered public accounting firm for 2023 4. Approval of a management proposal regarding amendment of the certificate of incorporation to eliminate supermajority voting 3. Say on Pay – An advisory vote on the approval of executive compensation The Board of Directors recommends you vote FOR the following proposals: For Against Abstain The Board of Directors recommends you vote AGAINST the shareholder proposals: 8. Stockholder Proposal – to Issue a Report on Patent Process 5. Stockholder Proposal – to Implement Simple Majority Vote 6. Stockholder Proposal – to Issue an Annual Report on Political Spending 7. Stockholder Proposal – to Issue an Annual Report on Lobbying Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! SCAN TO VIEW MATERIALS & VOTEw VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on Tuesday, May 2, 2023. Follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on Tuesday, May 2, 2023. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

D95716-P86462 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com. ABBVIE INC. ABBVIE SAVINGS PLAN Annual Meeting of Stockholders May 5, 2023 9:00 AM CT This proxy is solicited by the Board of Directors Participants in the AbbVie Savings Plan will receive a voting instruction card for their shares of AbbVie Inc. common stock held in the AbbVie Savings Plan Trust. The Trust is administered by both a trustee and an investment committee. The trustee is Great-West Trust Company, LLC. The members of the investment committee are Demetris Crum, Wayne Klintworth, and William H.S. Preece, employees of AbbVie. The voting power with respect to the shares is held by and shared between the investment committee and the participants. The investment committee must solicit voting instructions from the participants and follow the voting instructions it receives. The investment committee may use its own discretion with respect to those shares of AbbVie common stock for which no voting instructions are received. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side